UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

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Proxy Statement Pursuant to Section 14(a)

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DexCom, Inc.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 13, 2015

To Our Stockholders:

You are cordially invited to attend the 2015 Annual Meeting of Stockholders of DexCom, Inc. to be held at DexCom’s offices located at 6310 Sequence Drive, San Diego, California 92121, on May 28, 2015, at 2:00 p.m. local time.

The matters expected to be acted upon at the meeting are described in detail in the following Notice of Annual Meeting of Stockholders and Proxy Statement.

We are using the Internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a notice with instructions for accessing the proxy materials and voting via the Internet. The notice also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose.

Whether or not you plan to attend the annual meeting, please vote as soon as possible. As an alternative to voting in person at the annual meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. Voting by any of these methods will ensure your representation at the annual meeting.

We look forward to seeing you at the meeting.

Sincerely,

Kevin Sayer
President and Chief Executive Officer

YOUR VOTE IS IMPORTANT

In order to ensure your representation at the annual meeting, you may submit your proxy and voting instructions via the Internet at www.proxyvote.com or by telephone, or, if you receive a paper proxy card and voting instructions by mail, you may vote your shares by completing, signing and dating the proxy card as promptly as possible and returning it in the enclosed envelope (to which no postage need be affixed if mailed in the United States). Please refer to the section entitled “Voting via the Internet, by Telephone or by Mail” on page 2 of the Proxy Statement for a description of these voting methods. If your shares are held by a bank, brokerage firm or other holder of record (your record holder) and you have not given your record holder instructions to do so, your record holder will NOT be able to vote your shares with respect to any matter other than ratification of the appointment of DexCom’s independent registered public accounting firm. We strongly encourage you to vote.

DEXCOM, INC.

6340 Sequence Drive

San Diego, California 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 28, 2015

Dear Stockholder:

You are cordially invited to attend the 2015 Annual Meeting of Stockholders of DexCom, Inc., a Delaware corporation. The meeting will be held on May 28, 2015 at 2:00 p.m. local time at our offices located at 6310 Sequence Drive, San Diego, California 92121, for the following purposes:

1. To elect three Class I directors to hold office until our 2018 Annual Meeting of Stockholders. DexCom’s Board of Directors has nominated the following persons for election as Class I directors:

Terrance H. Gregg

Kevin Sayer

Nicholas Augustinos

2. To ratify the selection by the audit committee of our Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

3. To hold a non-binding vote on an advisory resolution to approve executive compensation.

4. To approve our 2015 Equity Incentive Plan.

5. To approve our 2015 Employee Stock Purchase Plan.

6. To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the annual meeting is April 2, 2015. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof. A list of stockholders entitled to vote at the annual meeting will be available for inspection at DexCom’s principal executive offices at the address listed above.

Whether or not you plan to attend the annual meeting, please vote as soon as possible. As an alternative to voting in person at the annual meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing a completed proxy card. For detailed information regarding voting instructions, please refer to the section entitled “Voting via the Internet, by Telephone or by Mail” on page 2 of the Proxy Statement. You may revoke a previously delivered proxy at any time prior to the annual meeting. If you decide to attend the annual meeting and wish to change your proxy vote, you may do so automatically by voting in person at the annual meeting.

By Order of the Board of Directors

Kevin Sayer
President and Chief Executive Officer

San Diego, California

April 13, 2015

DEXCOM, INC.

6340 Sequence Drive

San Diego, California 92121

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 28, 2015

VOTING

Voting Rights

Only stockholders of record of DexCom, Inc. (“DexCom” or the “Company”) common stock on April 2, 2015, the record date, will be entitled to vote at the annual meeting. Each holder of record will be entitled to one vote on each matter for each share of common stock held on the record date. On the record date, there were 79,191,456 shares of common stock outstanding.

The holders of a majority of the outstanding shares of common stock entitled to vote at the annual meeting must be present or represented by proxy at the annual meeting in order to have a quorum. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the annual meeting. A broker non-vote occurs when a bank, broker or other holder of record holding shares for a beneficial owner submits a proxy for the annual meeting but does not vote on a particular proposal, except for Proposal No. 2, because that holder does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner. If the persons present or represented by proxy at the annual meeting constitute the holders of less than a majority of the outstanding shares of common stock entitled to vote at the annual meeting, the annual meeting may be adjourned by the chairperson of the annual meeting to a subsequent date for the purpose of obtaining a quorum.

In an election of directors, our Bylaws and our Corporate Governance Principles require that directors must be elected by a majority of the votes cast in uncontested elections. This means that the number of votes cast “For” a director nominee must exceed the number of votes cast “Against” that nominee. Abstentions and, if applicable, broker non-votes are not counted as votes “For” or “Against” a director nominee and have no effect on the election of directors. Each current director and any director nominee must, promptly following such person’s election or re-election, submit to the Board an irrevocable resignation effective upon such person’s failure to receive the required vote at the next annual meeting at which they face re-election. Following an uncontested election in which any nominee who does not receive a majority of votes cast “For” his or her election, the Board is required to decide whether to accept such resignation, and it will disclose its decision-making process. In contested elections, the required vote would be a plurality of votes cast. Full details of this policy are set forth in our Corporate Governance Principles, which is available at http://investor.shareholder.com/dexcom/governance.cfm.

The other proposals require the approval of a majority of shares present and entitled to vote on the matter either in person or by proxy. Abstentions and broker non-votes will not be counted for any purpose in determining whether these proposals have been approved.

On each matter to be voted upon, stockholders of record have one vote for each share of common stock owned by them as of the close of business on April 2, 2015, the record date for the annual meeting. Stockholders may not cumulate votes in the election of directors.

Admission to Meeting

You are entitled to attend the annual meeting if you were a stockholder of record or a beneficial owner of our common stock as of April 2, 2015, the record date, or you hold a valid legal proxy for the annual meeting. If you are a stockholder of record, you may be asked to present valid picture identification, such as a driver’s license or passport, for admission to the annual meeting.

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

Recommendations of the Board of Directors

DexCom’s Board of Directors recommends that you vote:

•	FOR each of the nominees of the Board of Directors (Proposal No. 1);

•	FOR the ratification of the appointment of Ernst & Young LLP as DexCom’s independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal No. 2);

•	FOR the non-binding advisory resolution to approve executive compensation (Proposal No. 3);

•	FOR the adoption of our 2015 Equity Incentive Plan (Proposal No. 4); and

•	FOR the adoption of our 2015 Employee Stock Purchase Plan (Proposal No. 5).

Voting via the Internet, by Telephone or by Mail

Holders of shares of DexCom common stock whose shares are registered in their own name with DexCom’s transfer agent, American Stock Transfer & Trust Company, are record holders. As an alternative to voting in person at the annual meeting, record holders may vote via the Internet, by telephone or, for those stockholders who receive a paper proxy card in the mail, by mailing a completed proxy card.

For those record holders who receive a paper proxy card, instructions for voting via the Internet, telephone or by mail are set forth on the proxy card. If you are a stockholder who elects to vote by mail, you should sign and mail the proxy card in the addressed, postage paid envelope that was enclosed with the proxy materials, and your shares will be voted at the annual meeting in the manner you direct. In the event that you return a signed proxy card on which no directions are specified, your shares will be voted FOR each of the nominees of the Board of Directors (Proposal No. 1), FOR the ratification of the appointment of Ernst & Young LLP as DexCom’s independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal No. 2), FOR the non-binding advisory resolution to approve executive compensation (Proposal No. 3), FOR the adoption of our 2015 Equity Incentive Plan (Proposal No. 4) and FOR the adoption of our 2015 Employee Stock Purchase Plan (Proposal No. 5), and in the discretion of the proxy holders as to any other matters that may properly come before the annual meeting or any postponement or adjournment of the annual meeting.

DexCom stockholders whose shares are not registered in their own name with American Stock Transfer & Trust, are beneficial holders of shares held in street name. Such shares may be held in an account at a bank or at a brokerage firm (your record holder). As the beneficial holder, you have the right to direct your record holder on how to vote your shares, and you will receive instructions from your record holder that must be followed in order for your record holder to vote your shares per your instructions. Many banks and brokerage firms have a process for their beneficial holders to provide instructions via the Internet or by telephone. If Internet or telephone voting is unavailable from your record holder, simply complete and mail the voting instruction card provided to you by your record holder to ensure that your vote is counted. If your shares are held beneficially in street name and you have not given your record holder voting instructions, your record holder will not be able to vote your shares with respect to any matter other than ratification of the appointment of DexCom’s independent registered public accounting firm. Shares held beneficially in street name may be voted by you in person at the annual meeting only if you obtain a legal proxy from your record holder giving you the right to vote such shares in person at the annual meeting.

For those stockholders who receive a Notice (described under “Internet Availability of Proxy Materials” below), the Notice provides information on how to access your proxy on the Internet, which contains instructions on how to vote via the Internet or by telephone. If you received a Notice, you can request a printed copy of your proxy materials by following the instructions contained in the Notice.

Revocation of Proxies

You may revoke or change a previously delivered proxy at any time before the annual meeting by delivering another proxy with a later date, by voting again via the Internet or by telephone, or by delivering written notice of revocation of your proxy to DexCom’s Secretary at DexCom’s principal executive offices before the beginning of the annual meeting. You may also revoke your proxy by attending the annual meeting and voting in person, although attendance at the annual meeting will not, in and of itself, revoke a valid proxy that was previously delivered. If you hold shares through a bank or brokerage firm, you must contact that bank or brokerage firm to revoke any prior voting instructions. You also may revoke any prior voting instructions by voting in person at the annual meeting if you obtain a legal proxy as described under “Admission to Meeting” above.

Results of Annual Meeting

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in a current report on Form 8-K no later than four business days after the date the annual meeting ends.

INTERNET AVAILABILITY OF PROXY MATERIALS

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we are using the Internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our Proxy Statement and annual report, and voting via the Internet. The Notice also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. This makes the proxy distribution process more efficient and less costly, and helps conserve natural resources.

PROPOSAL 1

ELECTION OF DIRECTORS

As of the date of mailing of this Proxy Statement, our Board of Directors (the “Board of Directors” or “Board”) consists of nine members and is divided into three classes, each of which has a three-year term. Class I currently consists of Terrance H. Gregg, Kevin Sayer and Nicholas Augustinos, Class II currently consists of Jay S. Skyler, Barbara E. Kahn and Steven R. Altman, and Class III currently consists of Mark Foletta, Jonathan T. Lord and Eric J. Topol. Three Class I directors are to be elected at this annual meeting to serve until our 2018 Annual Meeting of Stockholders and until their successors are duly elected and qualified, or until their death, resignation or removal. The terms of the directors in Classes II and III expire at our 2016 and 2017 Annual Meetings of Stockholders, respectively.

The nominees for Class I directors are Terrance H. Gregg, Kevin Sayer and Nicholas Augustinos. Messrs. Gregg, Sayer and Augustinos are current directors. Mr. Gregg was originally elected by our stockholders to the Board in May 2005, Mr. Sayer, who is also our President and Chief Executive Officer, was appointed by the Board in November 2007 and Mr. Augustinos was appointed by the Board in November 2009. Each of Messrs. Gregg, Sayer and Augustinos has agreed to continue to serve as directors if elected, and we have no reason to believe that the nominees will be unable to serve.

Directors are elected by a majority of votes cast in an uncontested election. A majority of the votes cast means that the number of votes cast “For” a director nominee must exceed the number of votes cast “Against” that nominee. In contested elections (an election in which the number of nominees for election as director is greater than the number of directors to be elected) the vote standard would be a plurality of the votes cast.

In accordance with our Corporate Governance Principles (available on our website at http://investor.shareholder.com/dexcom/governance.cfm, the Board will nominate for election only candidates who agree, if elected, to tender, promptly following such person’s election or re-election, an irrevocable resignation that will be effective upon (i) such person’s failure to receive the required vote at the next annual meeting at which they face re-election, and (ii) the Board’s acceptance of such resignation, at which point, any unvested portion of annual equity grants to a director whose resignation becomes effective shall become fully vested. In addition, the Board will fill director vacancies and new directorships only with candidates who agree to tender the same form of resignation promptly following their appointment to the Board. Each of Messrs. Gregg, Sayer and Augustinos has provided an irrevocable resignation.

If an incumbent director fails to receive the required vote for election, then, within 90 days following certification of the stockholder vote, the Board will disclose its decision-making process and decision regarding whether to accept the director’s resignation offer (or the reason(s) for rejecting the resignation offer, if applicable) in a Form 8-K furnished to the SEC. Any director who tenders his or her resignation pursuant to this provision of our Corporate Governance Principles may not participate in the Board action regarding whether to accept the resignation offer.

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED ABOVE.

The following is biographical information as of April 2, 2015 for the nominees for Class I directors and each person whose term of office as a Class II or III director will continue after the annual meeting.

Name	Age	Position
Class I Directors
Terrance H. Gregg	66	Executive Chairman of the Board of Directors
Kevin Sayer	57	President, Chief Executive Officer (“CEO”) and Director
Nicholas Augustinos	56	Director
Class II Directors
Steven R. Altman	53	Director
Barbara E. Kahn	62	Director
Jay S. Skyler, M.D.	68	Director
Class III Directors
Jonathan T. Lord, M.D.	60	Lead Independent Director
Eric Topol, M.D.	60	Director
Mark Foletta	54	Director

Nominees for Election for a Three-year Term Expiring at the 2018 Annual Meeting

Terrance H. Gregg has served on our Board since May 2005 and served as our Chief Executive Officer from June 2007 until January 2015. Mr. Gregg concurrently served as our President from June 2007 to June 2011. Effective January 1, 2015, Mr. Gregg assumed a new role with DexCom as Executive Chairman. In this role, Mr. Gregg will continue as an employee of DexCom, and will continue to lead our external efforts. From 1999 to June 2007, Mr. Gregg served as a director of Vasogen, Inc., an immunotherapy company focused on heart failure and neurogenerative diseases, and served as its Chairman from 2006 to 2007. From 2004 to 2009, Mr. Gregg served as a Special Venture Partner with Galen Collaborative Capital, a private equity firm. Mr. Gregg has also operated Soleil Partners LLC, formerly THG Consulting LLC, a healthcare advisory firm since 2002. From July 2002 to September 2004, Mr. Gregg served as a senior advisor to the diabetes business of Medtronic, Inc., a medical technology company. Mr. Gregg served as President and Chief Operating Officer of MiniMed, Inc., a medical technology company focused on insulin pumps for people with diabetes, from October 1996 until its acquisition by Medtronic, Inc. in August 2001, and Mr. Gregg served as a Vice President of Medtronic and President of Medtronic MiniMed after the acquisition until July 2002. Mr. Gregg formerly served as the Chairman of the American Diabetes Association Research Foundation Board. Mr. Gregg received a B.S. from Colorado State University. As our Executive Chairman, Mr. Gregg brings to the Board significant senior leadership, industry, technical, and global experience.

Kevin Sayer has served on our Board since November 2007 and as our President since June 2011. From January 2013 until January 2015, Mr. Sayer also served as our Chief Operating Officer. In connection with Mr. Gregg assuming a new role as Executive Chairman, Mr. Sayer assumed the role of Chief Executive Officer effective on January 1, 2015. From April 2007 to December 2010, Mr. Sayer served as Chief Financial Officer of Biosensors International Group, Ltd. (“Biosensors”), a medical technology company developing, manufacturing and commercializing medical devices used in interventional cardiology and critical care procedures. Prior to joining Biosensors, from May 2005 to April 2007, Mr. Sayer served as an independent healthcare and medical technology industry consultant. From March 2004 to May 2005, Mr. Sayer was Executive Vice President and Chief Financial Officer of Specialty Laboratories, Inc., a company offering clinical reference laboratory services. From August 2002 to March 2004, Mr. Sayer worked as an independent healthcare and medical technology industry consultant. Mr. Sayer served as Chief Financial Officer of MiniMed, Inc. from May 1994 until it was acquired by Medtronic, Inc. in August 2001. Mr. Sayer served as Vice President and General Manager of Medtronic MiniMed after the acquisition until August 2002. Mr. Sayer is a Certified Public Accountant (inactive) and received his Master’s Degree in Accounting and Information Systems concurrently with a B.A., both from Brigham Young University. As CEO, Mr. Sayer has direct responsibility for our strategy and operations.

Nicholas Augustinos has served on our Board since November 2009. Since November 2011, Mr. Augustinos has worked for Cardinal Health, Inc. as its Senior Vice President for Health Information Services and Strategy. Mr. Augustinos currently serves on the Board of Directors of Aver Informatics, a company specializing in bundled payment and analytics solutions. In January 2015, Mr. Augustinos was appointed to the Board of Directors of the California Health Care Foundation (CHCF). CHCF has as its mission to improve care for all Californians through innovations that improve quality, increase efficiency, and lower the cost of care. Prior to CHCF he served on the Board of Directors of the SCAN Foundation (June 2011 - December 2014) an organization dedicated to advancing the development of a sustainable continuum of quality care for seniors. Mr. Augustinos served on the Board of Directors of Audax Health (March 2012 - February 2014), specializing in consumer engagement solutions. Audax is currently part of Optum a UnitedHealth Group company. From March 2005 through October 2011, Mr. Augustinos worked for Cisco Systems, Inc. (“Cisco”), a networking company. At Cisco, he held various positions, including Director of Cisco’s Internet Business Solutions Group, Senior Director, Global Healthcare Solutions Group, and most recently Senior Director of Global Healthcare Operations. From March 2006 to November 2010, Mr. Augustinos held a seat on the Board of Directors of Continua Alliance, a nonprofit, open industry coalition of healthcare and technology companies collaborating to improve the quality of personal care. With a 29-year career in healthcare and healthcare technology, Mr. Augustinos has broad managerial, consulting and business development experience in the private and public sectors. Mr. Augustinos has worked with a diverse range of leading healthcare delivery systems, healthcare insurers and government organizations globally and brings to the Board significant business and market development experience with early stage and growth companies.

Directors Continuing in Office Until the 2016 Annual Meeting

Steven R. Altman has served on our Board since November 2013. From November 2011 through January 2014, Mr. Altman served as the vice chairman of Qualcomm Incorporated (“Qualcomm”) and a member of Qualcomm’s executive committee. Mr. Altman previously served as the president of Qualcomm from July 2005 to November 2011, as Executive Vice President from November 1997 to June 2005 and as President of Qualcomm Technology Licensing from September 1995 to April 2005. Mr. Altman was the chief architect of Qualcomm’s strategy for licensing its broad intellectual property portfolio for wireless communications, which has accelerated the growth of CDMA technology. Mr. Altman serves as a board member of Ubiquiti Networks, Inc., a publicly traded company that develops networking technology for service providers and enterprises. Mr. Altman received a B.S. from Northern Arizona University in Police Science and Administration and a J.D. from the University of San Diego. Mr. Altman brings to the Board significant senior leadership, and technical and global experience. Mr. Altman’s experiences with Qualcomm allow him to provide DexCom with valuable insights on corporate strategy and initiatives that are critical to the continued growth and maturation of DexCom.

Barbara Kahn has served on our Board since April 2011. Since January 2011, Dr. Kahn has served as the Patty and Jay H. Baker Professor of Marketing and the Director of the Jay H. Baker Retailing Center at The Wharton School, where she previously served as the Dorothy Silberberg Professor of Marketing from June 1990 to July 2007. Prior to rejoining Wharton, Dr. Kahn served for three and a half years as the Dean and Schein Family Chair Professor of Marketing at the School of Business Administration, University of Miami, Coral Gables, Florida from August 2007 to January 2011. Dr. Kahn received her Ph.D., M.B.A. and M.Phil degrees from Columbia University, and a B.A. in English Literature from the University of Rochester. Through Dr. Kahn’s experience in consumer-based research, she provides the Board with senior leadership and important guidance on issues relating to market and product development.

Jay S. Skyler, M.D., MACP has served on our Board since September 2002. Dr. Skyler is a Professor of Medicine, Pediatrics and Psychology and Deputy Director of the Diabetes Research Institute at the University of

Miami in Florida, where he has been employed since 1976. Dr. Skyler also serves as Study Chairman for the National Institute of Diabetes & Digestive & Kidney Diseases Type 1 Diabetes TrialNet clinical trials network. Dr. Skyler served as a director of Amylin Pharmaceuticals, Inc. until its acquisition by Bristol-Myers Squibb Company in August 2012, and served as a director of MiniMed, Inc. until its acquisition by Medtronic, Inc. in 2001. Dr. Skyler received a B.S. from Pennsylvania State University and an M.D. from Jefferson Medical College. As a scholar and educator in the field of endocrinology, Dr. Skyler brings to the Board industry and technical experience directly related to DexCom’s research and development activities. In addition, Dr. Skyler’s board service with other public companies provides cross-board experience.

Directors Continuing in Office Until the 2017 Annual Meeting

Jonathan T. Lord, M.D. has served on our Board since May 2008, and served as our Chairman from May 2010 until December 31, 2014 when, on January 1, 2015, Mr. Gregg became Chairman after resigning as DexCom’s Chief Executive Officer. Recently Dr. Lord served as a professor of pathology at the University of Miami’s Miller School of Medicine after serving as the Chief Operating Officer of the Miller School and UHealth-University of Miami Health System from March 2012 to January 31, 2013. From August 2011 to March 2012, Dr. Lord served as the Chief Innovation Officer at the University of Miami, Florida. From April 2009 to January 2010, Dr. Lord served as President and Chief Executive Officer of Navigenics, Inc., a privately held healthcare company. From April 2000 to April 2009, Dr. Lord served as Chief Innovation Officer and Senior Vice President at Humana Inc., a health benefits company. From October 1999 to April 2000, Dr. Lord served as President of Health Dialog, a health information provider, and from April 1997 to October 1999, he served as Chief Operating Officer of the American Hospital Association, a national organization representing hospitals, health care networks and their patients. Dr. Lord also serves as a director of Biolase, Digital Reasoning, Par8o, and Velano Vascular. Dr. Lord also serves on advisory board roles for Third Rock Ventures and ViaGenetics. Dr. Lord received a B.S. degree in chemistry and a M.D. degree from the University of Miami. Through Dr. Lord’s experience in healthcare technology and insurance, he provides the Board with senior leadership and critical guidance on issues relating to technology, market and commercial development.

Eric Topol, M.D. has served on our Board since July 2009. Since January 2007, Dr. Topol has served as the Director of the Scripps Translational Science Institute, a National Institutes of Health funded program of the Clinical and Translational Science Award Consortium. He is Professor of Genomics at the Scripps Research Institute, the Chief Academic Officer of Scripps Health, and a senior consulting cardiologist at Scripps Clinic. Prior to Scripps, Dr. Topol served on the faculty of Case Western Reserve University as a professor in genetics, chaired the Department of Cardiovascular Medicine at Cleveland Clinic for 15 years and founded the Cleveland Clinic Lerner College of Medicine. Dr. Topol serves as a digital medical advisor to Google, AT&T, Walgreens, Quanttus, and Sotera Wireless. In April 2009, he co-founded the West Wireless Health Institute. As a practicing physician, academic and thought leader in wireless healthcare technologies, Dr. Topol is uniquely situated to provide the Board with guidance on its technology, clinical and market development.

Mark Foletta has served on our Board since November 2014. Mr. Foletta previously served as Senior Vice President, Finance and Chief Financial Officer of Amylin Pharmaceuticals, Inc., a public pharmaceutical company, from March 2006 through Amylin’s acquisition by Bristol Myers-Squibb Company in August 2012, and as Vice President, Finance and Chief Financial Officer of Amylin from 2000 to 2006. Prior to joining Amylin in 2000, Mr. Foletta held a number of management positions with Intermark, Inc. and Triton Group Ltd. from 1986 to 2000 and served as an Audit Manager with Ernst & Young. Mr. Foletta is currently a member of the Board of Directors and Audit Committee of AMN Healthcare Services, Inc., a publicly traded healthcare workforce solutions provider, and Regulus Therapeutics, Inc., a publicly traded biopharmaceutical company. Mr. Foletta is also on the Board of Directors of Viacyte, Inc., a private biotechnology company. Mr. Foletta received a B.A. in Business Economics from the University of California, Santa Barbara and is a member of the Corporate Directors Forum. Mr. Foletta’s considerable audit and financial experience in the biotechnology and pharmaceutical sectors qualifies him to serve on the Board.

CORPORATE GOVERNANCE

Independence of the Board of Directors and its Committees

Under NASDAQ listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board. Our Board of Directors consults with our counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in applicable NASDAQ listing standards, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions and relationships between each director, or any of his or her family members, and us, our senior management and our independent registered public accounting firm, our Board of Directors has affirmatively determined that all of our directors are independent directors within the meaning of the applicable NASDAQ listing standards, except for Mr. Gregg, our Executive Chairman of the Board and our former Chief Executive Officer, and Mr. Sayer, our President and Chief Executive Officer . In making its independence determinations, the Board reviewed transactions and relationships with the director, or any member of his or her immediate family, us or one of our subsidiaries or affiliates, and our independent registered public accounting firm based on information provided by the director, our records and publicly available information. Specifically, the Board considered the following types of relationships and transactions: (i) principal employment of and other public company directorships held by each non-employee director; (ii) contracts or arrangements that are ongoing or which existed during any of the past three fiscal years between us and/or our subsidiaries or affiliates and any entity for which the non-employee director, or his or her immediate family member, is an executive officer or greater-than-10% stockholder; and (iii) contracts or arrangements that are ongoing or which existed during any of the past three fiscal years between us and/or our subsidiaries or affiliates and any other public company for which the non-employee director serves as a director.

As required under applicable NASDAQ listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. All of the committees of our Board of Directors are comprised entirely of directors determined by the Board to be independent within the meaning of applicable NASDAQ listing standards and as required by SEC rules and regulations.

We believe that this leadership structure facilitates the accountability of our Chief Executive Officer to the Board of Directors, strengthens the Board’s independence from management and ensures that the independent directors maintain proper oversight of management. In addition, separation of the office of Chairman allows Mr. Sayer to focus on his duties as Chief Executive Officer. We do not have a formal policy requiring separation of the Chief Executive Officer and Chairman roles, and we may reconsider our leadership structure from time to time based on considerations at that time.

Board of Directors’ Role in Risk Oversight

Management continually monitors the material risks we face, including financial risk, strategic risk, operational risk, and legal and compliance risk. The Board of Directors is responsible for exercising oversight of management’s identification and management of, and planning for, those risks. In fulfilling this oversight role, our Board of Directors focuses on understanding the nature of our enterprise risks, including our operations and strategic direction, as well as the adequacy of our risk management process and overall risk management system. Our Board of Directors performs these functions in a number of ways, including the following:

•

at its regularly scheduled meetings, the Board of Directors receives management updates on our business operations, financial results, compliance committee activities, and strategy and discusses risks related to the business;

•

the audit committee assists the Board of Directors in its oversight of risk management by discussing with management our guidelines and policies regarding financial and enterprise risk management, including major risk exposures, and the steps management has taken to monitor and mitigate such exposures;

•

through management updates and committee reports, the Board monitors our risk management activities, including the enterprise risk management process, risks relating to our compensation programs, and financial and operational risks; and

•	a substantial portion of our compensation paid to employees is time-based performance-oriented compensation.

Information Regarding the Board of Directors and its Committees

Our Board of Directors has an audit committee, a compensation committee and a nominating and governance committee. The following is membership and meeting information for each of these committees during the fiscal year ended December 31, 2014, as well as a description of each committee and its functions.

Name	Audit Committee		Compensation Committee		Nominating and Governance Committee
Terrance H. Gregg
Kevin Sayer
Steven R. Altman			X		X
Nicholas Augustinos	X				X
Mark Foletta(1)	X		X
Barbara E. Kahn	X
Jonathan T. Lord, M.D.	X	*	X
Jay S. Skyler, M.D.			X		X	*
Eric Topol, M.D.			X	*	X
Total meetings (including actions by unanimous written consent) in fiscal year 2014	8		6		4

(1)	Mr. Foletta joined the Board of Directors in November 2014. He was appointed to compensation committee and audit committee in November 2014 and was appointed audit committee chairman in March 2015.

*	Committee Chairperson.

Audit Committee

The audit committee operates pursuant to a written charter that is available at http://investor.shareholder.com/dexcom/governance.cfm. The audit committee reviews and evaluates our financial statements, accounting practices and our internal accounting procedures, selects and engages our independent registered public accounting firm and reviews the results and scope of the audit and other services provided by our independent registered public accounting firm.

Audit Committee Financial Experts. Our Board has determined that both Mr. Foletta and Dr. Lord qualify as an “audit committee financial expert,” as defined in applicable Securities and Exchange Commission (“SEC”) rules. In addition, each member of our audit committee possesses the financial qualifications required of audit committee members set forth in the rules and regulations of the NASDAQ Global Select Market. The Board made a qualitative assessment of the committee members’ level of knowledge and experience based on a number of factors, including formal education and experience.

Compensation Committee

The compensation committee operates pursuant to a written charter that is available at http://investor.shareholder.com/dexcom/governance.cfm. The compensation committee reviews and determines the compensation and benefits of our executive officers, reviews and recommends to our Board the compensation for our non-employee directors, reviews annually and recommends to our Board cash-based and equity-based incentive compensation under our equity compensation and employee benefits plans and reviews our general policies relating to compensation and benefits. See “Executive Compensation—Compensation Discussion and Analysis” later in this Proxy Statement for information concerning the committee’s role, processes and activities in overseeing executive compensation.

Each member of this committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). No member of the compensation committee has accepted directly or indirectly any consulting, advisory or other compensatory fee from DexCom or any subsidiary thereof.

Compensation Committee Policies and Procedures. The compensation committee annually reviews and evaluates base salary and bonuses for all executive officers, and in conducting such reviews, places primary consideration upon the recommendations by the CEO, along with the rationale for such recommendations, with the exception of the compensation review of the CEO himself. The compensation committee reviews management’s recommendations for compensation and benefits for executive officers. The compensation committee reviews and determines the amount and composition of executive compensation to be paid to the executive officers, including the Executive Chairman and CEO. Neither the Executive Chairman nor the CEO participates in the compensation committee’s review or decision as to their respective compensation packages. In establishing individual compensation levels, the compensation committee considers our overall strategic objectives and performance, our stock performance, peer group comparisons and individual performance. No formula is used to determine an executive’s salary. Our overall performance and the achievement of financial and business objectives are considered.

Management’s Role in the Compensation-Setting Process. Management, including our named executive officers, plays some role in the compensation-setting process. The most significant aspects of management’s role are evaluating employee performance, assisting in establishing performance targets and objectives, and recommending salary levels and equity awards. The CEO works with the compensation committee in establishing the agenda for compensation committee meetings. Management also prepares meeting information for each compensation committee meeting.

Use of Compensation Consultants. The compensation committee has in the past engaged Compensia, Inc. to conduct a review and analysis of how our compensation practices compare with our peer group of companies, including during 2012, 2013 and 2014. During fiscal 2014, the compensation committee reviewed the fees provided to the compensation consultant relative to its revenue, the services provided by the compensation consultant to the compensation committee, the relationships between the compensation consultant and its consultants and our executive officers, and other factors relating to the compensation consultant’s independence, and concluded that it is independent within the meaning of the listing standards of NASDAQ and that its engagement did not present any conflict of interest.

Nominating and Governance Committee

The nominating and governance committee operates pursuant to a written charter that is available at http://investor.shareholder.com/dexcom/governance.cfm. The nominating and governance committee makes recommendations to our Board of Directors concerning candidates for election to our Board of Directors and oversees our compliance activities and other corporate governance matters.

The nominating and governance committee considers director nominees recommended by sitting directors, officers, employees, stockholders and others using the same criteria to evaluate all candidates. The nominating and governance committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the nominating and governance committee recommends the candidate for consideration by the full Board. The nominating and governance committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees, but has not done so to date.

Nominees for the Board should be committed to enhancing long-term stockholder value and must possess a high level of personal and professional ethics, sound business judgment and integrity. The Board’s policy is to encourage selection of directors who will contribute to our overall corporate goals: responsibility to our stockholders, technology leadership in diabetes care, effective execution, high customer satisfaction and superior employee working environment. The nominating and governance committee may from time to time review the appropriate skills and characteristics required of Board members, including such factors as personal skills, diversity and professional experience in diabetes care, medical technology, finance, marketing, international business, financial reporting and other areas that are expected to contribute to an effective board of directors. In evaluating potential candidates for the Board, the nominating and governance committee considers these factors in the light of the specific needs of the Board at that time. While we do not have a formal policy with regard to the consideration of diversity in identifying director nominees, the nominating and governance committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee our business effectively. Board members are expected to prepare for, attend and participate in meetings of the Board and committees on which they serve, and are strongly encouraged to attend our annual meetings of stockholders.

The nominating and governance committee will consider director candidates recommended by stockholders. The nominating and governance committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the nominating and governance committee to become nominees for election to the Board at an annual meeting of stockholders must do so in accordance with the procedures set forth in “Stockholder Proposals for Annual Meeting” on page 62 of this Proxy Statement. Each submission must set forth: the name and address of the stockholder on whose behalf the submission is made; the number of our shares that are owned beneficially by such stockholder as of the date of the submission; the full name of the proposed candidate; a description of the proposed candidate’s business experience for at least the previous five years; complete biographical information for the proposed candidate; and a description of the proposed candidate’s qualifications as a director. To date, the nominating and governance committee has not received a director nominee from a stockholder or stockholders holding more than five percent of our voting stock.

Meetings of the Board of Directors and Board and Committee Member Attendance

Our Board of Directors met (including actions by unanimous written consent) nine times during the last fiscal year. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served, held during the period for which he or she was a director or committee member, respectively. We encourage all of our directors and nominees for director to attend our annual meeting of stockholders. All the members of our Board of Directors attended our annual meeting of stockholders in 2014, except for Mr. Foletta, who was not appointed to the Board of Directors until November 2014.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee has at any time been one of our officers or employees. None of our executive officers serves or in the past has served as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on our Board of Directors or our compensation committee.

Code of Business Conduct and Ethics

We have adopted a Code of Conduct and Ethics for Employees and Directors that applies to all of our officers, directors and employees. We have also adopted an additional written code of ethics, the Code of

Conduct and Ethics for Chief Executive Officer and Senior Finance Department Personnel, which applies to our principal executive officer, principal financial officer, chief operating officer, principal accounting officer, controller and other employees of the finance department designated by our Chief Financial Officer (“CFO”). These codes are available at http://investor.shareholder.com/dexcom/governance.cfm. If we make any substantive amendments to the codes or grant any waiver from a provision of the codes to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website, as well as via any other means then required by NASDAQ listing standards or applicable law.

In addition, the key practices and procedures of the Board are outlined in the Corporate Governance Principles available on our website at http://investor.shareholder.com/dexcom/governance.cfm.

Stockholder Communications with the Board of Directors

Should stockholders wish to communicate with the Board, such correspondences should be sent to the attention of the Secretary, at 6340 Sequence Drive, San Diego, California 92121. Our Secretary will forward the communication to the Board. We do not have a formal process by which stockholders may communicate directly with members of our Board of Directors. We believe that an informal process, in which any communication sent to the Board of Directors in care of the Secretary is generally to be forwarded to the Board of Directors, serves the needs of the Board and our stockholders.

DIRECTOR COMPENSATION

Annual Retainers Paid to Directors. During 2014, each of our non-employee directors was entitled to receive an annual retainer with a value equal to $37,500. The Chairman of the Board, the Chairman of the audit committee, the Chairman of the compensation committee and the Chairman of the nominating and governance committee also received additional annual retainers with values equal to $13,750, $27,500, $20,625 and $13,750, respectively. Consistent with our philosophy to conserve our cash resources, directors were paid annual retainers and applicable chairmanship retainers through grants of restricted stock units with values correlating to the amounts set forth above during 2014. All of our directors, including our non-employee directors, are reimbursed for their reasonable expenses in attending Board of Directors and committee meetings.

Equity Awards Granted to Directors. Under our 2005 Equity Incentive Plan, our Board has discretion to determine the value and number of equity awards granted to non-employee directors from time to time. For 2014, other than the Chairman of the Board, each of our non-employee directors received an annual grant of restricted stock units with a fair value equivalent to $171,875 based on the 15-day average fair market value prior to the date of grant. The Chairman of the Board received an annual restricted stock unit grant with a fair value equivalent to $206,250 based on the 15-day average fair market value prior to the date of grant. Each restricted stock unit grant to our directors vests in one annual installment twelve months after the date of grant. Annual grants to our non-employee directors are made on the date of the annual meeting of stockholders. Incoming non-employee directors receive a one-time equity grant with a fair value of $300,000 based on the 60-day average fair market value prior to the date of grant, which grant vests over a thirty-six month period in three equal annual installments. Vesting of outstanding equity awards held by directors is accelerated in full upon a change of control of DexCom. These equity grant amounts will change in 2015 and future years under the 2015 EIP to eliminate initial grants to new non-employee directors and to institute annual restricted stock unit grants with a fair value equivalent to $300,000 to each non-employee director, pro-rated based on start dates.

In addition, each member of our Board is required, to own shares of DexCom stock with an aggregate market value equal to three times his or her annual retainer. These stock ownership guidelines were adopted in 2010 and were to be satisfied by 2013, or within three years of becoming a member of the Board those who joined after 2010. All of our directors currently are in compliance with these guidelines. Ownership levels are determined by including stock acquired through open market purchases, shares vested pursuant to restricted stock unit grants, as well as the in-the-money value of vested stock options. Directors who have met the guidelines are expected, absent unusual circumstances, to maintain compliance with their target ownership levels.

Director Compensation Table

The following table provides information for 2014 regarding all compensation awarded to, earned by or paid to each person who served as a non-employee director for some portion or all of 2014. Other than as set forth in the table and the narrative that follows it, to date we have not paid any fees to or, except for reasonable expenses for attending Board and committee meetings, reimbursed any expenses of our directors, made any equity or non-equity awards to directors, or paid any other compensation to directors.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
Steven R. Altman	$—	$218,151	$218,151
Nicholas Augustinos	—	218,151	218,151
Terrance Gregg(3)	—	—	—
Mark Foletta	—	378,833	378,833
Barbara E. Kahn	—	218,151	218,151
Jonathan Lord, M.D.	—	296,978	296,978
Kevin Sayer(3)	—	—	—
Jay S. Skyler, M.D.	—	232,498	232,498
Eric Topol, M.D.	—	239,655	239,655

(1)	Consistent with our philosophy to conserve our cash resources, our non-employee directors were issued restricted stock units as compensation for their annual retainers, and did not receive any cash compensation in 2014.

(2)	These amounts reflect the grant date fair value of restricted stock units granted during 2014, computed in accordance with FASB ASC Topic 718. For a discussion of our valuation assumptions, see Notes 1 and 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission on February 25, 2015. As of December 31, 2014, Mr. Altman had 13,600 unvested restricted stock units, Mr. Augustinos had 6,462 unvested restricted stock units, Mr. Foletta had 7,322 unvested restricted stock units, Dr. Kahn had 6,462 unvested restricted stock units, Dr. Lord had 8,797 unvested restricted stock units, Dr. Skyler had options outstanding for 164,160 shares and 6,887 unvested restricted stock units, and Dr. Topol had 7,099 unvested restricted stock units.

(3)	Mr. Gregg and Mr. Sayer received no compensation for their service as directors while employees.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our Board of Directors has engaged Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 and is seeking ratification of such selection by our stockholders at the annual meeting. Ernst & Young LLP has audited our financial statements since 1999. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the audit committee is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our best interests and the best interests of our stockholders.

To be approved, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. Abstentions and broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The following table provides information regarding the fees billed to us by Ernst & Young LLP, our independent registered public accounting firm, for the fiscal years ended December 31, 2014 and 2013. All fees described below were approved by the audit committee.

	Fiscal Year Ended December 31,
	2014	2013
Audit Fees(1)	$939,349	$686,660
Audit-Related Fees(2)	65,000	62,665
Tax Fees(3)	44,000	20,000

Total Fees	$1,048,349	$769,325

(1)	Represents fees for services rendered for the audit and/or reviews of our financial statements and the assessment of our internal control over financial reporting. Also includes fees for services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (for example, comfort letters and consents).

(2)	Represents fees related to accounting consultations.

(3)	Represents fees related to Code Section 382 tax studies and Medical Device Excise tax review.

Pre-Approval Policies and Procedures

The audit committee pre-approves all audit and non-audit services provided by the independent registered public accounting firm. This policy is set forth in the charter of the audit committee that is available at http://investor.shareholder.com/dexcom/governance.cfm.

The audit committee considered whether the non-audit services rendered by Ernst & Young LLP were compatible with maintaining Ernst & Young LLP’s independence as the independent registered public accounting firm for auditing our consolidated financial statements and concluded they were.

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of DexCom under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The primary purpose of the audit committee is to oversee DexCom’s financial reporting processes on behalf of the Board of Directors. The audit committee’s functions are more fully described in the audit committee charter, which is available at http://investor.shareholder.com/dexcom/governance.cfm. Management has the primary responsibility for DexCom’s financial statements and reporting processes, including its systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management DexCom’s audited financial statements as of and for the fiscal year ended December 31, 2014.

The audit committee reviewed with Ernst & Young LLP such matters as are required to be discussed with the audit committee under generally accepted auditing standards, including the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) the statement on Auditing Standard No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the PCAOB in Rule 3200T, Communications with Audit Committees. In addition, the audit committee discussed with Ernst & Young LLP their independence, and received from Ernst & Young LLP the written disclosures and the letter required by Ethics and Independence Rule 3526 of the PCAOB. Finally, the audit committee discussed with Ernst & Young LLP, with and without management present, the scope and results of Ernst & Young LLP’s audit of DexCom’s consolidated financial statements, their evaluation of DexCom’s internal controls, and the overall quality of DexCom’s financial reporting.

Based on these reviews and discussions, the audit committee has recommended to the Board of Directors that such audited consolidated financial statements be included in DexCom’s annual report on Form 10-K for the year ended December 31, 2014 for filing with the Securities and Exchange Commission. The audit committee also has engaged Ernst & Young LLP as DexCom’s independent registered public accounting firm for the fiscal year ending December 31, 2015 and is seeking ratification of such selection by the stockholders.

Audit Committee

Mark Foletta (current chair)

Jonathan Lord, M.D. (chair in 2014)

Nicholas Augustinos

Barbara Kahn

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

This matter is being submitted to enable stockholders to express views on the design and effectiveness of our executive compensation program. Our goal for our executive compensation program is to support our key strategic and financial goals, and to attract, motivate and retain a talented, entrepreneurial and creative team of executives who will provide leadership for our success. Our executive compensation program seeks to accomplish these goals in a way that rewards performance and is aligned with our stockholders’ long-term interests. We believe that our executive compensation program, which minimizes base salary cash compensation relative to our peer group of companies as we work to maintain profitability, and emphasizes long-term equity awards as well as achievement of various financial and operational goals, satisfies this objective and is strongly aligned with the long-term interests of our stockholders. We believe the compensation program for our named executive officers was instrumental in helping us achieve strong performance in 2014, including generating a record full fiscal year product revenue of $257.1 million, an increase of 64% on a year-over-year basis, and generating cash-based (non-GAAP) net operating income of $36.9 million.

The Compensation Discussion and Analysis, beginning on page 41 of this Proxy Statement, describes our executive compensation program and the decisions made by the compensation committee in 2014 in more detail. Highlights of the program include the following:

•

froze 2014 base annual salary for our CEO as well as our President and COO, and increased the annual base salary for our other named executive officers by an aggregate of approximately 4% as part of our goal to conserve cash;

•

maintained a meaningful proportion of potential cash compensation in our annual cash incentive award program, which awards are paid only upon achievement of various corporate financial and operational goals;

•	maintained our base salary and total cash compensation at approximately 50th percentile of our peer group;

•

maintained our equity compensation approach in 2014, pursuant to which restricted stock unit awards were granted primarily based on our company performance, individual performance and expected future contributions of each executive. The compensation committee also considered competitive market data in determining equity awards; and

•	strong governance practices, including:

•	absence of material perquisites,

•	absence of tax “gross ups,”

•	prohibitions against hedging and pledging,

•	equity ownership guidelines, and

•	compensation recovery or (“clawback”) policy.

The Board of Directors has determined to hold a “say on pay” advisory vote every year. In accordance with this determination and Section 14A of the Securities Exchange Act of 1934, as amended, and as a matter of good corporate governance, we are asking you to indicate your support for the compensation of our named executive officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.

We are requesting that stockholders cast a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables) is hereby APPROVED.

As an advisory vote, this proposal is not binding upon us. However, the compensation committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE FOR PROPOSAL NO. 3.

PROPOSAL NO. 4

APPROVAL OF DEXCOM, INC. 2015 EQUITY INCENTIVE PLAN

General

We are asking our stockholders to approve the DexCom, Inc. 2015 Equity Incentive Plan, referred to as the 2015 EIP, which was approved by the Board on April 9, 2015. If approved by our stockholders, the 2015 EIP will replace our existing 2005 Equity Incentive Plan, referred to as the 2005 EIP. We are asking our stockholders to approve the 2015 EIP because, among other things, the 2005 EIP expired on April 13, 2015. Outstanding awards under the 2005 EIP will remain outstanding, unchanged and subject to the terms of the 2005 EIP and the respective award agreements, until the expiration of such awards in accordance with their terms.

We are requesting approval of 4,000,000 shares for the 2015 EIP. Any shares subject to awards that are cancelled, forfeited, repurchased or that expire by their terms without shares being issued, including shares subject to awards granted under the 2005 EIP that are outstanding on the effective date of the 2015 EIP, will also be returned to the pool of shares available for grant and issuance under the 2015 EIP.

Approval of the 2015 EIP will allow us to continue to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to our success, by offering them an opportunity to participate in our future performance. We believe that the adoption of the 2015 EIP is in the best interests of DexCom because of the continuing need to provide stock options, restricted stock units and other equity-based incentives to attract and retain qualified personnel and to respond to relevant market changes in equity compensation practices. The use of equity compensation has historically been a significant part of our overall compensation philosophy and is a practice that we plan to continue. The 2015 EIP will serve as an important part of this practice and is a critical component of the overall compensation package that we offer to retain and motivate our service providers. In addition, awards under the 2015 EIP will provide our service providers an opportunity to acquire or increase their ownership stake in us, and we believe this aligns their interests with those of our stockholders, creating strong incentives for our employees to work hard for our future growth and success. If Proposal No. 4 is not approved by our stockholders, we believe our ability to attract and retain the talent we need to compete in our industry would be seriously and negatively impacted, and this could affect our long-term success.

We firmly believe that a broad-based equity program is a necessary and powerful employee incentive and retention tool that benefits all of our stockholders. Equity ownership programs put employees’ interests directly into alignment with those of other stockholders, as they reward employees based upon stock price performance. Without a sizable but market-based equity incentive program, we believe we would be at a disadvantage against competitor companies to provide the total compensation package necessary to attract, retain and motivate the employee talent critical to our future success.

A broad-based equity incentive plan focuses our employees who receive grants on achieving strong corporate performance, and we have embedded in our culture the necessity for employees to think and act as stockholders. We currently grant restricted stock units to the majority of our newly hired employees and to all of our executives and non-employee directors. This is an important component of our long-term employee incentive and retention plan and has been very effective in enabling us to attract and retain the talent critical for an innovative and growth-focused company. We also have granted, and in the future may grant, options, restricted stock units and shares of restricted stock, subject to time- and performance-based vesting, to certain employees on a targeted basis to incentivize retention and performance objectives.

As of March 19, 2015, the Company has outstanding approximately 2,730,712 stock options to purchase common shares and 4,485,430 unvested restricted stock units. As of March 19, 2015, the Company’s outstanding stock options have a weighted average per share exercise price of $7.78 and a weighted average remaining contractual term of 3.35 years. Accordingly, our approximately 7,216,142 outstanding awards (not including awards under our employee stock purchase plan) plus 4,000,000 shares proposed to be available for future grant under our 2015 EIP (not including under our employee stock purchase plan) as of March 19, 2015 represent approximately 14.2% of our outstanding shares.

Approval of the 2015 EIP is intended to enable us to achieve the following objectives:

The continued ability to offer stock-based incentive compensation to our eligible employees and non-employee directors. By its terms, the 2005 EIP terminated on April 13, 2015. Without stock options, restricted stock units or other forms of equity incentives, we would be forced to consider cash replacement alternatives to provide a market-competitive total compensation package necessary to attract, retain and motivate the employee talent critical to our future successes. These cash replacement alternatives could, among other things, reduce the cash available for investment in growth and development of new and existing products, cause a loss of motivation by employees to achieve superior performance over the longer term and reduce the incentive of employees to remain employed with DexCom during the vesting of the equity grant. Equity-based awards also directly align a portion of the compensation of our employees with the economic interests of our stockholders.

The ability to maintain an equity incentive plan that can attract and retain employee talent while keeping the rate of dilution low. We are requesting approval of 4,000,000 shares for the 2015 EIP. After carefully forecasting our anticipated growth rate for the next few years and considering our historical forfeiture rates, we currently believe that the share reserve under the 2015 EIP Plan will be sufficient for us to make anticipated grants of equity incentive awards under our current compensation program for the next two years. However, a change in business conditions, Company strategy or equity market performance could alter this projection. The number of employees has increased by 48% over the past two years due to our rapid growth. As a result, our burn rate has increased in parallel with our headcount growth. However, to reduce dilution to our stockholders, we currently plan to reduce our burn rate from 6.86% to approximately 5.3% during 2015 and beyond.

The ability to offer a variety of stock compensation awards including stock options, restricted stock awards, stock bonus awards, stock appreciation rights, restricted stock units, and performance awards. The variety of awards available under the 2015 EIP continues to give us flexibility to respond to market-competitive changes in equity compensation practices.

The ability to provide a new equity plan that reflects best current compensation practices. Given that the 2005 EIP expired on April 13, 2015, we have revisited the terms of our equity plan to include provisions that we believe reflect the best current compensation practices and that implement strong governance-related protections for our stockholders including:

•	Administration. The 2015 EIP will be administered by the compensation committee of the Board, which is comprised entirely of independent non-employee directors.

•

Continued broad-based eligibility for equity awards. We grant equity awards to a broad range of our employees. By doing so, we align employee interests with stockholder interests throughout the organization and motivate our employees to act in the best interests of our stockholders. Approximately 70% of all outstanding awards as of March 19, 2015 are held by employees who are not named executive officers or directors. In fiscal 2014, approximately 79% of all awards, on a share basis, were issued to employees who are not named executive officers or directors.

•

No evergreen provision; stockholder approval is required for additional shares. The 2015 EIP does not contain an annual “evergreen” provision. The 2015 EIP authorizes a fixed number of shares, so that stockholder approval is required to increase the maximum number of securities that may be issued under the 2015 EIP.

•

Exchange or Repricing Programs are not allowed without stockholder approval. The 2015 EIP prohibits the repricing or other exchange for plan awards or cash of underwater stock options and stock appreciation rights without prior stockholder approval.

•	Minimum vesting requirements. The 2015 EIP provides that no plan awards will vest prior to one-year from grant (subject to a 5% carve-out as described below).

•

No discretionary acceleration rights. The 2015 EIP provides that, other than in connection with death, disability or a change in control, the plan administrator may not use discretion to accelerate the vesting of plan awards (subject to the same 5% carve-out as described below).

•

Equity-based clawback provision for our executive officers. The 2015 EIP provides that all plan awards held by an executive officer will be subject to clawback, recoupment or forfeiture in certain events.

•	Plan does not contain single-trigger plan provision. The 2015 EIP does not provide for the automatic “single trigger” vesting acceleration of plan awards in the event of our change of control.

•

No discount stock options or stock appreciation rights. All stock options and stock appreciation rights will have an exercise price equal to at least the fair market value of our common stock on the date the stock option or stock appreciation right is granted, except in certain situations in which we are assuming or replacing options granted by another company that we are acquiring.

•

No “liberal” share counting provisions. In general, when awards granted under the 2015 EIP expire or are canceled without having been fully exercised, or are settled in cash, the shares reserved for those awards will be returned to the share reserve and will be available for future awards. However, shares that are tendered by holders or withheld by us to pay the exercise price of a stock option or stock appreciation right, shares withheld to satisfy tax withholding obligations in connection with the exercise or vesting of any plan awards or shares that are repurchased by the Company for any reason other than shares repurchased at their original issue price, in each case will not be available for future awards. If a stock appreciation right is exercised, we will subtract from the shares available under the 2015 EIP the full number of shares subject to the portion of the stock appreciation right actually exercised, regardless of the number of shares actually used to settle such stock appreciation right upon exercise. In addition, shares repurchased with the proceeds of an option exercise price may not again be granted or issued under the 2015 EIP.

•	Annual limits on non-employee director grants. The 2015 EIP includes fixed limits as to the maximum number of awards that may be granted in each fiscal year to non-employee directors.

•	No tax gross-ups. The 2015 EIP does not provide for any tax gross-ups.

CEO stock holding requirements. In addition to the above plan features, we also have adopted a policy that requires our Chief Executive Officer to hold any shares acquired (net of taxes) upon exercise of a stock option or vesting of a full-value equity award such as a restricted stock unit for at least 12 months from the exercise or vest date. We adopted this policy to further align our Chief Executive Officer’s interests with the long-term interests of our stockholders.

Overview and Purpose of the 2015 EIP

The following summary of certain major features of the 2015 EIP is subject to the specific provisions contained in the full text of the 2015 EIP, set forth in Attachment A to this Proxy Statement. This summary does not purport to be a complete description of all of the provisions of the 2015 EIP. To the extent that there is a conflict between this summary and the actual terms of the 2015 EIP, the terms of the 2015 EIP will govern.

Key Terms

The following is a summary of the key provisions of the 2015 EIP, as proposed for approval.

Plan Term:	May 28, 2015 to May 28, 2025.
Eligible Participants:	Only employees, including officers and directors who are also employees, are eligible to receive grants of incentive stock options. All other awards may be granted to any of our employees, directors, consultants, independent contractors and advisors, provided that the grantee renders bona fide services not in connection with the offer and sale of securities in a capital-raising transaction to DexCom. The compensation committee determines which individuals will participate in the 2015 EIP. As of the record date, there were approximately 517 employees and seven non-employee directors eligible to participate in the 2015 EIP.

Shares Authorized:

4,000,000 shares will be authorized under the 2015 EIP, subject to adjustment only to reflect stock splits and similar events. Shares subject to awards granted under the 2005 EIP that are outstanding on the effective date of the 2015 EIP, that are cancelled, forfeited, repurchased or that expire by their terms without shares being issued are returned to the pool of shares available for grant and issuance under the 2015 EIP. Shares under the 2015 EIP that are subject to stock options or stock appreciation rights that are cancelled without exercise, subject to awards that are forfeited or repurchased, subject to awards that terminate without shares being issued or shares surrendered pursuant to an exchange program approved by stockholders are returned to the pool of shares available for grant and issuance under the 2015 EIP. Shares withheld to pay the exercise or purchase price, shares withheld or to satisfy tax withholding obligations, shares that are repurchased for any reason other than at the original purchase price, shares that are not issued or delivered as a result of the net settlement of an outstanding stock option or stock appreciation right or shares repurchased with the proceeds of an option exercise price, in each case, may not again be made available for grant and issuance under the 2015 EIP. Awards issued as stock options or stock appreciation rights are counted in full against the number of shares available for award under the 2015 EIP, regardless of the number of shares actually issued upon exercise of the award.

As of March 19, 2015, there were a total of 7,216,142 shares subject to all outstanding equity awards under the 2005 EIP, consisting of:
• 2,730,712 shares subject to all outstanding option awards with a weighted average exercise price of $7.78 and a weighted average remaining contractual term of 3.35 years; and
• 4,485,430 shares subject to all outstanding full-value equity awards, all of which are restricted stock units, that had not yet vested.

Award Types:	(1) Non-qualified and incentive stock options

(2) Stock appreciation rights

(3) Restricted stock awards

(4) Stock bonus awards

(5) Restricted stock units

(6) Performance awards

Share Limit on Awards:	No more than 1,000,000 shares may be granted to any participant under the 2015 EIP during any calendar year, other than new employees, who are eligible to receive up to 2,000,000 shares in the calendar year during which they begin employment. These limits are intended to ensure that awards will qualify under Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, or the Code, if applicable. Failure to qualify under this section might result in our inability to take a tax deduction for part of its performance-based compensation to senior executives. In addition, no person will be eligible to receive cash-based awards of (i) more than $5,000,000 of value in the calendar year grant for all such Awards with a performance period greater than one (1) year, or (ii) more than $3,000,000 of value in the calendar year grant for all such awards with a performance period of one (1) year or less.

Non-Employee Directors:	Under the 2015 EIP, non-employee directors may be granted stock options and other awards either on a discretionary basis or pursuant to policy adopted by the Board, except that no non-employee director will be eligible to receive more than 30,000 shares in any one calendar year.

Vesting; Minimum Periods; Discretionary Vesting:	Vesting schedules are determined by the compensation committee when each award is granted. We currently expect that, in general, time-based awards granted under our 2015 EIP will vest over a four year period for new employees and a three year period for existing employees. Except as to a maximum of five percent (5%) of the number of shares reserved and available for grant and issuance under the 2015 EIP, any awards that vest on the basis of the participant’s continued service will have a minimum vesting period of one year. In addition, the plan administrator may not use discretion to accelerate the vesting of plan awards (subject to a maximum five percent (5%) of shares under the 2015 EIP that may be accelerated) other than in connection with a death, disability or a change in control (where a participant terminates employment in certain situations or equity awards are not assumed or substituted for in the transaction).

Award Terms:	Stock options have a term no longer than ten years from the date the options were granted, except in the case of incentive stock options granted to holders of more than 10% of DexCom’s voting power, which have a term no longer than five years. Stock appreciation rights have a term no longer than ten years from the date they were granted.

Repricing Prohibited:	Repricing, or reducing the exercise price of outstanding options or stock appreciation rights, or any similar employee program, is prohibited without stockholder approval under the 2015 EIP. Such prohibited repricing includes canceling, buying out, substituting or exchanging outstanding options or stock appreciation rights in exchange for cash or other awards with an exercise price that is less than the exercise price of the original options or stock appreciation rights.

Recoupment:	Awards (and gains realized with respect to such awards) under the 2015 EIP will be subject to recoupment to the extent that an executive officer is determined to have engaged in fraud or intentional illegal conduct materially contributing to a financial restatement, pursuant to a clawback or recoupment policy to be adopted by the Board or required by law during a participant’s employment or service.

CEO Award Retention Requirement:	Pursuant to a policy adopted the Board, our CEO must hold any shares acquired (net of taxes) upon exercise of a stock option or vesting of a full-value equity award such as a restricted stock unit for at least 12 months from the exercise or vest date.

New Plan Benefits

Future awards under the 2015 EIP to executive officers, employees or other eligible participants, including our Executive Chairman and our Chief Executive Officer and President, are discretionary and cannot be determined at this time. Future awards of restricted stock units under the 2015 EIP to non-employee directors are anticipated to be as set forth below.

2015 EIP

Name and position	Dollar value ($)	Number of Restricted Stock Units
Nicholas Augustinos	$300,000	*
Steven R. Altman	$300,000	*
Barbara E. Kahn	$300,000	*
Jay S. Skyler, M.D.	$300,000	*
Jonathan T. Lord, M.D.	$300,000	*
Eric Topol, M.D.	$300,000	*
Mark Foletta	$300,000	*
Non-Executive Director Group	$2,100,000	*

*	The number of units to be granted shall be determined by dividing the dollar value of the grant by the 60-day average fair market value of our common stock prior to the date of grant.

Method of Payment

The exercise price of options and the purchase price, if any, of other stock awards may be paid by cash, check, cancellation of indebtedness, surrender of shares, waiver of compensation, a broker assisted same-day sale, any combination of the foregoing or any other methods permitted by the administrator and applicable law.

Terms applicable to Stock Options and Stock Appreciation Rights

The exercise price of grants made under the 2015 EIP of stock options or stock appreciation rights may not be less than the fair market value (the closing price of our common stock on the date of grant, and if that is not a trading day, the closing price of our common stock on the trading day immediately prior to the date of grant) of our common stock. On the record date, the closing price of our common stock was $62.95 per share. The term of these awards may not be longer than ten years, except in the case of incentive stock options granted to holders of more than 10% of our voting power, which may have a term no longer than five years. The compensation committee determines at the time of grant the other terms and conditions applicable to such award, including vesting and exercisability.

Terms applicable to Restricted Stock Awards, Stock Bonus Awards, Restricted Stock Unit Awards, and Performance Awards

The compensation committee determines the terms and conditions applicable to the granting of restricted stock awards, stock bonus awards, restricted stock unit awards and performance awards. The compensation committee may make the grant, issuance, retention and/or vesting of restricted stock awards, stock bonus awards, restricted stock unit awards and performance awards contingent upon continued employment with DexCom, the passage of time, or such performance criteria and the level of achievement versus such criteria as it deems appropriate.

Eligibility Under Section 162(m)

Section 162(m) of the Code generally disallows a federal income tax deduction to public companies for compensation paid to the company’s chief executive officer and three other most highly compensated officers

(excluding our chief financial officer) (“covered employees”) to the extent that any of them receive more than $1.0 million in compensation in any single year. However, if compensation qualifies as performance-based compensation for Section 162(m) purposes, an employer may deduct the compensation for federal income tax purposes, even if the compensation exceeds $1.0 million in a single year. Our 2015 EIP permits the grant of performance-based stock and cash awards that may qualify as performance-based compensation that is not subject to the $1.0 million limitation on income tax deductibility imposed by Section 162(m) of the Code. In addition to the grant of options or stock appreciation rights that are deemed to be performance-based if issued with an exercise price no less than the fair market value on the date of grant, our compensation committee may structure awards so that the stock or cash will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period. The 2015 EIP is intended to comply with the requirements of Section 162(m) of the Code such that performance-based awards in excess of $1.0 million payable to our covered employees may be deductible by us. While our compensation committee is mindful of the benefit to us of the full deductibility of compensation and will consider deductibility when analyzing potential compensation alternatives, it believes that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Awards may, but need not, include performance criteria that satisfy Section 162(m) of the Code. To the extent that awards are intended to qualify as “performance-based compensation” under Section 162(m), the performance criteria may include among other criteria, one of the following criteria, either individually, alternatively or in any combination, applied to either DexCom as a whole or to a business unit or subsidiary, either individually, alternatively, or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the compensation committee in the award:

•	Profit Before Tax;

•	Billings;

•	Revenue;

•	Net revenue;

•	Earnings (which may include earnings before interest and taxes, earnings before taxes, and net earnings, or as otherwise adjusted);

•	Operating income;

•	Operating margin;

•	Operating profit;

•	Controllable operating profit, or net operating profit;

•	Net Profit;

•	Gross margin;

•	Operating expenses or operating expenses as a percentage of revenue;

•	Net income;

•	Earnings per share;

•	Total stockholder return;

•	Market share;

•	Return on assets or net assets;

•	DexCom’s stock price;

•	Growth in stockholder value relative to a pre-determined index;

•	Return on equity;

•	Return on invested capital;

•	Cash Flow (including free cash flow or operating cash flows);

•	Cash conversion cycle;

•	Economic value added;

•	Individual confidential business objectives;

•	Contract awards or backlog;

•	Overhead or other expense reduction;

•	Credit rating;

•	Strategic plan development and implementation;

•	Succession plan development and implementation;

•	Improvement in workforce diversity;

•	Customer indicators;

•	New product invention or innovation;

•	Attainment of research and development milestones;

•	Improvements in productivity;

•	Bookings;

•	Attainment of objective operating goals and employee metrics; and

•	Any other metric that is capable of measurement as determined by the compensation committee.

Performance factors will be calculated with respect to DexCom and each subsidiary consolidated with us for financial reporting purposes or such division or other business unit as may be selected by the compensation committee. Performance factors applicable to a performance award will be calculated in accordance with generally accepted accounting principles, if applicable, but prior to the accrual or payment of any performance award for the same performance period and excluding the effect (whether positive or negative) of any change in accounting standards or any extraordinary, unusual or nonrecurring item, as determined by the compensation committee, occurring after the establishment of the performance goals applicable to the performance award. Each such adjustment, if any, will be made solely for the purpose of providing a consistent basis from period to period for the calculation of performance factors in order to prevent the dilution or enlargement of the participant’s rights with respect to a performance award.

Unless otherwise specified by our compensation committee (i) in the award agreement at the time the award is granted or (ii) in such other document setting forth the performance goals and relevant performance criteria at the time the performance goals and relevant performance criteria are established, our compensation committee may make adjustments, if it determines appropriate in its sole discretion, to account for changes in law and accounting and to make such adjustments as the compensation committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships, including without limitation (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to the operations of DexCom or not within the reasonable control of our management, or (iii) a change in accounting standards required by generally accepted accounting principles.

To the extent that an award under the 2015 EIP is designated as a “performance award,” but is not intended to qualify as performance-based compensation under Section 162(m), the performance criteria can include the achievement of strategic objectives as determined by the Board.

Transferability

Except as otherwise determined by the compensation committee, awards granted under the 2015 EIP may not be sold, pledged, assigned, hypothecated, transferred or disposed of except by will or the laws of descent and distribution.

Administration

The compensation committee will administer the 2015 EIP. Subject to the terms and limitations expressly set forth in the 2015 EIP, the compensation committee selects the persons who receive awards, determines the number of shares covered thereby, and, establishes the terms, conditions and other provisions of the grants. The compensation committee may construe and interpret the 2015 EIP and prescribe, amend and rescind any rules and regulations relating to the 2015 EIP.

Amendments

The Board may terminate or amend the 2015 EIP at any time, provided that no action may be taken by the Board (except those described in “Adjustments”) without stockholder approval to:

•	permit the repricing of outstanding stock options or stock appreciation rights under the 2015 EIP;

•	determine and implement the terms and conditions of any award transfer program under the 2015 EIP; or

•	otherwise implement any amendment to the 2015 EIP required to be approved by stockholders.

Adjustments

If the number of outstanding shares is changed by an extraordinary cash dividend, stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, spin-off, split-off, reclassification or similar change of our capital structure without consideration, (i) the number of shares available for future grant under the 2015 EIP, (ii) the number of shares subject to outstanding awards under the 2015 EIP, (iii) the exercise price of outstanding stock options and of stock appreciation rights granted under the 2015 EIP, (iv) the maximum number of shares that may be issued subject to incentive stock options under the 2015 EIP and (v) the maximum number of shares to be issued to an individual or new employee in any calendar year under the 2015 EIP shall be proportionally adjusted, subject to any required action by the Board or our stockholders and in compliance with applicable securities laws. No fraction of shares may be issued following any adjustment.

Change of Control Transactions

In the event of a change of control merger, sale of all or substantially all of the assets of the DexCom or other change of control transaction, unless otherwise determined by the compensation committee, all outstanding awards will be subject to the agreement governing such merger, asset sale or other change of control transaction. Such agreement need not treat all such awards in an identical manner, and it will provide for one or more of the following with respect to each award: the continuation of the award, the assumption of the award, the substitution of the award, or the payment of the excess of the fair market value of the shares subject to the award over the exercise price or purchase price of such shares. In the event the successor corporation refuses to either continue, assume or substitute the shares subject to the award pursuant to the terms of the 2015 EIP or the payment of the excess of the fair market value of all of the shares subject to the award over the exercise price or purchase price of such shares is only with respect to shares vested as of the consummation of the change of control transaction, the outstanding awards shall vest and become exercisable as to 100% of the shares subject thereto contingent upon the consummation of such change of control transaction.

Insider Trading Policy

Any participant that receives an award under the 2015 EIP must comply with our insider trading policy.

U.S. Tax Consequences

The following is a general summary as of the date of this Proxy Statement of the United States federal income tax consequences to DexCom and participants in the 2015 EIP. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. Each participant has been, and is, encouraged to seek the advice of a qualified tax advisor regarding the tax consequences of participation in the plan.

Non-Qualified Stock Options

A participant will realize no taxable income at the time a non-qualified stock option is granted under the 2015 EIP, but generally at the time such non-qualified stock option is exercised, the participant will realize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the stock option exercise price. Upon a disposition of such shares, the difference between the amount received and the fair market value on the date of exercise will generally be treated as a long-term or short-term capital gain or loss, depending on the holding period of the shares. DexCom will generally be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the participant is considered to have realized ordinary income in connection with the exercise of the non-qualified stock option.

Incentive Stock Options

A participant will realize no taxable income, and DexCom will not be entitled to any related deduction, at the time any incentive stock option is granted. If certain employment conditions are satisfied, then no taxable income will result upon the exercise of such option and DexCom will not be entitled to any deduction in connection with the exercise of such stock option. Upon disposition of the shares after expiration of the statutory holding periods, any gain realized by a participant will be taxed as long-term capital gain and any loss sustained will be long-term capital loss, and DexCom will not be entitled to a deduction in respect to such disposition. While no ordinary taxable income is recognized at exercise (unless there is a “disqualifying disposition,” see below), the excess of the fair market value of the shares over the stock option exercise price is a preference item that is recognized for alternative minimum tax purposes.

Except in the event of death, if shares acquired by a participant upon the exercise of an incentive stock option are disposed of by such participant before the expiration of the statutory holding periods (i.e., a “disqualifying disposition”), such participant will be considered to have realized as compensation taxed as ordinary income in the year of such disposition an amount, not exceeding the gain realized on such disposition, equal to the difference between the stock option exercise price and the fair market value of such shares on the date of exercise of such stock option. Generally, any gain realized on the disposition in excess of the amount treated as compensation or any loss realized on the disposition will constitute capital gain or loss, respectively. If a participant makes a “disqualifying disposition,” generally in the fiscal year of such “disqualifying disposition” DexCom will be allowed a deduction for federal income tax purposes in an amount equal to the compensation realized by such participant.

Stock Appreciation Rights

A grant of a stock appreciation right (which can be settled in cash or DexCom common stock) has no federal income tax consequences at the time of grant. Upon the exercise of stock appreciation rights, the value received is generally taxable to the recipient as ordinary income, and DexCom generally will be entitled to a corresponding tax deduction.

Restricted Stock

A participant receiving restricted stock may be taxed in one of two ways: the participant (i) pays tax when the restrictions lapse (i.e., with respect to the shares as they become vested) or (ii) makes an election under

Section 83(b) of the Code to pay tax in the year the grant is made with respect to all of the shares subject to the grant. At either time the value of the award for tax purposes is the excess of the fair market value of the shares at that time over the amount (if any) paid for the shares. This value is taxed as ordinary income and if granted to an employee, is subject to income tax withholding. DexCom receives a tax deduction at the same time and for the same amount taxable to the participant. If a participant makes an election under Section 83(b) of the Code to be taxed at grant, then, when the restrictions lapse, there will be no further tax consequences attributable to the awarded stock until the recipient disposes of the stock, at which point any gain or loss will be short-term or long-term capital gain or loss, depending on the holding period of the stock prior to such disposition.

Restricted Stock Units

In general, no taxable income is realized upon the grant of a restricted stock unit award. The participant will generally include in ordinary income the fair market value of the award of stock at the time shares of stock are delivered to the participant or at the time the restricted stock unit vests. DexCom generally will be entitled to a tax deduction at the time and in the amount that the participant recognizes ordinary income.

Performance Awards

The participant will not realize income when a performance award is granted, but will realize ordinary income when shares are transferred to him or her. The amount of such income will be equal to the fair market value of such transferred shares on the date of transfer. DexCom will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the participant is considered to have realized ordinary income as a result of the transfer of shares.

Tax Withholding

The 2015 EIP allows us to withhold shares from the awards to satisfy the participant’s withholding tax obligation and tender cash from our general funds to the applicable tax authorities in an amount equal to the value of the shares withheld.

ERISA Information

The plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Required Vote

The affirmative vote of the majority of shares entitled to vote, present in person or by proxy, and cast affirmatively or negatively at the Annual Meeting is required to approve the 2015 EIP.

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NO. 4, APPROVAL OF THE DEXCOM 2015 EQUITY INCENTIVE PLAN.

PROPOSAL NO. 5

APPROVAL OF DEXCOM’S 2015 EMPLOYEE STOCK PURCHASE PLAN

General

We are asking our stockholders to approve our 2015 Employee Stock Purchase Plan (the “2015 ESPP”). 1,500,000 shares of common stock will initially be authorized for issuance under the 2015 ESPP. If approved by our stockholders, the 2015 ESPP will replace our 2005 Employee Stock Purchase Plan (the “2005 ESPP”). The 2005 ESPP was first approved by our stockholders in March 2005 and it expired by its terms on February 9, 2015. The terms of the 2015 ESPP are similar to the terms of the 2005 ESPP.

Approval of the 2015 ESPP will allow us to continue to make the benefits of an employee stock purchase plan available to eligible employees, which the Board and management believe is an important element of the total compensation and benefits we offer to assist in the retention of our current employees and to attract new employees, and to continue to provide our employees with incentives to contribute to our future success by providing an opportunity to purchase shares of our common stock.

The following summary of certain major features of the 2015 ESPP is subject to the specific provisions contained in the full text of the 2015 ESPP, set forth as Attachment B to this Proxy Statement. This summary does not purport to be a complete description of all of the provisions of the 2015 ESPP. To the extent that there is a conflict between this summary and the actual terms of the 2015 ESPP, the terms of the 2015 ESPP will govern.

The 2015 ESPP, including the right of participants to make purchases under the 2015 ESPP, is intended to qualify as an “Employee Stock Purchase Plan” under the provisions of Section 421 and 423 of the Code. The provisions of the 2015 ESPP shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of those sections of the Code. The 2015 ESPP will not be a qualified deferred compensation plan under Section 401(a) of the Code, and is not subject to the provisions of ERISA.

Purpose

The purpose of the 2015 ESPP is to provide our employees with a convenient means of acquiring an equity interest in DexCom through payroll deductions, to enhance such employees’ sense of participation in our affairs, and to provide an incentive for continued employment through the opportunity to acquire equity at a discounted price.

Number of Shares

The 2015 ESPP will initially reserve 1,500,000 shares of common stock for issuance under the 2015 ESPP.

Administration

The 2015 ESPP will be administered by the compensation committee of our Board of Directors. The administration, interpretation or application of the 2015 ESPP by the compensation committee is final and binding upon all participants.

Eligibility

Any employee, including an executive officer, who is employed by DexCom prior to the beginning of an offering period, is customarily employed for more than 20 hours per week and more than five months per calendar year by us and has been employed for more than three months prior to the first day of an offering period, will be eligible to participate in the 2015 ESPP. An offering date is the first business day of a given offering period.

As of the record date, approximately 817 employees would be eligible to participate in the 2015 ESPP. An employee shall not be eligible to participate if his or her participation is prohibited by the law of any country that has jurisdiction over him or her, if complying with the laws of the applicable country would cause the 2015 ESPP to violate Code Section 423, or if he or she is subject to a collective bargaining agreement that does not provide for participation in the 2015 ESPP.

Special Limitations

The 2015 ESPP will impose certain limitations upon a participant’s rights to acquire our common stock, including the following limitations:

•

Purchase rights will not be granted to any individual who owns stock or together with another person would be considered to own stock, including stock purchasable under any outstanding purchase rights, representing five percent or more of the total combined voting power or value of all classes of our common stock or of our affiliates.

•

Purchase rights granted to a participant will not permit the individual to accrue the right to purchase our common stock at an annual rate of more than $25,000, valued at the time each purchase right is granted.

•	In no event shall a participant be permitted to purchase more than 5,000 shares of our common stock during any one offering period.

Furthermore, if, on a “purchase date” (the last day of a purchase period and the day on which shares are actually purchased), the number of shares that would otherwise be subject to options under the 2015 ESPP exceeds the number of shares available for issuance under the 2015 ESPP, a pro rata allocation of the available shares will be made in as uniform a manner as shall be reasonably practicable and as the compensation committee shall determine to be equitable. In its discretion, the compensation committee can impose limits in addition to those described above on the number of shares participants may purchase during any purchase period, can alter the maximum number of shares purchasable or impose additional eligibility criteria that may affect the ability of particular participants to purchase shares during any purchase period.

Enrollment in the 2015 ESPP

Eligible employees become participants in the 2015 ESPP by completing a subscription agreement or enrolling online authorizing payroll deductions prior to the applicable offering date. In addition, any eligible employee that is enrolled in the final offering period of the 2005 ESPP will be automatically enrolled in the ESPP at the same level and to the same extent specified in their enrollment in the 2005 ESPP. A person who becomes employed after the commencement of an offering period may not participate in the 2015 ESPP until the commencement of the next offering period.

Offering Periods; Purchase Periods

The 2015 ESPP will be implemented by consecutive 12-month “offering periods,” with a new offering period commencing on March 1 and September 1 of each year and ending on February 28 (or February 29 if February has 29 days) and August 31 of each year. Each offering period consists of two six-month “purchase periods.” The compensation committee shall have the power to change the “offering dates” (the first day of the offering period during which shares may be purchased), the purchase dates and the duration of offering periods, provided that an offering period will never be longer than twenty-seven months, or purchase periods without stockholder approval if such change is announced prior to the relevant offering period or prior to such other time period as specified by the compensation committee. The initial offering period begins on September 1, 2015.

Purchase Price

The purchase price at which shares will be sold under the 2015 ESPP is 85% of the lesser of the fair market value of a share of our common stock on (1) the first business day of the offering period, or (2) the last business day of the purchase period. The 2015 ESPP provides that the fair market value of a share of our common stock on the first business day of the offering period or the last business day of the purchase period shall be the closing price on that day as reported in the Wall Street Journal if our stock is then publicly traded or, if our stock is not then publicly traded, as determined by the Board of Directors or the compensation committee in good faith.

Payment of the Purchase Price; Payroll Deductions

The payroll deductions accumulated during the offering purchase period will be applied to the purchase of the shares on the purchase date. The deductions may not be less than one percent or greater than ten percent of a participant’s eligible compensation, or such lower limit set by the compensation committee. Deductions are made in one percent increments. The aggregate of such payroll deductions for each calendar year cannot exceed $25,000. Eligible compensation means base salary (or equivalent compensation in foreign jurisdictions) provided that prior to any offering period, the compensation committee may determine that base compensation may mean all W-2 cash compensation, including, but not limited to, base salary, wages, bonuses, incentive compensation, commissions, overtime, shift premiums, plus draws against commissions (or equivalent compensation in foreign jurisdictions) but excluding any non-cash W-2 compensation, including disqualifying dispositions, equity grants, equity exercises or settlements. For the purposes of determining a participant’s compensation, any election by such participant to reduce his or her regular cash remuneration under Sections 125 or 401(k) of the Code (or equivalent deductions in foreign jurisdictions) shall be treated as if the participant had not made such election.

Payroll deductions will commence on the first pay date of the applicable offering period and will continue until the end of such offering period. No interest will accrue on the payroll deductions of a participant in the 2015 ESPP. Once, at any time during a purchase period, a participant may decrease (but not increase) his or her payroll deductions with the new rate to become effective no later than the second payroll period commencing after our receipt of the authorization or once any trading restrictions are lifted and continuing for the remainder of the offering period. A participant may reduce his or her payroll deduction percentage to zero during an offering period; provided, however, that a participant may not resume making payroll deductions during an offering period in which he or she reduced his or her payroll deduction percentage to zero. A participant may increase or decrease the rate of payroll deductions for any subsequent purchase period by filing with DexCom a new authorization (or changing online) for payroll deductions prior to the beginning of the offering period for such purchase period.

All payroll deductions received or held by us under the 2015 ESPP may be used by us for any corporate purpose, and we are not obligated to segregate such payroll deductions. Until the shares are issued, participants only have the rights of an unsecured creditor.

Purchase of Stock; Grant of Options

As of the first day of each offering period, each participant will be granted an option to purchase shares of our common stock, exercisable at the conclusion of the purchase period. The exact number of shares is determined by dividing such participant’s accumulated payroll deductions during the offering period by the option purchase price determined as described above, subject to the limitations set forth in the 2015 ESPP as described above.

Withdrawal

A participant may withdraw all, but not less than all, of the payroll deductions credited to his or her account under the 2015 ESPP at any time prior to the end of an offering period by giving written notice to us. After receipt of a notice of withdrawal, (1) all of the participant’s payroll deductions credited to his or her account will be returned without interest, (2) the participant’s option for the current period will automatically terminate, and (3) no further payroll deductions for the purchase of shares will be made during that offering period. A participant’s withdrawal from an offering does not have any effect upon such participant’s eligibility to participate in subsequent offerings under the 2015 ESPP. Any participant enrolled in the final offering period of the 2005 EIP will automatically be unenrolled in the final offering period of the 2005 EIP in the event that the fair market value on February 1, 2015 was higher than the fair market value on September 1, 2015 and any funds accumulated in such participant’s 2005 EIP account prior to September  1, 2015 will be transferred and applied to the purchase of shares in the first offering period of the 2015 EIP.

Termination or Interruption of Employment

Upon termination of a participant’s employment for any reason prior to the last day of the offering period, the accumulated payroll deductions credited to the participant’s account will be returned to such participant, or in the case of the participant’s death, to the person or persons entitled thereto as specified in the participant’s subscription agreement, and his or her option will automatically terminate. A participant is not deemed to have terminated his or her employment in the case of sick leave, military leave, or any other leave of absence approve by us; provided that such leave is for a period of not more than ninety days or re-employment upon the expiration of such leave is guaranteed by contract or statute.

Adjustments upon Changes in Capitalization or Merger

In the event a change is made in our capitalization, such as a stock split or payment of a stock dividend, that results in an increase or decrease in the number of outstanding shares of common stock without consideration, a proportional adjustment will be made in the shares subject to purchase and in purchase price per share, subject to any required action by the Board of Directors or our stockholders and in compliance with applicable securities laws. In the event of our proposed dissolution or liquidation, the offering period then in progress will be shortened and the compensation committee may set a new exercise date as of immediately prior to the proposed dissolution or liquidation.

In the event (i) any person becomes the owner of securities of DexCom representing fifty percent (50%) or more of the total voting power of DexCom, (ii) there is a sale or disposition of all or substantially all of DexCom’s assets; or (iii) there is a merger or consolidation of DexCom, other than a merger or consolidation which would result in the voting securities of DexCom outstanding immediately prior to the merger continuing to represent at least fifty percent (50%) of the total voting power of DexCom or the surviving entity or its parent company outstanding immediately after such merger (each, a “corporate transaction”), the offering period for each outstanding right to purchase common stock will be shortened by setting a new purchase date and will end on the new purchase date (unless otherwise specified in the agreement effecting the applicable corporate transaction). The new purchase date shall occur on or prior to the consummation of the corporate transaction, as determined by the Board of Directors or compensation committee, and the 2015 ESPP shall terminate on the consummation of the corporate transaction (unless otherwise specified in the agreement effecting the corporate transaction).

Nonassignability

Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the 2015 ESPP may be assigned, transferred, pledged, or otherwise disposed of in any way by the participant, other than by will, the laws of descent and distribution, or as provided in the 2015 ESPP. Any such attempt at assignment, transfer, pledge, or other disposition shall be without effect.

Amendment and Termination of the Plan

The compensation committee may amend, suspend or terminate the 2015 ESPP, or any part thereof, at any time and for any reason. The compensation committee will be entitled to change the purchase periods and offering periods, limit the frequency and/or number of changes in the amount withheld during an offering period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the administration of the 2015 ESPP, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of our common stock for each participant properly correspond with amounts withheld from the participant’s base salary or regular hourly wages, and establish such other limitations or procedures as the compensation committee determines in its sole discretion advisable which are consistent with the 2015 ESPP. Such actions will not require stockholder approval or the consent of any participants. In addition, in the event the Board of Directors or compensation committee determines that the ongoing operation of the 2015 ESPP may result in unfavorable financial accounting consequences, they may, in their discretion amend or terminate the Plan to reduce or eliminate such accounting consequences by, among other possible changes: (i) amending the definition of compensation, including with respect to an offering period underway at the time; (ii) altering the purchase price for any offering period including an offering period underway at the time of the change in purchase price; (iii) shortening any offering period by setting a purchase date, including an offering period underway at the time of the their action; (iv) reducing the maximum percentage of compensation a participant may elect to set aside as payroll deductions; and (v) reducing the maximum number of shares a participant may purchase during any offering period. Such modifications or amendments will not require approval of our stockholders or the consent of any participants.

No amendment shall be made without approval of the stockholders within 12 months of the adoption of such amendment if such amendment would: (a) increase the number of shares that may be issued under the 2015 ESPP; or (b) change the designation of the employees (or class of employees) eligible for participation in the 2015 ESPP.

The 2015 ESPP will continue until the earlier of termination by our Board of Directors, issuance of all of the shares reserved for issuance under the 2015 ESPP, or ten years from the date the 2015 ESPP is approved by our stockholders.

U.S. Tax Consequences

The following is a general summary as of the date of this Proxy Statement of the United States federal income tax consequences to DexCom and participants in the 2015 ESPP. The federal tax laws may change and the federal, state, and local tax consequences for any participant will depend upon his or her individual circumstances.

The 2015 ESPP and the right of participants to make purchases under the 2015 ESPP are intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant at the time of grant of the option or the purchase of shares. A participant may become liable for tax upon disposition of the shares acquired, as follows.

If the shares are sold or disposed, including by way of gift, at least two years after the offering date and more than one year after the date on which shares were transferred to the employee, then the lesser of (a) the excess of the amount actually received for the shares over the amount paid for the shares or (b) fifteen percent of the fair market value of the shares on the offering date, will be treated as ordinary income to the participant. The employee’s basis of the option stock will be increased by the amount of the compensation income recognized. Any further gain or loss upon such disposition will be treated as long-term capital gain or loss. If the shares are sold and the sales price is less than the price paid for the shares, there is no ordinary income and the participant has a capital loss for the difference.

If the shares are sold or disposed of, including by way of gift or by exchange, before the expiration of the holding periods described above, then the excess of the fair market value of the shares on the last date of the offering period in which the shares were purchased over the purchase price of the shares will be treated as ordinary income to the participant. This excess will constitute ordinary income in the year of sale or other disposition even if no gain is realized on the sale or a gratuitous transfer of the shares is made. The basis of the option stock will be increased by the amount of the compensation income recognized. Any further gain or loss recognized in connection with any such sale or exchange will be treated as capital gain or loss and will be treated as short-term capital gain or loss if the shares have been held less than one year.

If shares are sold or disposed of before the expiration of the statutory holding periods, we are generally entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant in connection with such sale or disposition.

The foregoing summary of the effect of federal income taxation upon the participant and us with respect to the shares purchased under the 2015 ESPP does not purport to be complete. Reference should be made to the applicable provisions of the Code. In addition, the summary does not discuss the tax implications of a participant’s death or the provisions of the income tax laws of any municipality, state, or foreign country in which the participant may reside.

New Plan Benefits

Eligible employees may participate in the 2015 ESPP voluntarily and each such employee determines his or her level of payroll deductions within the guidelines fixed by the 2015 ESPP. Accordingly, future purchases under the 2015 ESPP are not determinable at this time. We, therefore, have not included a new plan benefits table.

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE FOR PROPOSAL NO. 5, APPROVAL OF THE DEXCOM 2015 EMPLOYEE STOCK PURCHASE PLAN.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of April 2, 2015 for:

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our directors;

•	each named executive officer as set forth in the summary compensation table below; and

•	all executive officers and directors as a group.

The percentage of shares beneficially owned is based on 79,191,456 shares of common stock outstanding as of April 2, 2015. Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. Unless indicated above, the persons and entities named below have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options that are currently exercisable or exercisable and restricted stock units that will vest within 60 days of April 2, 2015 are deemed to be outstanding and to be beneficially owned by the person holding the options or restricted stock units for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address for each listed stockholder is c/o DexCom, Inc., 6340 Sequence Drive, San Diego, California 92121.

	Shares of Common Stock Beneficially Owned
Beneficial Owner	Number	Percentage
Directors and Named Executive Officers
Steven R. Altman(1)	15,794	*
Nicholas Augustinos(2)	17,592	*
Mark Foletta(3)	456	*
Terrance H. Gregg(4)	1,374,367	1.7%
Barbara E. Kahn(5)	46,525	*
Jonathan T. Lord, M.D.(6)	137,107	*
Steven R. Pacelli(7)	350,571	*
Jess Roper(8)	93,983	*
Kevin Sayer(9)	343,279	*
Jay S. Skyler, M.D.(10)	261,931	*
Eric Topol, M.D.(11)	90,215	*
Jorge Valdes(12)	416,822	*
All directors and executive officers as a group (16 persons)(13)	3,776,962	4.7%

All 5% Stockholders
Wellington Management Company, LLP(14)	5,311,595	6.7%
Blackrock, Inc.(15)	5,067,791	6.4%
The Vanguard Group(16)	4,487,198	5.7%
T. Rowe Price Associates, Inc.(17)	4,346,843	5.5%

*	Represents less than 1% of the outstanding shares of our common stock.

(1)	Represents 6,462 restricted stock units that vest within 60 days of April 2, 2015, and 9,332 shares held directly by Mr. Altman.

(2)	Represents 6,462 restricted stock units that vest within 60 days of April 2, 2015, and 11,130 shares held directly by Mr. Augustinos.

(3)	Represents 456 restricted stock units that vest within 60 days of April 2, 2015.

(4)	Represents fully vested options to purchase 578,393 shares of our common stock, 20,312 restricted stock units that vest within 60 days of April 2, 2015, as well as 775,662 shares held directly by Mr. Gregg, or by a trust of which Mr. Gregg is a trustee.

(5)	Represents 6,462 restricted stock units that vest within 60 days of April 2, 2015, and 40,063 shares held directly by Ms. Kahn.

(6)	Represents 8,797 restricted stock units that vest within 60 days of April 2, 2015, and 128,310 shares held directly by Dr. Lord.

(7)	Represents fully vested options to purchase 218,132 shares of our common stock, as well as 132,439 shares held directly by Mr. Pacelli.

(8)	Represents fully vested options to purchase 53,500 shares of our common stock, as well as 40,483 shares held directly by Mr. Roper.

(9)	Represents fully vested options to purchase 150,919 shares of our common stock, as well as 192,360 shares held directly by Mr. Sayer.

(10)	Represents fully vested options to purchase 119,160 shares of our common stock, 6,887 restricted stock units that vest within 60 days of April 2, 2015, as well as 115,884 shares held by a partnership in which Dr. Skyler is managing partner and maintains voting rights over these shares, 10,000 shares held by a trust in which Dr. Skyler is a trustee, and 10,000 shares held by his spouse, which Dr. Skyler disclaims beneficial ownership.

(11)	Represents 7,099 restricted stock units that vest within 60 days of April 2, 2015, as well as 83,116 shares held directly by Dr. Topol.

(12)	Represents fully vested options to purchase 364,731 shares of our common stock, as well as 52,091 shares held directly by Mr. Valdes, or by a trust of which Mr. Valdes is a trustee.

(13)	Represents fully vested options to purchase 1,772,183 shares of our common stock, 67,937 restricted stock units that vest within 60 days of April 2, 2015, as well as a total of 1,936,842 shares held directly by the directors and officers or by trusts in which the directors and officers are trustees.

(14)	Represents shares held by Wellington Management Company, LLP according to its Schedule 13G/A filing made on February 12, 2015. The address of Wellington Management Company, LLP is 280 Congress Street, Boston, MA 02210.

(15)	Represents shares held by BlackRock, Inc. according to its Schedule 13G/A filing made on January 29, 2015. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(16)	Represents shares held by The Vanguard Group according to its Schedule 13G/A filing made on February 10, 2015. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(17)	Represents shares held by T.Rowe Price Associates, Inc. according to its Schedule 13G filing made on February 12, 2015. The address of T.Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2014, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with the exception of one late Form 4 filing for each of Messrs. Sayer and Valdes.

EXECUTIVE OFFICERS

The following is biographical information as of April 2, 2015 for our executive officers with the exception of our Chief Executive Officer and President who is discussed above under Proposal 1 (Election of Directors).

Name	Age	Position
Jess Roper	50	Senior Vice President and Chief Financial Officer
Andrew K. Balo	67	Executive Vice President, Clinical, Regulatory and Quality
Richard Doubleday	52	Executive Vice President, Chief Commercial Officer
John D. Lister	40	Senior Vice President and General Counsel
Jeffrey Moy	54	Senior Vice President of Operations
Steven R. Pacelli	43	Executive Vice President, Strategy and Corporate Development
Jorge Valdes	53	Executive Vice President, Chief Technical Officer (“CTO”)

Jess Roper has served as our Senior Vice President and Chief Financial Officer since January 2015. From March 2008 to January 2015, Mr. Roper served as our Vice President and Chief Financial Officer. Mr. Roper joined us in March 2005 as Director of Finance and served as interim Chief Financial Officer from July 2007 to February 2008. From December 2003 to March 2005, Mr. Roper served initially as Director of Finance and subsequently as Controller for SeraCare Life Sciences, Inc., a manufacturer of plasma-based products. From September 2002 to December 2003, Mr. Roper served as Accounting Manager for Nanogen, Inc., a developer of diagnostic products. Mr. Roper previously served as an auditor with PricewaterhouseCoopers, and a Bank and Information Systems Examiner with the Office of the Comptroller of the Currency. Mr. Roper received a B.S. in Finance and an M.S. in Corporate Accountancy from San Diego State University. Mr. Roper is a licensed Certified Public Accountant.

Andrew K. Balo has served as our Executive Vice President, Clinical, Regulatory and Quality since January 2015. From March 2008 to January 2015, Mr. Balo served as our Senior Vice President of Clinical and Regulatory Affairs, and from February 2002 to March 2008, served as our Vice President of Clinical and Regulatory Affairs. From June 1999 to February 2002, Mr. Balo served as Vice President, Regulatory and Clinical Affairs of Innercool Therapies, Inc., a medical technology company. Mr. Balo received a B.S. from the University of Maryland.

Richard Doubleday has served as our Executive Vice President, Chief Commercial Officer since January 2015. From February 2013 to January 2015, Mr. Doubleday served as our Senior Vice President of Worldwide Sales and Marketing. From June 2009 to February 2013, Mr. Doubleday served as our Vice President of Sales. From May 1988 to June 2009, Mr. Doubleday served in various roles for Johnson & Johnson, Inc. (“J&J”), including Director of Marketing for J&J subsidiary Animas Corporation, a manufacturer of insulin pumps, from July 2006 to June 2009, and Field Sales Director for J&J subsidiary LifeScan, Inc., a manufacturer of blood glucose monitoring systems, from August 2002 to October 2005. Mr. Doubleday received a B.A. from Michigan State University.

John D. Lister has served as our Senior Vice President and General Counsel since March 2014. Mr. Lister previously served as our General Counsel and Vice President of Human Resources from March 2013 to March 2014, as our Vice President of Legal Affairs from May 2009 to March 2013, and as our Director of Legal Affairs from January 2008 to May 2009. Mr. Lister served as a corporate attorney for Fenwick & West LLP from June 2004 to January 2008, where he specialized in corporate finance, mergers and acquisitions, corporate compliance and general business matters for life sciences and technology companies. Mr. Lister received a B.A. from Claremont McKenna College, and a J.D. from the University of San Francisco. Mr. Lister is a member of the State Bar of California.

Jeffrey Moy has served as our Senior Vice President of Operations since January 2011, and previously served as our Vice President of Operations from September 2008 to January 2011. Previously, Mr. Moy served as our Senior Director of Manufacturing from September 2007 to September 2008. From April 2004 to August 2007, Mr. Moy served as Senior Director of Manufacturing for Biosite, Inc., a manufacturer of diagnostic products for laboratory medicine. Mr. Moy received a B.S. from the University of Pennsylvania and a Masters in Engineering from Cornell University.

Steven R. Pacelli was named DexCom’s Executive Vice President of Strategy and Corporate Development in August 2012. Mr. Pacelli has served in roles of increasing responsibility with DexCom since April 2006, including as its Chief Operating Officer from June 2010 to August 2012, its Chief Administrative Officer from December 2008 to June 2010, its Senior Vice President of Corporate Affairs from June 2007 to December 2008, and its Vice President of Legal Affairs from April 2006 to June 2007. Prior to joining DexCom, Mr. Pacelli served as a corporate attorney specializing in finance, mergers and acquisitions, and general corporate matters, and also in an executive role as general counsel of several privately held companies. Mr. Pacelli received a BA from the University of California, Los Angeles, and a J.D. from the University of Virginia. Mr. Pacelli is a member of the State Bar of California.

Jorge Valdes has served as our Executive Vice President and Chief Technical Officer since June 2010, and previously served as our Senior Vice President of Operations from July 2007 to June 2010, and from November 2005 to July 2007, served as our Vice President of Engineering. From July 1999 to March 2005, Mr. Valdes served as Vice President of Engineering at Advanced Fibre Communications (“AFC”) a provider of broadband access solutions. Mr. Valdes also served as General Manager for the fiber to the premise business unit of AFC beginning in May 2004. Mr. Valdes received a B.S. and an M.B.A. from the University of Miami, Florida.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The compensation committee of the Board of Directors has principal responsibility for establishing, implementing and continually monitoring adherence to our compensation philosophy and objectives. The committee’s duties include evaluating the performance and advising the Board on the compensation of our Chief Executive Officer, and setting the compensation of our other executive officers and directors, as well as performing oversight of our compensation arrangements, plans, policies and programs for employees generally.

Executive Summary

We are a medical device company focused on the design, development and commercialization of continuous glucose monitoring (“CGM”) systems for ambulatory use by people with diabetes. Operating in a novel technology category that we believe remains underpenetrated, our overarching objective is to both advance our technology platform and to grow our product revenue, each as quickly as possible. Although the broad changes in the delivery of healthcare due to the Affordable Care Act and continued volatility in the economy have each contributed to a challenging environment during the past several years, we achieved important milestones during 2014, including:

•

generating a record full fiscal year 2014 product revenue of $257.1 million, an increase of $100.0 million, or 64%, as compared to 2013, and an increase of $164.1 million, or 176%, as compared to 2012,

Revenue Performance	Revenue ($M)	% Increase to FY14
Fiscal 2014	$257.1	—
Fiscal 2013	$157.1	64%
Fiscal 2012	$93.0	176%

•	generating cash-based (non-GAAP) net operating income of $36.9 million in 2014, an increase of 583% as compared to 2013,

Net Operating Income Performance	Net Operating Inc. ($M)	% Increase to FY14
Fiscal 2014	$36.9	—
Fiscal 2013	$5.4	583%

•	generating GAAP-based net operating income of $1.3 million, or $0.02 per share, during the fourth quarter of 2014, the first time that we were GAAP profitable during a fiscal quarter.

•

obtaining regulatory approval and commercial launch of our SHARE platform, which was our first product that enabled mobile connectivity of our G4 PLATINUM system with patients’ and caregivers’ smartphones. We are the first company in the CGM industry to achieve such mobile connectivity, and believe this capability will be a critical element demanded by patients and caregivers.

Our financial and operational success has translated into superior short and long-term stock price growth for the benefit of our stockholders.

General Objectives and Philosophy

We have designed our compensation program to support our near-term objectives and promote the long-term growth of our company. Our compensation philosophy for all employees, including our executive officers, is to ensure that our compensation program:

•	supports our key strategic and financial goals;

•	relates directly to our corporate performance;

•	appropriately manages compensation-related risk within the context of our business strategies; and

•	provides a total compensation package that is competitive and enables us to attract, motivate, reward and retain executive officers and employees.

Different compensation elements are geared to reward short and longer-term performance with a common goal of increasing value for our key constituencies—patients, healthcare providers, stockholders and our employees. We believe that the compensation of our executive officers and employees should reflect our performance as an organization, and their performance as individuals, in attaining key financial and operating objectives established by our Board of Directors. In addition, we strive to promote an ownership mentality among our executive officers and employees, which we believe is best achieved through our equity incentive programs. Despite achieving GAAP-based profitability during the fourth quarter of 2014, we have not yet become profitable for a full fiscal year. Accordingly, as an essential part of our efforts to achieve profitability, we endeavor to conserve our cash resources. To that end, one important aspect of our overall compensation philosophy is to minimize base salary compensation relative to our peer group of companies in favor of performance-based incentive and equity compensation, which we believe best aligns the interests of our employees with our stockholders. We intend to ensure that our compensation program is perceived as fundamentally fair to all key constituencies. Therefore, we do not offer substantially different benefits or perquisites to our executives as compared to those benefits and perquisites offered to all other employees, nor do we gross up any severance or change-in-control payments made to our executives.

Fiscal 2014 Compensation Overview

Given the climbing costs of healthcare in the United States, the growing share of those costs borne by patients, and increasing competition from insulin pumps that integrate CGM technology, we anticipated that it would be challenging to maintain a rapid rate of growth during fiscal 2014; nevertheless, we expected our business to achieve:

•	substantial increases in product revenue;

•	decrease to our overall operating loss;

•	various operating goals to maintain and advance our technology advantage and commercial development;

•	substantial increases in product revenue; decrease to our overall operating loss; various operating goals to maintain and advance our technology advantage and commercial development.

When designing our fiscal 2014 executive officer compensation program, the compensation committee considered our fiscal 2014 budget, as well as the program objectives set forth above. In addition, the compensation committee considered the intense competition for executive talent within the medical technology sector. Our overall objective was to compensate our named executive officers in a manner that attracts and retains the caliber of individuals needed to manage and staff a demanding and high-growth business operation in a rapidly evolving and innovative and competitive industry. As a result, with respect to our program of annual and long-term compensation, the compensation committee:

•

froze 2014 base annual salary for our CEO as well as our President and COO, and increased the base annual salary for our other named executive officers by an aggregate of approximately 4% as part of our goal to conserve cash;

•	maintained a meaningful proportion of potential cash compensation in our annual cash incentive award program, which awards are paid only upon achievement of various financial and operational goals;

•	maintained our base salary and target total cash compensation at approximately 50th percentile of our peer group;

•

maintained our equity compensation approach in 2014, pursuant to which restricted stock unit awards were granted primarily based on both company performance and the individual performance and expected future contributions of each executive. The compensation committee also considered competitive market data in determining equity awards; and

•	strong governance practices, including:

•	absence of material perquisites,

•	absence of tax “gross ups,”

•	prohibitions against hedging and pledging,

•	equity ownership guidelines, and

•	compensation recovery or (“clawback”) policy.

Executive Compensation Practices at a Glance

WHAT WE DO	WHAT WE DO NOT DO

☑       Pay for Performance: We link pay to performance and stockholder interests by heavily weighting total compensation to the achievement of strong financial performance tied to a balanced mix of performance metrics established in advance by the compensation committee and long-term equity awards that align executive interests with our stockholders.

☒       Modest Employment Agreements: Our employment agreements with named executive officers provide modest cash severance rights equal to 1x salary in connection with a “double trigger” involuntary termination following a change of control.

☑ Independent Compensation Advisor: The compensation committee selects and engages its own independent advisor.

☒       No Special Perquisites: We do not provide special perquisites for executives, such as company cars, club memberships, supplemental executive retirement plans or supplemental executive health benefits.

☑       Thoughtful Peer Group Analysis: The compensation committee reviews external market data when making compensation decisions and annually reviews our peer group with its independent compensation consultant.

☒ No Hedging in Company Securities: Executives, directors and all employees are prohibited from engaging in any hedging transaction with respect to company equity securities (vested or unvested).

☑ Thorough Compensation Risk Assessment: The compensation committee conducts an annual assessment of our executive and broad-based compensation programs to ensure prudent risk management.	☒ No Pledging of Company Securities: Our Board adopted a policy prohibiting pledges of our securities by our executives and directors.

☑ Compensation Committee Independence and Experience: The compensation committee is comprised solely of independent directors who have extensive experience.	☒ No Guaranteed Bonuses: We do not provide guaranteed minimum bonuses or uncapped incentives under our annual bonus plan.

☑       New in 2015—Post-Vesting Stock Ownership Guidelines: Our CEO is required to hold 100% of net after-tax shares issued upon the exercise of stock options or the vesting of restricted stock units for at least 12 months.

☒       New in 2015—No Re-Pricing or Discounted Options / SARs: We do not re-price underwater awards and do not provide discount stock options or stock appreciation rights.

           The 2015 Equity Incentive Plan we propose prohibits repricing of stock options or stock appreciation rights without stockholder approval.

☑       Stock Ownership Guidelines: Executives and directors are subject to stock ownership guidelines equal to a multiple of their respective annual base salaries (3x for executives) or Board retainers (3x for directors).

☒ No Tax Gross-Ups: We do not provide tax gross-ups for “excess parachute payments” or other executive benefits.

☑       New in 2015—“Clawback” Policy: Our clawback policy provides that our Board may require the forfeiture, recovery or reimbursement of cash and equity incentive compensation from an executive officer in the event the officer’s fraud or intentional illegal conduct is determined by our Board to have materially contributed to a restatement of DexCom’s financial results.

Role of Management

Management provides data, analyses, input and recommendations to the compensation committee through both our Executive Chairman and CEO. Management also provides such data, analyses and input directly to our independent compensation consultant. Both our Executive Chairman and CEO, with the support of management representatives from finance, legal and human resources, provide input on various values for the compensation committee to consider when determining each element of compensation. The compensation committee gives significant weight to our Executive Chairman’s and CEO’s evaluation of each named executive officer’s performance and recommendations of appropriate compensation (other than their own). The compensation committee reviews such assessments and recommendations; however, the compensation committee’s decisions are made by the compensation committee in its sole discretion, and outside of the presence of any impacted executive officers.

Stockholder Advisory Vote on Executive Compensation

At our 2013 annual stockholders meeting, our stockholders expressed strong support for our executive compensation program, with approximately 98% of the votes cast (excluding abstentions and broker non-votes) voting in favor of the advisory vote proposal. After careful consideration, the compensation committee determined not to make any significant changes to the design of our executive compensation program for 2014 given the strong support of the compensation program in the 2013 advisory vote. At our 2014 annual stockholders meeting, our stockholders again expressed strong support for our executive compensation program, with 88.4% of the votes cast (excluding abstentions and broker non-votes) voting in favor of the advisory vote proposal. When designing our 2015 executive compensation program, the compensation committee considered, among other things, the vote results from our 2014 annual meeting. While we consider the 88.4% advisory vote to be strong, we considered the 10% decrease compared to the year prior when designing our 2015 compensation program. As a result of the 10% decrease in the advisory vote, combined with the increase in our stock price during 2014, and competitive compensation data for 2014, we elected to reduce the number of restricted stock units to be granted in 2015 by approximately 50% across the Company, including for each of our named executive officers. In addition, we engage in dialogue with our stockholders on an ongoing basis, and the compensation committee will continue to consider the results of our say-on-pay votes when making future compensation decisions for the named executive officers.

Compensation Consultant Engagement

The compensation committee has engaged Compensia as an independent compensation consultant since 2006. During 2014, we engaged Compensia to complete a competitive assessment of our executive compensation. Compensia has analyzed both publicly available peer data and compensation survey data and obtained historical data and insight into our previous compensation practices. Based in part on policies and procedures implemented by Compensia to ensure the objectivity of its executive compensation consultants and the compensation committee’s assessment of Compensia’s independence pursuant to the SEC rules, the compensation committee concluded that the consulting advice it receives from Compensia is objective and that no conflict of interest exists that will prevent Compensia from being independent consultants to our compensation committee. In preparing its analysis, Compensia utilized a peer group of publicly traded companies consisting of firms directly comparable in size and industry to ours, and who are generally direct competitors to us for valued employees in the medical technology business. The companies in this peer group are generally in similar stages of their business lifecycle within the medical technology sector, and have similar annual revenue performance, market capitalizations, or headcounts. The peer group for 2014 was selected based on the same approach utilized in 2013, focusing primarily on medical technology and device companies with, to the extent feasible, comparable revenue, market capitalization and geographic location. No peer group or peer company was selected on the basis of executive compensation levels. The specific attributes used to develop the peer group included:

•	Industry: The peer group used focused on medical technology and device companies.

•

Revenue: We considered the revenue of the peer companies and generally selected peer companies with trailing twelve months of revenue that, at the time of the analysis, generally fell within the range of one-half to two and one-half times our revenue.

•

Market Capitalization: We selected companies with a market capitalization at the time of our analysis that was generally within a range of one-fifth to five times our market capitalization. Our market capitalization relative to our peer group at the time of our 2014 compensation analysis was at the 83rd percentile because there were a small number of medical technology and device companies with both revenues that fell within our recommended range and similar market capitalizations.

During 2014, we worked with Compensia to update our peer group, which, for 2014 compensation planning purposes, included the following companies:

Abaxis, Inc.	Meridian Biosciences, Inc.

Abiomed, Inc.	Neogen*

Conceptus, Inc.	NuVasive, Inc.

Cyberonics, Inc.	NxStage Medical, Inc.

Cynosure, Inc.	Palomar Medical Technologies, Inc.

Heartware International, Inc.	Quidel Corporation

ICU Medical*	Thoratec Corporation

Insulet Corporation	Vocera Communications, Inc.

MAKO Surgical Corp.	Volcano Corporation

Medidata Solutions*

*	Added in 2014.

Peer Group Data. The compensation committee targets each officer’s total annual cash compensation to generally fall within the median range for comparable positions in our peer group. The compensation committee structures our officer compensation program so that outstanding performance measured against our compensation plans’ metrics and associated goals generates total annual cash compensation above the median range. On the other hand, achievement below compensation plan goals generates total annual cash compensation below the median range, which reflects the compensation committee’s pay-for-performance philosophy. The compensation committee also considers peer group data when determining compensation practices.

The compensation committee may adjust a component of a named executive officer’s pay or total direct annual compensation above or below the median range to acknowledge the value, experience and potential he or she brings to the role, demonstrated success in meeting key objectives and sustained high-level performance. The differences in compensation levels among our named executive officers are primarily attributable to the differences in the range of compensation for similar positions in our peer group.

Named Executive Officers for Fiscal 2014

For fiscal 2014, our named executive officers were:

•	Terrance Gregg, Chief Executive Officer;

•	Kevin Sayer, President and Chief Operating Officer;

•	Jess Roper, Vice President and Chief Financial Officer;

•	Steven Pacelli, Executive Vice President, Strategy and Corporate Development; and

•	Jorge Valdes, Executive Vice President, Chief Technical Officer.

Details and Elements of our 2014 Compensation

Since our primary business goals to achieve profitability and maintain and advance our technology advantage within our field did not change from 2013 to 2014, the structure and elements of our officer compensation program remained largely consistent during these years. The compensation committee designed the program to focus our officers on leading our entire organization toward achieving both short-term and long-term strategic and operational goals, and increasing stockholder value, without encouraging excessive risk taking. Fiscal 2014 base salary cash compensation actually paid to our named executive officers was fixed at the beginning of 2014, and incentive cash compensation actually paid to our named executive officers was above target levels, which reflected our strong fiscal 2014 commercial performance and the compensation committee’s pay-for-performance philosophy. The compensation committee reviews competitive market information with our CEO for each executive officer. The compensation committee provides a recommendation to the Board on the CEO’s compensation. In addition, at the beginning of each fiscal year, the compensation committee reviews executive officers’ performance for the last year and objectives for the next year, together with an executive officer’s responsibilities and experience level. The compensation committee also considers our overall fiscal performance compared to our fiscal objectives and performance targets. The relative weight given to these factors varies with each individual at the discretion of the compensation committee.

Elements of compensation for our employees, including our executive officers, include:

•

base salary that is designed primarily to be conservative, but generally competitive, with base salary levels in effect at comparable medical technology and device companies with which we compete for personnel;

•	cash incentive awards that are contingent upon the achievement of rigorous annual financial and operational performance goals established by the Board of Directors; and

•

long-term equity incentives, consisting of restricted stock unit grants with such grants based primarily on the individual performance and expected future contributions of each executive in combination with consideration of competitive market data. Grant amounts are premised upon our belief that we should:

•	recognize significant Company performance with particular focus on our revenue growth, performance milestone achievements and long-term stock price growth;

•	conserve our cash resources to support our goal of achieving profitability;

•	increase alignment of management’s interests with the long-term interests of our stockholders; and

•	encourage employees to behave like owners.

Consistent with the principles of our executive officer compensation outlined above, an executive officer’s total direct compensation is based upon our overall performance and the performance of that individual executive officer. We do not have a pre-established policy or target for allocating between fixed and variable compensation or among the different types of variable compensation, although the allocation is influenced by the compensation committee’s assessment of the compensation practices of the companies in the peer group and our short-term and long-term strategic objectives. Variable compensation generally consists of annual cash incentive compensation and long-term equity incentives, and represents the primary portion of the total direct compensation opportunity for each executive officer. The compensation committee believes that the executive officers’ consistent and sustained performance can have a direct and significant impact on long-term stockholder value. The graph below depicts the percentages of fixed and variable income for our CEO and for the remainder of our named executive officers during 2014.

Base Salary

We provide our executive officers and other employees with a base salary to compensate them for services rendered during the fiscal year. We determine base salaries for our executive officers based in part on our review of prevailing compensation practices in our peer group and the following factors: the scope of responsibilities, experience, past performance and objectives for the year. Consistent with our philosophy to pay for performance, as well as to conserve our cash resources as we work towards profitability, the compensation committee targeted base salaries at or below the 50th percentile of our peer group for each named executive officer.

On March 28, 2014, the Board approved 2014 base salaries for our named executive officers. In an effort to conserve our cash, for 2014 there was no increase in the base salary for our CEO, or our President and COO, and only nominal merit-based base salary increases for our CTO, CFO and EVP of Strategy and Corporate Development as outlined below. As a group, the named executive officers base salaries increased by approximately 4% in 2014 compared to 2013. In fact, Mr. Gregg’s base salary has remained unchanged at $420,000 since 2008, a level that places his base salary below the 25th percentile compared to our peer group. 2013 and 2014 base salary and the percentage change between the years is set forth in the chart below.

Name	Title	2013 Salary	2014 Salary	% Increase
Terrance H. Gregg	CEO	$420,000	$420,000	0%
Kevin Sayer	President & COO	$325,000	$325,000	0%
Jess Roper	VP & CFO	$237,000	$248,850	5%
Steven R. Pacelli	EVP, Strategy & Corporate Development	$284,885	$296,400	4%
Jorge Valdes	EVP & CTO	$284,885	$296,400	4%

Bonus Plans

As noted above, the compensation committee believes that a meaningful portion of the annual cash compensation for each executive officer should be in the form of variable incentive bonuses, which motivate our executive officers towards achievement of annual financial and performance targets set by the compensation committee. In particular, our cash bonus plans are designed to reward our executives for the achievement of shorter-term goals, principally relating to the achievement of revenue targets, operating income targets, (exclusive of non-cash, share-based compensation and other accounting adjustments) and operational performance goals. Target goals are generally developed through our annual financial planning process, whereby we assess our future operating environment and build projections on anticipated results, which target goals are then reviewed and approved by the compensation committee and set forth in objective terms in a bonus plan at the beginning of each year. For fiscal 2014, the compensation committee identified product revenue as a primary element of the 2014 Bonus Plan (the “2014 Plan”) since it is a key measure of our progress towards profitability as well as our growth in terms of customers and their utilization of our products. In addition, as our business matures and we continue to work towards achieving and maintaining profitability, the compensation committee included an operating income target as a separate element of the 2014 Plan to incent actions to increase our operating income and to further our drive to achieve GAAP-based profitability. As the third element of our 2014 Plan, a portion of the bonus payable under the 2014 Plan to our named executive officers and other eligible employees was based on achieving certain performance milestones, as detailed below, since continued development of our technology and commercialization will also add to our overall value.

On February 20, 2015, our Board approved the 2014 Plan. Consistent with the compensation committee’s philosophy of pay for performance, the bonus amounts were contingent upon achievement of the goals set forth below. Consistent with our emphasis on equity compensation, and our decision to continue to freeze the base salaries of our CEO and President and COO, the target bonus amounts under the 2014 Plan for our named executive officers and employees were the same as the target amounts under the bonus plan for the prior year.

Named Executive Officers Bonus

For our named executive officers, the amount of any bonus awarded under the 2014 Plan was predicated on achieving targeted product and service revenue goals, targeted operating loss goals, and performance milestones. Under the 2014 Plan, the target bonus amounts for our named executive officers were as outlined below. Generally speaking, 60% of any bonus paid under the 2014 Plan to named executive officers was based on achieving certain annual revenue goals (the “Revenue Component”), 20% was based on achieving targeted operating income goals (the “Operating Results Component”) and 20% was based on achieving certain performance milestones (the “Performance Component”). In addition, the 2014 Plan included two stretch goals, both identified at the time that the 2014 Plan was approved by the Board, pursuant to which any bonus amount otherwise payable could be increased by an additional 25% if such stretch goals were achieved. The maximum amount that could be achieved were we to achieve the top end of both the Revenue Component as well as the Operating Results Component, and each of the milestones in the Performance Component and both of the stretch goals would be 196% of a given target bonus amount.

Name	Title	Target Bonus	Change from 2013
Terrance H. Gregg	CEO	125%	0%
Kevin Sayer	President & COO	100%	0%
Jess Roper	VP & CFO	40%	0%
Steven R. Pacelli	EVP, Strategy & Corporate Development	75%	0%
Jorge Valdes	EVP & CTO	75%	0%

Short-Term Incentive Plan Goals
Component	Revenue	Operating Income	Performance Milestones
Weighting	60%	20%	20%

Under the 2014 Plan, no portion of the Revenue Component was to be paid unless we met a specified minimum revenue target for fiscal 2014 of $205 million. Upon achievement of this minimum revenue target, each eligible participant was to receive a bonus award of 100% of their targeted Revenue Component. If we exceeded our fiscal 2014 revenue target, each of the named executive officers was to receive bonuses at various stepped up amounts up to a maximum of 175% of their targeted Revenue Component. The revenue target of $205 million was established at a level that required more than 30% growth over the product revenue total for 2013. We believed the 2014 revenue target to be achievable, but it would have required excellent performance by each of our named executive officers since, at the time we designed the 2014 Plan, the 75th percentile of our peer group revenue growth rate was 23%. During 2014, we generated revenue of approximately $257.1 million representing a growth rate of 64%. Accordingly, the named executive officers and other eligible employees received a bonus of 175% of the targeted Revenue Component.

Under the 2014 Plan, no portion of the Operating Results Component was to be paid unless we met an operating income target for fiscal 2014 of $20 million, as adjusted. Upon achievement of this operating income target, each eligible participant would receive a bonus award of 100% of their targeted Operating Results Component. If we achieved operating income results that were more favorable in fiscal 2014 than our operating income target, the named executive officers would receive bonuses at various stepped up amounts up to a maximum of 175% of their targeted Operating Results Component. The operating income target of $20 million was established at a level that we believed to be achievable, but would have required nearly 270% growth from $5.4 million, as adjusted, in 2013, and would have required excellent performance by each of our named executive officers. During 2014, we exceeded our operating income target by finishing the year with $36.9 million, as adjusted, in operating income, and accordingly, the named executive officers and other eligible employees received a bonus of 175% of the targeted Operating Results Component.

Under the Performance Component, bonus amounts were to be paid to the named executive officers for achieving specified corporate milestones. Eligible participants received 25% of their targeted Performance Component for achievement of each of four corporate milestones by us during fiscal 2014. We achieved the first performance milestone by selling at least 2.18 million sensors during 2014. We achieved our second performance milestone by selling at least 49,000 receivers during 2014. We achieved our third performance milestone by filing an application with the U.S. Food and Drug Administration, or FDA, seeking approval for the receiver integrated with our SHARE mobile system. We also achieved our fourth performance milestone, which was to enable reimbursement for at least 10 million covered lives through pharmacy benefit channels. Accordingly, eligible participants received 100% of their Performance Target. These performance milestones were designed to require improvement upon past levels of performance, and as such we considered them significantly challenging to achieve.

Finally, to provide further incentive to the named executive officers concerning our objective to substantially increase our installed base of patients who use our CGM systems during 2014, as well as to attain a product development stretch goal, the Board included two final performance objectives in the 2014 Plan. If we achieved an increase to our installed base of patients who use our CGM system of at least 50% during 2014, then any bonus otherwise payable under the 2014 Plan would be increased by 20%. In addition, if we filed with the FDA an application seeking approval of a transmitter that can connect directly with a smartphone, then any bonus otherwise payable under the 2014 Plan would be increased by 5%. During 2014, we achieved an installed base increase of greater than 50%, but did not file an application with the FDA seeking approval of the transmitter than can connect directly with a smartphone. Accordingly, the bonus amounts paid out under the 2014 Plan were increased by 20%.

The following table presents information relating to the various components, targets and achievement under the 2014 Plan.

Bonus Component	Revenue(1)		Operating Income(1)		Performance Milestones(2)		Total
Weighting	60%		20%		20%		100%
Maximum Achievement (A)	175%		175%		100%
Stretch Goal Multiplier (B)
Stretch Goal #1 (max of 120%)(3)	120%		120%		120%
Stretch Goal #2 (max of 105%)	Not Met		Not Met		Not Met
Total Achievement (A x B)	210%		210%		120%		192%

Name	Target Bonus	Earned Bonus(4)	Target Bonus	Earned Bonus(4)	Target Bonus	Earned Bonus(4)	Target Bonus	Earned Bonus(4)
Terrance Gregg	$315,000	$661,500	$105,000	$220,500	$105,000	$126,000	$525,000	$1,008,000
Kevin Sayer	$195,000	$409,500	$65,000	$136,500	$65,000	$78,000	$325,000	$624,000
Jess Roper	$59,724	$125,420	$19,908	$41,807	$19,908	$23,890	$99,540	$191,117
Steven Pacelli	$133,380	$280,098	$44,460	$93,366	$44,460	$53,352	$222,300	$426,816
Jorge Valdes	$133,380	$280,098	$44,460	$93,366	$44,460	$53,352	$222,300	$426,816

(1)	2014 Achievement on revenue and operating income components reflect maximum 175% achievement on plan (as described above).

(2)	2014 Achievement on performance milestone components reflects 100% achievement of specific performance milestones described above.

(3)	Revenue, operating income and performance milestone bonus components increased by 20% to reflect additional achievement of stretch goal related to patient-related additions to our installed base (as described above).

(4)	2014 earned bonus reflects total of each earned bonus component (revenue, operating income and performance milestones).

We believe the 2014 Plan for the named executive officers was an instrumental element in driving our strong performance in 2014, during which our product revenue grew by 64% from 2013 to approximately $257 million.

Equity Incentive Programs

Because of the direct relationship between the value of our equity and the fair market value of our common stock, we believe that granting stock options or restricted stock units is the best method of motivating our executive officers and employees in a manner that is consistent with the interests of our Company and our stockholders. In 2014, we issued restricted stock units to our named executive officers in lieu of stock options to reduce to some extent the dilution to our common stock, and to conserve shares in our incentive equity pool during another year in which we added significantly to our headcount. The compensation committee’s philosophy for long-term stock-based incentive compensation is to align the interests of our named executive officers with our long-term strategic direction and the interests of stockholders, to help reduce the possibility that our named executive officers make business decisions that favor short-term results or individual compensation at the expense of long-term value. As a result, the compensation committee’s approach is to award time-based restricted stock units to our named executive officers. We believe this award structure ensures continued focus on the long-term value of our business and helps to retain highly talented executives and to align their interest with those of our stockholders over the long-term.

The compensation committee plans to continue to utilize restricted stock units as a means to recruit, retain, reward and motivate our executive officers and key employees in fiscal 2015, which would provide an incentive to an employee to spend an extended portion of time with us and to build value over time. However, in light of competitive compensation data for 2014 that we reviewed in 2015, the increase in our stock price, our desire to minimize dilution to existing stockholders and the 10% decrease in stockholder support for our Say on Pay proposal that occurred in 2014, we elected to reduce the 2015 target restricted stock unit grant amounts by approximately 50% across the company, including for our named executive officers. For example, our CEO received 182,813 restricted stock units in 2014, and in 2015 our CEO received 90,000 restricted stock units.

We grant equity awards to our executive officers and key employees based upon prior performance, the importance of retaining their services and with the goal of providing each executive officer with an incentive to manage from the perspective of an owner with an equity stake in the business to help us attain our long-term goals. We intend our equity award program to be the primary vehicle for offering long-term incentives and rewarding our executive officers and other key employees. We also regard our equity award program as a key retention tool. The retentive aspect of our equity award program is a very important factor in our determination of the type of award to grant and the number of shares underlying the equity award that are granted. We also evaluate the number of vested equity awards currently held by our executive officers in determining additional grants. We may utilize various forms of equity awards as and when we deem appropriate, particularly in response to changes in tax and accounting treatment of awards or specific feedback from key stockholders.

Grants to newly hired executive officers are approved by the compensation committee and are effective on the grant dates consistent with our equity award policy. We typically grant restricted stock units to certain of our executive officers annually in conjunction with the release of our fiscal year-end earnings results. With respect to executive officers, initial restricted stock unit grants typically vest over a four -year period in four equal annual installments. Subsequent restricted stock unit grants to executive officers typically vest over a 36-month period from the date of grant as follows: 33% shall vest 12 months from the grant date, with the remaining balance vesting in four equal installments over the following 24 months. In 2014, we made restricted stock grants to our named executive officers as outlined below. These restricted stock unit awards were made under our 2005 Equity Incentive Plan. Restricted stock units granted to Mr. Gregg vest on a monthly basis over 36 months. Restricted stock units granted to Messrs. Sayer, Roper, Pacelli and Valdes vest over a 36-month period from the date of grant as follows: 33% shall vest 12 months from the grant date, and the remaining balance shall vest in four equal installments every six months thereafter.

Name	Title	# of RSUs
Terrance H. Gregg	CEO	182,813
Kevin Sayer	President & COO	150,000
Jess Roper	VP & CFO	30,000
Steven R. Pacelli	EVP, Strategy & Corporate Development	71,000
Jorge Valdes	EVP & CTO	71,000

Perquisites and Certain Other Benefits

We limit the perquisites that we make available to our executive officers in an effort to conserve our financial resources. Except for certain severance and change of control agreements described below, our executives are not entitled to any benefits that are not otherwise available to all of our employees. In addition, it should be noted that we do not provide pension arrangements, or maintain non-qualified defined benefit plans or other deferred compensation plans, post-retirement health coverage (aside from COBRA benefits), or similar benefits for our executives or employees. Our health and insurance plans are the same for all employees.

Termination and Change of Control

Our severance and change of control agreements are designed to facilitate our ability to attract and retain executives as we compete for talent in a marketplace where such protections are commonly offered. The severance benefits described below are designed to ease an employee’s transition due to an unexpected employment termination by us due to ongoing changes in our employment needs. The material terms of our change of control agreements were determined through benchmarking the change of control arrangements with other similar companies. Our change of control agreements encourage executives to remain focused on our business in the event of rumored or actual fundamental corporate changes.

In June 2007, we entered into an Executive Change of Control and Severance Agreement with our CEO, Mr. Gregg, and in December 2008, the compensation committee also approved a form of Amended and Restated Executive Change of Control and Severance Agreement (collectively, the “Change of Control Agreements”) that was entered into by each of our CFO, our other named executive officers and our other executive officers ranking vice president and above. Please see the section titled “Employment, Severance and Change of Control Agreements” below for additional detail on the terms of our Change of Control Agreements. We entered into the Change of Control Agreements as part of our ongoing, periodic review of our compensation and benefits programs, in recognition of the importance to us and to our stockholders of avoiding the loss and distraction of key management personnel that may occur if such key personnel are concerned about their job security in connection with actual or rumored corporate changes, and to help us attract and retain qualified executives who could have other job alternatives that may appear to them to be less risky without these arrangements.

We believe the structure of this change of control arrangement protects stockholder value by allowing us the opportunity to deliver an intact and motivated management team to any potential acquirer. If we did not offer any benefits in connection with a change of control, our executives could be less motivated to pursue a potential acquisition or continue working for us during a transition after an acquisition, even if such a transaction would benefit our stockholders, because of the possibility that they would lose the potential value of their unvested equity compensation or future cash compensation upon an acquisition. As a result, we believe that these benefits further incentivize our executive officers to continue to create value for us and our stockholders.

The amounts payable upon a covered officer’s termination of employment or upon a change of control are calculated on a hypothetical basis and set forth in the section entitled “Employment, Severance and Change of Control Arrangements” below.

Stock Ownership Guidelines

We grant stock options and restricted stock units with the intent of aligning the interests of our employees, including our named executive officers, with our stockholders. Accordingly, we adopted stock ownership guidelines in 2010 that require our executive officers to retain ownership of a material portion of our common stock. Under these guidelines, our officers are required to own shares of our stock with an aggregate market value equal to three times his or her current base salary. Ownership levels are determined by including stock acquired through open market or Employee Stock Purchase Plan purchases, shares vested pursuant to restricted stock unit grants, as well as the in-the-money value of vested stock options. Each of our named executive officers met the stock ownership requirements. Executive officers are expected, absent unusual circumstances, to maintain compliance with their target ownership levels. We also have an Insider Trading Policy, available upon request to our principal executive office which address is above, which among other things, establishes periods of time during which employees, including our executive officers, may and may not trade shares of DexCom’s stock. It also prohibits employees from engaging in hedging or pledging transactions involving DexCom stock.

Accounting and Section 162(m) Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended (Code), limits the amount that we may deduct from our federal income taxes for remuneration paid to our named executive officers (other than our CFO) to $1 million dollars per executive officer per year, unless certain requirements are met. Section 162(m) provides an exception from this deduction limitation for certain forms of “performance-based compensation,” as well as for the gain recognized by covered executive officers upon the exercise of qualifying compensatory stock options. We anticipate that we will get a tax deduction against taxable income for any compensation paid that is less than $1 million, plus any amounts that would otherwise be taxable as ordinary income to executives on the exercise of non-statutory stock options. However, while our compensation committee is mindful of the benefit to us of the full deductibility of compensation, our compensation committee believes that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Therefore, our compensation committee has not adopted a policy that requires that all compensation be deductible. Our compensation committee intends to continue to compensate our executive officers in a manner consistent with the best interests of DexCom and our stockholders.

COMPENSATION COMMITTEE REPORT

The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of DexCom under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Eric Topol, M.D., Chairman

Steven R. Altman

Mark Foletta

Jonathan Lord, M.D.

Jay Skyler, M.D.

SUMMARY OF EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents compensation information for each of the three years ended December 31, 2014, 2013 and 2012, awarded to, earned by or paid to our Chief Executive Officer, Chief Financial Officer and each of our three other most highly compensated executive officers. We refer to these executive officers as our named executive officers elsewhere in this Proxy Statement.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Terrance H. Gregg	2014	$420,000	—	$8,668,810	—	$1,008,000	$33,001	$10,147,311
Executive Chairman(4)	2013	420,000	—	2,846,216	—	1,017,188	13,152	4,296,556
	2012	420,000	—	1,891,932	—	466,200	12,284	2,790,416

Kevin Sayer(5)	2014	$325,000	—	$7,112,850	—	$624,000	$21,981	$8,083,831
Chief Executive Officer	2013	325,000	—	2,335,350	—	629,688	18,465	3,308,503
and President	2012	325,000	—	1,293,625	—	324,675	16,902	1,960,202

Jess Roper	2014	$248,850	—	$1,422,570	—	$191,116	$15,736	$1,878,272
Senior Vice President and	2013	237,000	—	467,070	—	183,675	13,065	900,810
Chief Financial Officer	2012	230,000	—	265,193	—	89,355	12,044	596,592

Steven R. Pacelli	2014	$296,400	—	$3,366,749	—	$426,816	$21,830	$4,111,795
EVP-Strategy and	2013	284,885	—	1,115,067	—	414,141	18,515	1,832,608
Corporate Development	2012	279,450	—	741,206	—	232,642	17,141	1,270,439

Jorge Valdes	2014	$296,400	—	$3,366,749	—	$426,816	$21,830	$4,111,795
EVP-Chief Technical	2013	284,885	—	1,115,067	—	414,141	18,515	1,832,608
Officer	2012	279,450	—	741,206	—	232,642	17,141	1,270,439

(1)	These amounts reflect the grant date fair value of stock awards and options granted during 2012, 2013 and 2014 computed in accordance with FASB ASC Topic 718. For a discussion of our valuation assumptions, see Notes 1 and 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission on February 25, 2015.

(2)	Amounts were earned under the incentive bonus plan described in the section above entitled “Compensation Discussion and Analysis—Details and Elements of our 2014 Compensation—Bonus Plan.”

(3)	These amounts represent premiums paid to various employee health and life insurance policies as well as miscellaneous other amounts.

(4)	Mr. Gregg resigned his position as Chief Executive Officer on January 1, 2015 and now serves as our Executive Chairman.

(5)	Mr. Sayer was appointed Chief Executive Officer and President, and resigned his position as Chief Operating Officer, on January 1, 2015.

Grants of Plan-Based Awards

The following table provides information with regard to potential cash bonuses paid or payable in 2014 under our performance-based, non-equity incentive plan, and with regard to each equity award granted to each named executive officer during fiscal 2014.

	Grant Date	Estimated Possible Payouts Under 2014 Bonus Plan			All Other Stock Awards: Number of RSUs Granted(2)	Grant Date Fair Value of Option Awards(3)
Name		Threshold(1)	Target(1)	Maximum(1)
Terrance H. Gregg	N/A	$420,000	$525,000	$1,050,000
	3/8/14				182,813	$8,668,810

Kevin Sayer	N/A	$260,000	$325,000	$650,000
	3/8/14				150,000	$7,112,850

Jess Roper	N/A	$79,632	$99,540	$199,080
	3/8/14				30,000	$1,422,570

Steven R. Pacelli	N/A	$177,840	$222,300	$444,600
	3/8/14				71,000	$3,366,749

Jorge Valdes	N/A	$177,840	$222,300	$444,600
	3/8/14				71,000	$3,366,749

(1)	Represents threshold, target and maximum potential payments under the incentive bonus plan described in the section above entitled “Compensation Discussion and Analysis—Details and Elements of our 2014 Compensation—Bonus Plans.”

(2)	These restricted stock unit awards were made under our 2005 Equity Incentive Plan. Restricted stock units granted to Mr. Gregg vest on a monthly basis over 36 months. Restricted stock units granted to Messrs. Sayer, Roper, Pacelli and Valdes vest over a 36-month period from the date of grant as follows: 33% shall vest 12 months from the grant date, and the remaining balance shall vest in four equal installments every six months thereafter.

(3)	These amounts reflect the grant date fair value of the restricted stock units granted during 2014 computed in accordance with ASC Topic 718. For a discussion of our valuation assumptions, see Notes 1 and 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission on February 25, 2015.

Outstanding Equity Awards at December 31, 2014

The following table provides information regarding each vested and unvested stock option and stock award held by each named executive officer as of December 31, 2014.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options		Option Exercise Price(1)	Option Expiration Date	Number of Shares That Have Not Vested		Market Value of Shares That Have Not Vested(2)
Name	Vested	Unvested
Terrance H. Gregg		—			228,518	(3)	$12,579,687
	125,001	—	$3.19	12/11/2018
	40,000	—	8.95	01/02/2018
	413,392	—	6.85	06/19/2017
		—
		—
		—
Kevin Sayer		—			245,834	(4)	$13,532,916
	55,806	—	$4.58	05/19/2019
	31,464	—	7.63	05/19/2018
	63,649	—	8.79	11/06/2017
Jess Roper		—			49,271	(4)	$2,712,319
	41,000	—	$9.80	03/12/2020
	30,500	—	7.63	05/19/2018
		—
		—
		—
Steven R. Pacelli		—			118,748	(4)	$6,536,959
	82,000	—	$9.80	03/12/2020
	10,417	—	7.63	05/19/2018
	98,145	—	7.79	08/02/2017
	3,438	—	7.25	03/09/2017
	50,000	—	11.33	08/08/2016
	56,132	—	20.65	04/17/2016
		—
Jorge Valdes		—			118,748	(4)	$6,536,959
	82,000	—	$9.80	03/12/2020
	1,000	—	3.19	12/11/2018
	100,000	—	7.63	05/19/2018
	100,000	—	7.79	08/02/2017
	7,000	—	7.25	03/09/2017
	50,000	—	10.48	11/16/2016
	4,199	—	13.45	11/01/2015

(1)	Equal to the fair market value of a share of our common stock, as determined by our Board of Directors, on the option’s grant date. Please see “Compensation Discussion and Analysis—Details and Elements of Our 2014 Compensation—Equity Incentive Programs” above for a discussion of how we have valued our common stock. For a discussion of our valuation assumptions, see Notes 1 and 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission on February 25, 2015.

(2)	Represents the fair market value of the unvested restricted stock units as of December 31, 2014 calculated by multiplying the number of units that have not vested by the closing price of our common stock on December 31, 2014, which was $ 55.05 less the par value of our common stock.

(3)	Restricted stock units granted to Mr. Gregg vest on a monthly basis over 36 months.

(4)	Restricted stock units vest over a 36-month period from the date of grant as follows: 33% shall vest 12 months from the grant date, and the remaining balance shall vest in four equal installments over the following 24 months.

2014 Option Exercises and Stock Vested

The following table shows stock options exercised by our named executive officers in fiscal 2014 as well as stock awards that vested during fiscal 2014.

	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Terrance H. Gregg	993,497	$37,861,513	182,813	$7,567,419
Kevin Sayer	—	—	133,230	5,824,996
Jess Roper	136,000	5,112,736	27,834	1,266,144
Steven Pacelli	211,868	7,040,522	71,681	3,263,441
Jorge Valdes	242,537	8,771,868	71,681	3,263,441

Employment, Severance and Change of Control Arrangements

In June 2007, we entered into an Employment Agreement with our former Chief Executive Officer, Terrance Gregg, as amended in December 2008 (the “Gregg Employment Agreement”). Under the Gregg Employment Agreement, in the event we terminate Mr. Gregg’s employment without cause or he is constructively terminated, he will receive 12 months’ salary as severance and 12 months of vesting acceleration of all of the shares subject to all options and restricted stock units held by Mr. Gregg and any other stock awards that the Board of Directors determines should be subject to the provisions of the Gregg Employment Agreement. In addition, all stock options and restricted stock units granted to Mr. Gregg, whether currently outstanding or granted in the future, will immediately vest upon a change of control.

The following table summarizes the potential payments and benefits payable to Mr. Gregg upon termination of employment or a change of our control under each situation listed below, modeling, in each situation, the potential payments and benefits if Mr. Gregg had been terminated on December 31, 2014. The Gregg Employment Agreement requires that the severance payment be in a lump sum.

Executive Benefits and Payments Upon Termination:	Involuntary Termination Not For Cause	Constructive Termination	Following a Change of Control
Base salary	$420,000	$420,000	$420,000
Value of accelerated equity awards(1)	$7,547,768	$7,547,768	$12,579,687

(1)	Represents the value of accelerated vesting of Mr. Gregg’s restricted stock units. The closing price of our common stock on December 31, 2014 was $55.05.

We have also entered into change of control arrangements with Mr. Sayer, Mr. Roper, Mr. Pacelli and Mr. Valdes (the “Change of Control Agreements”). The Change of Control Agreements provide that in the event of a change of control while the executive is employed by us, or in the event that the executive is involuntarily terminated without cause during the period that begins (1) 90 days prior to the earlier of (i) the execution of a letter of intent relating to a change of control transaction, or (ii) the execution of a definitive agreement with respect to a change of control transaction, in either case provided that the change of control with the party to the letter of intent or definitive agreement is consummated within two years following such execution, and ends (2) on the date such change of control becomes effective, the vesting of all of the shares subject to all options and restricted stock units held by the executive and any other stock awards that the Board of Directors determines should be subject to the Change of Control Agreements will be accelerated in full. The Change of Control

Agreements also provide that, in the event we terminate the executive without cause or the executive resigns due to a constructive termination, the executive will receive a lump sum payment equal to twelve months salary as severance and twelve months of vesting acceleration of all of the shares subject to all options held by the executive and any other stock awards that the Board of Directors determines should be subject to the Change of Control Agreement. In each case, our obligation to make any severance payments or provide vesting acceleration is expressly conditioned upon the executive’s execution and delivery of a general release and waiver of all claims. The Change of Control Agreements represent the complete and exclusive statement of agreement between the executives and us with respect to vesting acceleration or severance and supersedes any other agreements or promises made to the executives with respect to vesting acceleration or severance.

The following table summarizes the potential payments and benefits payable to each of Mr. Sayer, Mr. Roper, Mr. Pacelli and Mr. Valdes upon termination of employment or a change in our control under each situation listed below, modeling, in each situation, the potential payments and benefits if Mr. Sayer, Mr. Roper, Mr. Pacelli and Mr. Valdes had been terminated on December 31, 2014.

Name of Executive:	Sayer			Pacelli			Roper			Valdes
Type of Payment or Benefit:	Severance	Value of Accelerated Restricted Stock Units		Severance	Value of Accelerated Restricted Stock Units		Severance	Value of Accelerated Restricted Stock Units		Severance	Value of Accelerated Restricted Stock Units
Involuntary Termination Not For Cause or Constructive Termination	$325,000	$8,028,016	(1)	$296,400	$3,925,599	(1)	$248,850	$1,611,339	(1)	$296,400	$3,925,599	(1)

Termination Following a Change of Control	$325,000	$13,532,916	(1)	$296,400	$6,536,959	(1)	$248,850	$2,712,319	(1)	$296,400	$6,536,959	(1)

(1)	Represents the value of accelerated vesting of the named executive officer’s restricted stock units. The closing price of our common stock on December 31, 2014 was $55.05.

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2014, with respect to all of our equity compensation plans in effect on that date.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (in thousands)(a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (in thousands) (c)
Equity compensation plans approved by stockholders(1)(2)	3,131	$7.95	2,772
Equity compensation plans not approved by stockholders(3)	—	—	—
Total	3,131	$7.95	2,772

(1)	Includes the 1999 Stock Option Plan, the 2005 EIP and the 2005 ESPP. 304,110 shares under column (c) are attributable to our 2005 EIP and 2,467,814 are attributable to our 2005 ESPP. Each of the 2005 EIP and 2005 ESPP contain provisions that provide for automatic increases to the authorized number of shares of up to 3% and 1%, respectively, to occur on January 1 of each year or a lesser number of shares as approved by our compensation committee. However, this number does not include increase of 2,318,740 shares to number of authorized shares under the 2005 EIP that occurred on January 1, 2015.

(2)	Shares reserved for future issuance under the 2005 Plan may be granted as restricted stock, restricted stock units or options.

(3)	As of December 31, 2014, we did not have any equity compensation plans that were not approved by our stockholders.

Risks from Compensation Policies and Practices

The compensation committee reviews our compensation policies and practices to determine areas of resulting risk and the actions that we have taken, or should take, to mitigate any such identified risk. Based on the compensation committee’s review of our compensation policies and practices, we do not believe that any risks relating from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on our business.

CERTAIN TRANSACTIONS WITH RELATED PERSONS

During 2014, we employed Mr. Gregg’s son-in-law, Jake Leach as our Vice President of Research and Development. During 2014, Mr. Leach was paid $440,950 in base salary and bonus, and was granted 30,000 restricted stock units. In addition, we employed Mr. Gregg’s daughter-in-law, Leah Baccitich, as our Corporate and Compliance Counsel. During 2014, Ms. Baccitich was paid $110,237 in base salary and bonus, and was granted 2,750 restricted stock units.

Other than the employment of Mr. Leach and Ms. Baccitich, since January 1, 2014, there has not been, nor is there currently proposed, any transaction or series of transactions to which we were or will be a party in which the amount involved exceeds $120,000 and in which any director, nominee for director, executive officer, holder of more than 5% of our common stock, or any member of their immediate family had or will have a direct or indirect material interest.

Our audit committee reviews the fairness and determines approval of any proposed transaction between us and management or other related parties (other than transactions that are subject to review by the compensation committee) that are brought to the attention of the audit committee. In addition, our Code of Conduct and Ethics sets forth factors that should be considered in determining whether there may be a direct or indirect material interest, such as the size and nature of the person’s interest; the nature of our relationship with the other individual or entity; and whether the person has access to confidential DexCom information.

STOCKHOLDER PROPOSALS FOR ANNUAL MEETING

Requirements for Stockholder Proposals to Be Considered for Inclusion in DexCom’s Proxy Materials. Stockholders of DexCom may submit proposals on matters appropriate for stockholder action at meetings of DexCom’s stockholders in accordance with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in DexCom’s proxy materials relating to its 2016 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by DexCom no later than December 15, 2015. Such proposals should be delivered to DexCom, Inc., Attn: Secretary, 6340 Sequence Drive, San Diego, CA 92121.

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting. DexCom’s bylaws provide that, except in the case of proposals made in accordance with Rule 14a-8, for stockholder nominations to the Board of Directors or other proposals to be considered at an annual meeting of stockholders, the stockholder must have given timely notice thereof in writing to the Secretary of DexCom not less than seventy-five calendar days nor more than one hundred and five calendar days day prior to the first anniversary of the preceding year’s annual meeting. To be timely for the 2016 Annual Meeting of Stockholders, a stockholder’s notice must be delivered or mailed to and received by DexCom’s Secretary at the principal executive offices of DexCom between February 15, 2016 and March 14, 2016. However, in the event that the annual meeting is called for a date that more than thirty (30) days before or more than sixty (60) days after such anniversary date, to be timely notice by the stockholder must be delivered not earlier than the close of business on the one hundred and fifth day prior to such annual meeting and not later than the close of business on the later of the seventy-fifth day prior to such annual meeting or the close of business on the tenth day following the day on which public announcement of the date of such meeting is first made by DexCom. A stockholder’s notice to DexCom’s Secretary must set forth the information required by DexCom’s bylaws with respect to each matter the stockholder proposes to bring before the annual meeting.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (such as brokers, banks or other agents) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of broker, banks or other agents with account holders who are stockholders of DexCom will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker, bank or other agent that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, bank or other agent, and direct a written request for the separate proxy statement and annual report to American Stock Transfer & Trust Company at 59 Maiden Lane, Plaza Level, New York, New York, 10038. Stockholders whose shares are held by their broker, bank or other agent as nominee and who currently receive multiple copies of the proxy statement at their address that would like to request “householding” of their communications should contact their broker, bank or other agent.

OTHER MATTERS

Our Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

ANNUAL REPORTS

A copy of our annual report to stockholders, which includes financial statements, has been posted on the Internet, along with this Proxy Statement, each of which is accessible by following the instructions in the Notice.

We have filed our annual report on Form 10-K for the fiscal year ended December 31, 2014 with the SEC on February 25, 2015. It is available free of charge at the SEC’s web site at www.sec.gov. Upon written request by a DexCom stockholder, we will mail without charge a copy of our Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Form 10-K. Exhibits to the Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit.

Requests for copies of our annual report to stockholders or our annual report on Form 10-K should be directed to Investor Relations, DexCom, Inc., 6340 Sequence Drive, San Diego, California 92121.

By Order of the Board of Directors

Kevin Sayer

President and Chief Executive Officer

San Diego, California

April 13, 2015

DEXCOM, INC.

2015 EQUITY INCENTIVE PLAN

1. PURPOSE. The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, and any Parents and Subsidiaries that exist now or in the future, by offering them an opportunity to participate in the Company’s future performance through the grant of Awards. Capitalized terms not defined elsewhere in the text are defined in Section 28.

2. SHARES SUBJECT TO THE PLAN.

2.1. Number of Shares Available. Subject to Sections 2.5, and 21 and any other applicable provisions hereof, the total number of Shares reserved and available for grant and issuance pursuant to this Plan as of the date of adoption of this Plan by the Board, is 4,000,000 Shares, plus (i) Shares that are subject to stock options or other awards granted under the Company’s 2005 Equity Incentive Plan (the “Prior Plan”) on the Effective Date (as defined below), that cease to be subject to such stock options or other awards by forfeiture or otherwise after the Effective Date for any reason other than the exercise of a stock option or SAR, (ii) Shares issued under the Prior Plan that are repurchased by the Company at the original issue price; or (iii) Shares that are subject to stock options or other awards granted under the Prior Plan that otherwise terminate without Shares being issued.

2.2. Lapsed, Returned Awards. Shares subject to Awards, and Shares issued under this Plan under any Award, will again be available for grant and issuance in connection with subsequent Awards under this Plan to the extent such Shares: (a) are subject to issuance upon exercise of an Option or SAR granted under this Plan but which cease to be subject to the Option or SAR for any reason other than exercise of the Option or SAR; (b) are subject to Awards granted under this Plan that are forfeited or are repurchased by the Company at the original issue price; (c) are subject to Awards granted under this Plan that otherwise terminate without such Shares being issued; or (d) are surrendered pursuant to an Exchange Program. To the extent an Award under this Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under this Plan. Shares used to pay the exercise price of an Award, Shares withheld to satisfy the tax withholding obligations related to an Award or Shares repurchased by the Company for any reason other than Shares repurchased at their original issue price, in each case will not become available for future grant or sale under this Plan. Except as set forth above, any Awards granted including but not limited to Awards granted as SARs shall reduce the number of shares granted on a one-for-one Share for Share basis and any Shares withheld shall not again be made available for Awards under the Plan. To the extent that any Award is forfeited, repurchased or terminates without Shares being issued, Shares may again be available for issuance under this Plan. For the avoidance of doubt, Shares that otherwise become available for grant and issuance because of the provisions of this Section 2.2 shall not include Shares subject to Awards that initially became available because of the substitution clause in Section 21.2 hereof.

2.3. Minimum Share Reserve. At all times the Company shall reserve and keep available a sufficient number of Shares as shall be required to satisfy the requirements of all outstanding Awards granted under this Plan.

2.4. Limitations. No more than 4,000,000 Shares shall be issued pursuant to the exercise of ISOs.

2.5. Adjustment of Shares. If the number of outstanding Shares is changed by an extraordinary cash dividend, a stock dividend, recapitalization, spin-off, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company, without consideration, then (a) the number of Shares reserved for issuance and future grant under this Plan set forth in Sections 2.1 and 2.2, (b) the Exercise Prices of and number of Shares subject to outstanding Options and SARs, (c) the number of Shares subject to other outstanding Awards, (d) the maximum number of Shares that may be issued as ISOs set forth in Section 2.4, and (e) the maximum number of Shares that may be issued to an individual or to a new Employee in any one calendar year set forth in Section 3 or to a Non-Employee Director in Section 12 shall be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and in compliance with applicable securities laws; provided that fractions of a Share will not be issued but will either be replaced by a cash payment equal to the Fair Market Value of such fraction of a Share or will be rounded up (down in the case of ISOs) to the nearest whole Share, as determined by the Committee; and provided further that the Exercise Price of any Option may not be decreased to below the par value of the Shares.

2.6. Vesting / Acceleration Restriction. Awards shall not provide for any vesting prior to at least twelve (12) months from grant. In addition, the Committee will not permit the discretionary acceleration of vesting of Awards. Notwithstanding the foregoing, the Committee may permit (i) acceleration of vesting of Awards in the event of the Participant’s death or Disability, or Change of Control and (ii) the vesting of Awards on any basis prior to twelve (12) months from grant or any acceleration of vesting of Awards representing up to an aggregate of five percent (5%) of the Shares reserved and available for grant under the Plan.

3. ELIGIBILITY. ISOs may be granted only to an eligible Employee. All other Awards may be granted to an eligible Employee, Consultant, Director or Non-Employee Director; provided such Consultant, Director or Non-Employee Director renders bona fide services not in connection with the offer and sale of securities in a capital-raising transaction. No Participant will be eligible to be granted more than 1,000,000 Shares in any calendar year under this Plan pursuant to the grant of Awards except that a new Employee (including a new Employee who is also an officer or director of the Company or any Parent, Subsidiary or Affiliate) is eligible to be granted up to a maximum of 2,000,000 Shares in the calendar year in which such Employee commences employment.

4. ADMINISTRATION.

4.1. Committee Composition; Authority. This Plan will be administered by the Committee or by the Board acting as the Committee. Subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan, except, however, the Board shall establish the terms for the grant of an Award to Non-Employee Directors. The Committee will have the authority to:

(a) construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan;

(b) prescribe, amend and rescind rules and regulations relating to this Plan or any Award;

(c) select persons to receive Awards;

(d) determine the form and terms and conditions, not inconsistent with the terms of this Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, subject to Section 2.6, the time or times when Awards may vest and be exercised (which may be based on performance criteria) or settled, subject to Section 2.6, any vesting acceleration or waiver of forfeiture restrictions, the method to satisfy tax withholding obligations or any other tax liability legally due, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Committee will determine;

(e) determine the number of Shares or other consideration subject to Awards;

(f) determine the Fair Market Value and interpret the applicable provisions of this Plan and the definition of Fair Market Value in connection with circumstances that impact the Fair Market Value, if necessary;

(g) determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under this Plan or any other incentive or compensation plan of the Company or any Parent or Subsidiary of the Company;

(h) grant waivers of Plan or Award conditions;

(i) determine the vesting, exercisability and payment of Awards;

(j) correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;

(k) determine whether an Award has been earned;

(l) determine the terms and conditions of any, and to institute any Exchange Program approved by stockholders;

(m) reduce or waive any criteria with respect to Performance Factors;

(n) adjust Performance Factors to take into account changes in law and accounting or tax rules as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships, including without limitation (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (iii) a change in accounting standards required by generally accepted accounting principles, provided that such adjustments are consistent with the regulations promulgated under Section 162(m) of the Code with respect to persons whose compensation is subject to Section 162(m) of the Code;

(o) adopt terms and conditions, rules and/or procedures (including the adoption of any subplan under this Plan and any country addenda to the Award Agreements) relating to the operation and administration of this Plan to accommodate grants to participants residing outside of the United States and comply with the requirements of local law and procedures;

(p) make all other determinations necessary or advisable for the administration of this Plan; and

(q) delegate any of the foregoing to a subcommittee consisting of one or more executive officers pursuant to a specific delegation as permitted by applicable law, including Section 157(c) of the Delaware General Corporation Law.

4.2. Committee Interpretation and Discretion. Any determination made by the Committee with respect to any Award shall be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of this Plan or Award, at any later time, and such determination shall be final and binding on the Company and all persons having an interest in any Award under this Plan. Any dispute regarding the interpretation of this Plan or any Award Agreement shall be submitted by the Participant or Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and the Participant. The Committee may delegate to one or more executive officers the authority to review and resolve disputes with respect to Awards held by Participants who are not Insiders, and such resolution shall be final and binding on the Company and the Participant.

4.3. Section 162(m) of the Code and Section 16 of the Exchange Act. When necessary or desirable for an Award to qualify as “performance-based compensation” under Section 162(m) of the Code the Committee shall include at least two persons who are “outside directors” (as defined under Section 162(m) of the Code) and at least two such “outside directors” shall approve the grant of such Award and timely determine (as applicable) the Performance Period and any Performance Factors applicable to the vesting or settlement of any portion of such Award. When required by Section 162(m) of the Code, prior to settlement of any such Award at least two such “outside directors” then serving on the Committee shall determine and certify in writing the extent to which the performance goals based on such Performance Factors have been timely achieved and the extent to which the Shares subject to such Award have thereby been earned. Awards granted to Participants who are subject to Section 16 of the Exchange Act must be approved by two or more “non-employee directors” (as defined in the regulations promulgated under Section 16 of the Exchange Act). To preserve its original intent at the time of grant with respect to the Performance Factors, and provided that such adjustments are consistent with the regulations promulgated under Section 162(m) of the Code, the Committee, in its sole discretion, may adjust the performance goals and Performance Factors to account for changes in law and accounting and to make such adjustments as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships, including without limitation (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (iii) a change in accounting standards required by generally accepted accounting principles.

4.4. Documentation. The Award Agreement for a given Award, this Plan and any other documents may be delivered to, and accepted by, a Participant or any other person in any manner (including electronic distribution or posting) that meets applicable legal requirements.

4.5. Foreign Award Recipients. Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws and practices in countries other than the United States in which the Company and its Subsidiaries and Affiliates operate or have employees or other individuals eligible for Awards, the Committee, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries and Affiliates shall be covered by this Plan; (ii) determine which individuals outside the United States are eligible to participate in this Plan, which may include individuals who provide services to the Company, Subsidiary or Affiliate under an agreement with a foreign nation or agency; (iii) modify the terms and conditions of any Award granted to individuals who are located outside the United States or who are foreign nationals to comply with applicable foreign laws, policies, customs and practices; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent determined necessary or advisable by the Committee and provided that (a) no such subplans and/or modifications shall increase the share limitations contained in Section 2.1 hereof and (b) in such instance, such subplans and/or modifications shall be attached to this Plan as appendices; and (v) take any action, before or after an Award is made, that the Committee determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Award shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code or any other applicable United States governing statute or law.

5. OPTIONS. An Option is the right but not the obligation to purchase a Share, subject to certain conditions, if applicable, granted to an eligible Employee, Consultant or Director. All Options shall be granted pursuant to an Award Agreement.

5.1. Terms of Options. Each Option granted under this Plan will be identified as an Incentive Stock Options within the meaning of the Code (“ISO”) or a Nonqualified Stock Option (“NSO”). Applicable conditions may be based on completion of a specified number of years of service with the Company or upon satisfaction of performance goals based on Performance Factors during a Performance Period as set out in advance in the Award Agreement. Prior to the grant of an Option that is being earned upon satisfaction of performance goals based on Performance Factors, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Option; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of Shares that may be earned by the Participant. Performance Periods may overlap and a Participant may participate simultaneously with respect to Options that are subject to different Performance Periods and having performance goals based on different Performance Factors and other criteria.

5.2. Date of Grant. An Option’s date of grant will be that date on which the Committee makes the determination to grant such Option, or any such future date specified by the Committee. The Award Agreement will be delivered to the Participant within a reasonable time after the date of grant.

5.3. Exercise Period. Subject to Section 2.6, Options will vest and be exercisable within the times or upon the conditions as set forth in the Award Agreement; provided, however, that no Option will be exercisable after the expiration of ten (10) years from the date of grant; and provided further that no ISO granted to a person who, at the time the ISO is granted, directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary of the Company (“Ten Percent Stockholder”) will be exercisable after the expiration of five (5) years from the date the ISO is granted. The Committee also may provide for Options to vest and be exercisable at one time or from time to time, periodically or otherwise (including, without limitation, upon the attainment during a Performance Period of performance goals based on Performance Factors), in such number of Shares or percentage of Shares as the Committee determines.

5.4. Exercise Price. The Exercise Price of an Option will be determined by the Committee when the Option is granted; provided that: (i) the Exercise Price of an Option will be not less than one hundred percent (100%) of the Fair Market Value of the Shares on the date of grant and (ii) the Exercise Price of any ISO granted to a Ten Percent Stockholder will be not less than one hundred ten percent (110%) of the Fair Market Value of the Shares on the date of grant. Payment for the Shares purchased must be made in accordance with Section 11 of this Plan, the Award Agreement and any procedures established by the Company.

5.5. Method of Exercise. Any Option granted hereunder will vest and be exercisable at such times and under such conditions as determined by the Committee and set forth in the Award Agreement, subject to the terms and conditions of this Plan. An Option may not be exercised for a fraction of a Share. An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Committee may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised plus payment or provision for applicable withholding taxes. Shares issued upon exercise of an Option will be issued in the name of the Participant. Notwithstanding the exercise of the Option, until such time as the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 2.5 of this Plan. Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of this Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(a) Termination of Service. If the Participant’s Service terminates for any reason except a termination by the Company for Cause or because of the Participant’s death or Disability, then the Participant may exercise such Participant’s Options only to the extent that such Options would have been exercisable by the Participant on the date Participant’s Service terminates, no later than three (3) months after the date Participant’s Service terminates (or such shorter or longer time period as may be determined by the Committee, with any exercise beyond three (3) months after the date Participant’s Service terminates deemed to be the exercise of an NSO), but in any event no later than the expiration date of the Options.

(b) Death. If the Participant’s Service terminates because of the Participant’s death (or the Participant dies within three (3) months after Participant’s Service terminates for any reason except a termination by the Company for Cause or because of the Participant’s Disability), then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the date Participant’s Service terminates and must be exercised by the Participant’s legal representative, or authorized assignee, no later than twelve (12) months after the date Participant’s Service terminates (or such shorter or longer time period as may be determined by the Committee), but in any event no later than the expiration date of the Options.

(c) Disability. If the Participant’s Service terminates because of the Participant’s Disability, then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the date Participant’s Service terminates and must be exercised by the Participant (or the Participant’s legal representative or authorized assignee) no later than twelve (12) months after the date Participant’s Service terminates (with any exercise beyond (a) three (3) months after the date Participant’s employment terminates when the termination of Service is for a Disability that is not a “permanent and total disability” as defined in Section 22(e)(3) of the Code, or (b) twelve (12) months after the date Participant’s employment terminates when the termination of Service is for a Disability that is a “permanent and total disability” as defined in Section 22(e)(3) of the Code, deemed to be exercise of an NSO), but in any event no later than the expiration date of the Options.

(d) Cause. If the Participant is terminated by the Company for Cause, then Participant’s Options shall expire on the date Service terminates, or at such later time and on such conditions as are determined by the Committee, but in any event no later than the expiration date of the Options. Unless otherwise provided in the Award Agreement, Cause shall have the meaning set forth in this Plan.

5.6. Limitations on Exercise. The Committee may specify a minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent a Participant from exercising the Option for the full number of Shares for which it is then exercisable.

5.7. Limitations on ISOs. With respect to Awards granted as ISOs, to the extent that the aggregate Fair Market Value of the Shares with respect to which such ISOs are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as NSOs. For purposes of this Section 5.7, ISOs will be so evaluated in the order in which they were granted, beginning with the grant first in time. The Fair Market Value of the Shares will be determined as of the Option’s date of grant. In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISOs, such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.

5.8. Modification, Extension or Renewal. The Committee may modify, extend or renew outstanding Options and authorize the grant of new Options in substitution therefor, provided that any such action may not, without the written consent of a Participant, impair any of such Participant’s rights under any Option previously granted. Subject to Section 18, the Committee may (a) reduce the Exercise Price of outstanding Options or (b) grant Options in substitution for cancelled options or other Awards authorized under the Plan. Any outstanding ISO that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code.

5.9. Notice of Disqualifying Dispositions of Shares Acquired on Exercise of an ISO. If a Participant sells or otherwise disposes of any Shares acquired pursuant to the exercise of an ISO on or before the later of (a) the date two years after the Date of Grant, and (b) the date one year after the exercise of the ISO (in either case, a “Disqualifying Disposition”), the Company may require the Participant to immediately notify the Company in writing of such Disqualifying Disposition.

5.10. No Disqualification. Notwithstanding any other provision in this Plan, no term of this Plan relating to ISOs will be interpreted, amended or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO under Section 422 of the Code

5.11. Termination of Service. Except as otherwise set forth in the Award Agreement or as otherwise determined by the Committee, vesting ceases on the date Participant’s Service terminates.

6. RESTRICTED STOCK AWARDS. A Restricted Stock Award is an offer by the Company to sell Shares subject to restrictions (“Restricted Stock”) to an eligible Employee, Consultant, or Director. The Committee will determine to whom an offer will be made, the number of Shares the Participant may purchase, the Purchase Price, the restrictions applicable to the Shares and all other terms and conditions of the Restricted Stock Award, subject to this Plan.

6.1. Restricted Stock Purchase Agreement. All purchases under a Restricted Stock Award will be evidenced by an Award Agreement. Except as may otherwise be provided in an Award Agreement, a Participant accepts a Restricted Stock Award by signing and delivering to the Company an Award Agreement with full payment of the Purchase Price plus payment or provision for applicable withholding taxes, within thirty (30) days from the date the Award Agreement was delivered to the Participant. If the Participant does not accept such Award within thirty (30) days, then such Restricted Stock Award will terminate, unless the Committee determines otherwise.

6.2. Purchase Price. The Purchase Price for a Restricted Stock Award will be determined by the Committee and may be less than Fair Market Value but not less than the par value of the Shares on the date the Restricted Stock Award is granted. Payment of the Purchase Price must be made in accordance with Section 11 of this Plan, and the Award Agreement and in accordance with any procedures established by the Company.

6.3. Terms of Restricted Stock Awards. Subject to Section 2.6, Restricted Stock Awards will be subject to such restrictions as the Committee may impose or are required by law. Applicable restrictions may be based on completion of a specified number of years of service with the Company or upon satisfaction of performance goals based on Performance Factors during a Performance Period as set out in advance in the Award Agreement. Prior to the grant of a Restricted Stock Award that is being earned upon satisfaction of performance goals based on Performance Factors, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Restricted Stock Award; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of Shares that may be earned by the Participant. Performance Periods may overlap and a Participant may participate simultaneously with respect to Restricted Stock Awards that are subject to different Performance Periods and having performance goals based on different Performance Factors and other criteria.

6.4. Termination of Service. Except as otherwise set forth in the Award Agreement or as otherwise determined by the Committee, vesting ceases on the date Participant’s Service terminates.

7. STOCK BONUS AWARDS. A Stock Bonus Award is an award of Shares made to an eligible Employee, Consultant, or Director in consideration for Services to be rendered or for past Services already rendered to the Company or any Parent or Subsidiary, as permitted by law. All Stock Bonus Awards shall be made pursuant to an Award Agreement. No payment from the Participant will be required for Shares awarded pursuant to a Stock Bonus Award.

7.1. Terms of Stock Bonus Awards. Subject to Section 2.6, the Committee will determine to whom a Stock Bonus Award will be made, the number of Shares under the Stock Bonus Award, the restrictions, if any, applicable to such Shares and all other terms and conditions of the Stock Bonus Award, subject to this Plan. Applicable restrictions may be based upon completion of a specified number of years of service with the Company or upon satisfaction of performance goals based on Performance Factors during a Performance Period as set out in advance in the Award Agreement. Prior to the grant of any Stock Bonus Award that is being earned upon satisfaction of performance goals, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Stock Bonus Award; (b) select from among the Performance Factors to be used to measure performance goals; and (c) determine the number of Shares that may be awarded to the Participant. Performance Periods may overlap and a Participant may participate simultaneously with respect to Stock Bonus Awards that are subject to different Performance Periods and performance goals based on different Performance Factors and other criteria.

7.2. Form of Payment to Participant. As determined in the sole discretion of the Committee, a Stock Bonus Award may be paid in the form of cash, whole Shares, or a combination thereof, based on the Fair Market Value (as of the date of payment) of the Shares earned under such Stock Bonus Award.

7.3. Termination of Service. Except as otherwise set forth in the Award Agreement or as otherwise determined by the Committee, vesting ceases on the date Participant’s Service terminates.

8. STOCK APPRECIATION RIGHTS. A Stock Appreciation Right (“SAR”) is an award to an eligible Employee, Consultant, or Director that may be settled in cash, or Shares (which may consist of Restricted Stock), having a value equal to (a) the difference between the Fair Market Value on the date of exercise over the Exercise Price multiplied by (b) the number of Shares with respect to which the SAR is being settled (subject to any maximum number of Shares that may be issuable as specified in an Award Agreement). All SARs shall be made pursuant to an Award Agreement.

8.1. Terms of SARs. The Committee will determine the terms of each SAR including, without limitation: (a) the number of Shares subject to the SAR; (b) the Exercise Price and the time or times during which the SAR may be settled; (c) the consideration to be distributed on settlement of the SAR; and (d) the effect of the Participant’s termination of Service on each SAR. The Exercise Price of the SAR will be determined by the Committee when the SAR is granted, and may be not less than Fair Market Value or the par value of the Shares. A SAR may be awarded upon satisfaction of Performance Factors, if any, during any Performance Period as are set out in advance in the Award Agreement. Prior to the grant of any SAR that is being earned upon satisfaction of performance goals, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for each SAR; and (y) select from among the Performance Factors to be used to measure the performance, if any. Performance Periods may overlap and Participants may participate simultaneously with respect to SARs that are subject to different Performance Periods and performance goals based on different Performance Factors and other criteria.

8.2. Exercise Period and Expiration Date. Subject to Section 2.6, a SAR will be exercisable within the times or upon the occurrence of events determined by the Committee and set forth in the Award Agreement. The SAR Agreement shall set forth the expiration date; provided that no SAR will be exercisable after the expiration of ten (10) years from the date the SAR is granted. The Committee may also provide for SARs to become exercisable at one time or from time to time, periodically or otherwise (including, without limitation, upon the attainment during a Performance Period of performance goals based on Performance Factors), in such number of Shares or percentage of the Shares subject to the SAR as the Committee determines. Notwithstanding the foregoing, the rules of Section 5.6 also will apply to SARs.

8.3. Form of Settlement. Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying (i) the difference between the Fair Market Value of a Share on the date of exercise over the Exercise Price; times (ii) the number of Shares with respect to which the SAR is exercised (subject to any maximum number of Shares that may be issuable as specified in an Award Agreement). At the discretion of the Committee, the payment from the Company for the SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof. The portion of a SAR being settled may be paid currently or on a deferred basis with such interest or dividend equivalent, if any, as the Committee determines, provided that the terms of the SAR and any deferral satisfy the requirements of Section 409A of the Code.

8.4. Termination of Service. Except as otherwise set forth in the Award Agreement or as otherwise determined by the Committee, vesting ceases on the date Participant’s Service terminates.

9. RESTRICTED STOCK UNITS. A Restricted Stock Unit (“RSU”) is an award to an eligible Employee, Consultant, or Director covering a number of Shares that may be settled in cash, or by issuance of those Shares (which may consist of Restricted Stock). All RSUs shall be made pursuant to an Award Agreement.

9.1. Terms of RSUs. Subject to Section 2.6, the Committee will determine the terms of an RSU including, without limitation: (a) the number of Shares subject to the RSU; (b) the time or times during which the RSU may be settled; (c) the consideration to be distributed on settlement; and (d) the effect of the Participant’s termination of Service on each RSU. An RSU may be awarded upon satisfaction of such performance goals based on Performance Factors during any Performance Period as are set out in advance in the Award Agreement. Prior to the grant of any RSU that is being earned upon satisfaction of performance goals, the Committee will: (x) determine the nature, length and starting date of any Performance Period for the RSU; (y) select from among the Performance Factors to be used to measure the performance, if any; and (z) determine the number of Shares deemed subject to the RSU. Performance Periods may overlap and participants may participate simultaneously with respect to RSUs that are subject to different Performance Periods and performance goals based on different Performance Factors and other criteria.

9.2. Form and Timing of Settlement. Payment of earned RSUs shall be made as soon as practicable after the date(s) determined by the Committee and set forth in the Award Agreement. The Committee, in its sole discretion, may settle earned RSUs in cash, Shares, or a combination of both. The Committee may also permit a Participant to defer payment under a RSU to a date or dates after the RSU is earned provided that the terms of the RSU and any deferral satisfy the requirements of Section 409A of the Code.

9.3. Termination of Service. Except as otherwise set forth in the Award Agreement or as otherwise determined by the Committee, vesting ceases on the date Participant’s Service terminates.

10. PERFORMANCE AWARDS. A Performance Award is an award to an eligible Employee, Consultant, or Director of Performance Shares or a cash bonus denominated in Shares that may be settled in cash, or by issuance of those Shares (which may consist of Restricted Stock). Grants of Performance Awards shall be made pursuant to an Award Agreement.

10.1. Terms of Performance Awards. Subject to Section 2.6, the Committee will determine the terms of a Performance Award including, without limitation: (a) the number of Shares or amount of cash subject to the Performance Award; (b) the time or times during which the Performance Award may be settled; and (c) the consideration to be distributed on settlement, and the effect of the Participant’s termination of Service on each Performance Award. A Performance Award may be awarded upon satisfaction of performance goals based on Performance Factors during any Performance Period as set out in advance in the Award Agreement. Prior to the grant of any Performance Award that is being earned upon satisfaction of performance goals, the Committee will: (x) determine the nature, length and starting date of any Performance Period for the Performance Award; (y) select from among the Performance Factors to be used to measure such performance goals, if any; and (z) determine the number of Shares deemed subject to the Performance Award. Performance Periods may overlap and participants may participate simultaneously with respect to Performance Awards that are subject to different Performance Periods and performance goals based on different Performance Factors and other criteria. No Participant will be eligible to receive cash-based Awards of (i) more than $5,000,000 of value in the calendar year grant for all such Awards with a Performance Period greater than one (1) year, or (ii) more than $3,000,000 of value in the calendar year grant for all such Awards with a Performance Period of one (1) year or less.

10.2. Termination of Service. Except as otherwise set forth in the Award Agreement or as otherwise determined by the Committee, vesting ceases on the date Participant’s Service terminates.

11. PAYMENT FOR SHARE PURCHASES. Payment from a Participant for Shares purchased pursuant to this Plan may be made in cash or by check or, where approved for the Participant by the Committee and where permitted by law (and to the extent not otherwise set forth or prohibited in the applicable Award Agreement):

(a) by cancellation of indebtedness of the Company to the Participant;

(b) by surrender of Shares held by the Participant that have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Award will be exercised or settled;

(c) by waiver of compensation due or accrued to the Participant for services rendered or to be rendered to the Company or a Parent or Subsidiary of the Company;

(d) by consideration received by the Company pursuant to a broker-assisted or other form of cashless exercise program implemented by the Company in connection with this Plan;

(e) by any combination of the foregoing; or

(f) by any other method of payment as is permitted by applicable law.

Unless determined otherwise by the Committee, all payments under any of the methods indicated above shall be made in United States dollars.

12. GRANTS TO NON-EMPLOYEE DIRECTORS. Non-Employee Directors are eligible to receive any type of Award offered under this Plan except ISOs. Awards pursuant to this Section 12 may be automatically made pursuant to policy adopted by the Board, or made from time to time as determined in the discretion of the Board. The aggregate number of Shares subject to Awards granted under this Section 12 to a Non-Employee Director in any calendar year shall not exceed 30,000 Shares.

12.1. Eligibility. Awards pursuant to this Section 12 shall be granted only to Non-Employee Directors. A Non-Employee Director who is elected or re-elected as a member of the Board will be eligible to receive an Award under this Section 12.

12.2. Vesting, Exercisability and Settlement. Except as set forth in Section 6 and 21, Awards shall vest, be exercisable and be settled as determined by the Board. With respect to Options and SARs, the exercise price granted to Non-Employee Directors shall be not less than the Fair Market Value of the Shares at the time that such Option or SAR is granted.

12.3. Election to receive Awards in Lieu of Cash. A Non-Employee Director may elect to receive his or her annual retainer payments and/or meeting fees from the Company in the form of cash or Awards or in a combination thereof, as determined by the Board. Such Awards shall be issued under this Plan. An election under this Section 12.3 shall be filed with the Company on the form prescribed by the Company.

13. WITHHOLDING TAXES.

13.1. Withholding Generally. Whenever Shares are to be issued in satisfaction of Awards granted under this Plan or the applicable tax event occurs, the Company may require the Participant to remit to the Company, or to the Parent, Subsidiary or Affiliate employing the Participant, an amount sufficient to satisfy applicable U.S. federal, state, local and international withholding tax requirements or any other tax or social insurance liability legally due from the Participant prior to the delivery of Shares pursuant to exercise or settlement of any Award. Whenever payments in satisfaction of Awards granted under this Plan are to be made in cash, such payment will be net of an amount sufficient to satisfy applicable U.S. federal, state, local and international withholding tax and social insurance requirements or any other tax liability legally due from the Participant.

13.2. Stock Withholding. The Committee, or its delegate(s), as permitted by applicable law, in its sole discretion and pursuant to such procedures as it may specify from time to time and to limitations of local law, may require or permit a Participant to satisfy such tax withholding obligation or any other tax liability legally due from the Participant, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, (iii) delivering to the Company Shares having a Fair Market Value equal to the minimum amount required to be withheld or (iv) withholding from the proceeds of the sale of otherwise deliverable Shares acquired pursuant to an Award either through a voluntary sale or through a mandatory sale arranged by the Company. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

14. TRANSFERABILITY.

14.1. Transfer Generally. Unless determined otherwise by the Committee or pursuant to Section 14.2, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent and distribution. If the Committee makes an Award transferable, including, without limitation, by instrument to an inter vivos or testamentary trust in which the Awards are to be passed to beneficiaries upon the death of the trustor (settlor) or by gift or by domestic relations order to a Permitted Transferee, such Award will contain such additional terms and conditions as the Committee deems appropriate. All Awards shall be exercisable: (i) during the Participant’s lifetime only by (A) the Participant, or (B) the Participant’s guardian or legal representative; (ii) after the Participant’s death, by the legal representative of the Participant’s heirs or legatees; and (iii) in the case of all awards except ISOs, by a Permitted Transferee.

14.2. Beneficiaries. Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of such Participant’s death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by such Participant in writing with the Company during such Participant’s lifetime. In the absence of any such beneficiary designation, benefits remaining unpaid or rights remaining unexercised at such Participant’s death shall be paid to or exercised by such Participant’s executor, administrator, or legal representative.

15. PRIVILEGES OF STOCK OWNERSHIP; RESTRICTIONS ON SHARES.

15.1. Voting and Dividends. No Participant will have any of the rights of a stockholder with respect to any Shares until the Shares are issued to the Participant, except for any Dividend Equivalent Rights permitted by an applicable Award Agreement. After Shares are issued to the Participant, the Participant will be a stockholder and have all the rights of a stockholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, that if such Shares are Restricted Stock, then any new, additional or different securities the Participant may become entitled to receive with respect to such Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the Restricted Stock; provided, further, that the Participant will have no right to retain such stock dividends or stock distributions with respect to Shares that are repurchased at the Participant’s Purchase Price or Exercise Price, as the case may be, pursuant to Section 15.2. The Committee, in its discretion, may provide in the Award Agreement evidencing any Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Shares subject to such Award during the period beginning on the date the Award is granted and ending, with respect to each Share subject to the Award, on the earlier of the date on which the Award is exercised or settled or the date on which they are forfeited; provided, that under no circumstances may Dividend Equivalent Rights be granted for any Option or SAR. Such Dividend Equivalent Rights, if any, shall be credited to the Participant in the form of additional whole Shares as of the date of payment of such cash dividends on Shares

15.2. Restrictions on Shares. At the discretion of the Committee, the Company may reserve to itself and/or its assignee(s) a right to repurchase (a “Right of Repurchase”) a portion of any or all Unvested Shares held by a Participant following such Participant’s termination of Service at any time within ninety (90) days after the later of the date Participant’s Service terminates and the date the Participant purchases Shares under this Plan, for cash and/or cancellation of purchase money indebtedness, at the Participant’s Purchase Price or Exercise Price, as the case may be.

16. CERTIFICATES. All Shares or other securities whether or not certificated, delivered under this Plan will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable U.S. federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted and any non-U.S. exchange controls or securities law restrictions to which the Shares are subject.

17. ESCROW; PLEDGE OF SHARES. To enforce any restrictions on a Participant’s Shares, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates. Any Participant who is permitted to execute a promissory note as partial or full consideration for the purchase of Shares under this Plan will be required to pledge and deposit with the Company all or part of the Shares so purchased as collateral to secure the payment of the Participant’s obligation to the Company under the promissory note; provided, however, that the Committee may require or accept other or additional forms of collateral to secure the payment of such obligation and, in any event, the Company will have full recourse against the Participant under the promissory note notwithstanding any pledge of the Participant’s Shares or other collateral. In connection with any pledge of the Shares, the Participant will be required to execute and deliver a written pledge agreement in such form as the Committee will from time to time approve. The Shares purchased with the promissory note may be released from the pledge on a pro rata basis as the promissory note is paid.

18. EXCHANGE AND BUYOUT OF AWARDS. An Exchange Program, including but not limited to any repricing of Options or SARs is not permitted without prior stockholder approval.

19. SECURITIES LAW AND OTHER REGULATORY COMPLIANCE. An Award will not be effective unless such Award is in compliance with all applicable U.S. and foreign federal and state securities and exchange control laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such Shares under any state or federal or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any foreign or state securities laws, exchange control laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

20. NO OBLIGATION TO EMPLOY. Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent, Subsidiary or Affiliate or limit in any way the right of the Company or any Parent, Subsidiary or Affiliate to terminate Participant’s employment or other relationship at any time.

21. CORPORATE TRANSACTIONS.

21.1. Assumption or Replacement of Awards by Successor. In the event that the Company is subject to a Corporate Transaction, outstanding Awards acquired under this Plan shall be subject to the documentation evidencing the Corporate Transaction, which need not treat all outstanding Awards in an identical manner. Such agreement, without the Participant’s consent, shall provide for one or more of the following with respect to all outstanding Awards as of the effective date of such Corporate Transaction.

(a) The continuation of an outstanding Award by the Company (if the Company is the successor entity).

(b) The assumption of an outstanding Award by the successor or acquiring entity (if any) of such Corporate Transaction (or by its parents, if any), which assumption, will be binding on all selected Participants; provided that the exercise price and the number and nature of shares issuable upon exercise of any such option or stock appreciation right, or any award that is subject to Section 409A of the Code, will be adjusted appropriately pursuant to Section 424(a) of the Code.

(c) The substitution by the successor or acquiring entity in such Corporate Transaction (or by its parents, if any) of an equivalent award with substantially the same terms for such outstanding Award (except that the exercise price and the number and nature of shares issuable upon exercise of any such option or stock appreciation right, or any award that is subject to Section 409A of the Code, will be adjusted appropriately pursuant to Section 424(a) of the Code).

(d) A payment to the Participant equal to the excess of (i) the Fair Market Value of the Shares subject to the Award as of the effective date of such Corporate Transaction over (ii) the Exercise Price or Purchase Price of Shares, as the case may be, subject to the Award in connection with the cancellation of the Award. Such payment will be made in the form of cash, cash equivalents, or securities of the surviving corporation or its parent with a Fair Market Value equal to the required amount. The successor corporation may provide substantially similar consideration to Participants as was provided to stockholders (after taking into account the existing provisions of the Awards). Subject to Section 409A of the Code, such payment may be made in installments, may be deferred until the date or dates when the Award would have become exercisable or such Shares would have vested, and such payment may be subject to vesting based on the Participant’s continuing such payment initially will be calculated without regard to whether or not the Award is then exercisable or such Shares are then vested. In addition, any escrow, holdback, earnout or similar provisions in the agreement for such Corporate Transaction may apply to such payment to the same extent and in the same manner as such provisions apply to the holders of Shares. If the Exercise Price of the Shares subject to an Option exceeds the Fair Market Value of such Shares, then the Option may be cancelled without making a payment to the Participant. For purposes of this subsection, the Fair Market Value of any security will be determined without regard to any vesting conditions that may apply to such security.

The Board shall have full power and authority to assign the Company’s right to repurchase or re-acquire or forfeiture rights to such successor or acquiring corporation. Notwithstanding the foregoing, solely upon a Corporate Transaction in which the successor or acquiring corporation refuses to assume, convert, replace or substitute Awards, as provided above, pursuant to a Corporate Transaction notwithstanding any other provision in this Plan to the contrary, and unless otherwise determined by the Committee, all Awards granted under this Plan shall accelerate in full as of the time of consummation of the Corporate Transaction. In such event, the Committee will notify the Participant in writing or electronically that such Award will be exercisable for a period of time determined by the Committee in its sole discretion, and such Award will terminate upon the expiration of such period. Awards need not be treated similarly in a Corporate Transaction.

21.2. Assumption of Awards by the Company. The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either; (a) granting an Award under this Plan in substitution of such other company’s award; or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the Purchase Price or the Exercise Price, as the case may be, and the number and nature of Shares issuable upon exercise or settlement of any such Award will be adjusted appropriately pursuant to Section 424(a) of the Code). In the event the Company elects to grant a new Option in substitution rather than assuming an existing option, such new Option may be granted with a similarly adjusted Exercise Price. Substitute Awards shall not reduce the number of Shares authorized for grant under this Plan or authorized for grant to a Participant in a calendar year.

21.3. Non-Employee Directors’ Awards. Notwithstanding any provision to the contrary herein, in the event of a Corporate Transaction, the vesting of all Awards granted to Non-Employee Directors shall accelerate and such Awards shall become exercisable (as applicable) in full prior to the consummation of such event at such times and on such conditions as the Committee determines.

22. ADOPTION AND STOCKHOLDER APPROVAL. This Plan shall be submitted for the approval of the Company’s stockholders, consistent with applicable laws, within twelve (12) months before or after the date this Plan is adopted by the Board.

23. TERM OF PLAN/GOVERNING LAW. Unless earlier terminated as provided herein, this Plan will become effective on the Effective Date and will terminate ten (10) years from the date this Plan is adopted by the Board. After this Plan is terminated or expires, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions. This Plan and all Awards granted hereunder shall be governed by and construed in accordance with the laws of the State of Delaware (excluding its conflict of laws rules).

24. AMENDMENT OR TERMINATION OF PLAN. The Board may at any time terminate or amend this Plan in any respect, including, without limitation, amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan; provided, however, that the Board will not, without the approval of the stockholders of the Company, amend this Plan in any manner that requires such stockholder approval; provided further, that a Participant’s Award shall be governed by the version of this Plan then in effect at the time such Award was granted.

25. NONEXCLUSIVITY OF THE PLAN; UNFUNDED PLAN. Neither the adoption of this Plan by the Board, the submission of this Plan to the stockholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock awards and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

26. INSIDER TRADING POLICY. Each Participant who receives an Award shall comply with any policy adopted by the Company from time to time covering transactions in the Company’s securities by Employees, officers and/or directors of the Company.

27. ALL AWARDS SUBJECT TO COMPANY CLAWBACK OR RECOUPMENT POLICY. All Awards held by an executive officer shall be subject to clawback, recoupment or forfeiture (i) to the extent that such executive officer is determined to have engaged in fraud or intentional illegal conduct materially contributing to a financial restatement, as determined by the Board in its sole discretion, (ii) as provided under any clawback, recoupment or forfeiture policy adopted by the Board or (iii) required by law. Such clawback, recoupment or forfeiture policy, in addition to any other remedies available under applicable law, may require the cancellation of outstanding Awards and the recoupment of any gains realized with respect to Awards.

28. DEFINITIONS. As used in this Plan, and except as elsewhere defined herein, the following terms will have the following meanings:

28.1. “Affiliate” means (i) any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company and (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Committee, whether now or hereafter existing.

28.2. “Award” means any award under this Plan, including any Option, Restricted Stock, Stock Bonus, Stock Appreciation Right, Restricted Stock Unit or award of Performance Shares.

28.3. “Award Agreement” means, with respect to each Award, the written or electronic agreement between the Company and the Participant setting forth the terms and conditions of the Award and country-specific appendix thereto for grants to non-U.S. Participants, which shall be in substantially a form (which need not be the same for each Participant) that the Committee (or in the case of Award agreements that are not used for Insiders, the Committee’s delegate(s)) has from time to time approved, and will comply with and be subject to the terms and conditions of this Plan.

28.4. “Board” means the Board of Directors of the Company.

28.5. “Cause” means termination of the Participant’s Service on the basis of the Participant’s conviction (or a plea of nolo contendere) of fraud, misappropriation, embezzlement or any other act or acts of dishonesty constituting a felony and resulting or intended to result directly or indirectly in a substantial gain or personal enrichment to the Participant at the expense of the Company or any Subsidiary.

28.6. “Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

28.7. “Committee” means the Compensation Committee of the Board or those persons to whom administration of this Plan, or part of this Plan, has been delegated as permitted by law.

28.8. “Common Stock” means the common stock of the Company.

28.9. “Company” means Dexcom, Inc., or any successor corporation.

28.10. “Consultant” means any person, including an advisor or independent contractor, engaged by the Company or a Parent, Subsidiary or Affiliate to render services to such entity.

28.11. “Corporate Transaction” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities; provided, however, that for purposes of this subclause (i) the acquisition of additional securities by any one Person who is considered to own more than fifty percent (50%) of the total voting power of the securities of the Company will not be considered a Corporate Transaction; (ii) the consummation of the sale, transfer or disposition by the Company of all or substantially all of the Company’s assets; (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; (iv) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company) or (v) a change in the effective control of the Company that occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purpose of this subclause (v), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Corporate Transaction. For purposes of this definition, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. Notwithstanding the foregoing, to the extent that any amount constituting deferred compensation (as defined in Section 409A of the Code) would become payable under this Plan by reason of a Corporate Transaction, such amount shall become payable only if the event constituting a Corporate Transaction would also qualify as a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, each as defined within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and IRS guidance that has been promulgated or may be promulgated thereunder from time to time.

Notwithstanding the foregoing, a Corporate Transaction shall not be deemed to result from any transaction precipitated by the Company’s insolvency, appointment of a conservator, or determination by a regulatory agency that the Company is insolvent, nor from any transaction the sole purpose of which is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

28.12. “Director” means a member of the Board.

28.13. “Disability” means in the case of ISOs, total and permanent disability as defined in Section 22(e)(3) of the Code and in the case of other Awards, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

28.14. “Dividend Equivalent Right” means the right of a Participant, granted at the discretion of the Committee or as otherwise provided by the Plan, to receive a credit for the account of such Participant in an amount equal to the cash dividends paid on one Share for each Share represented by an Award held by such Participant.

28.15. “Effective Date” means the date the Plan is approved by the stockholders of the Company which shall be within twelve (12) months of the approval of the Plan by the Board.

28.16. “Employee” means any person, including officers and Directors, providing services as an employee to the Company or any Parent, Subsidiary or Affiliate. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

28.17. “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

28.18. “Exchange Program” means a program pursuant to which (i) outstanding Awards are surrendered, cancelled or exchanged for cash, the same type of Award or a different Award (or combination thereof) or (ii) the exercise price of an outstanding Award is increased or reduced.

28.19. “Exercise Price” means, with respect to an Option, the price at which a holder may purchase the Shares issuable upon exercise of an Option and with respect to a SAR, the price at which the SAR is granted to the holder thereof.

28.20. “Fair Market Value” means, as of any date, the value of a Share determined as follows:

(a) if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(b) if such Common Stock is publicly traded but is neither listed nor admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(c) if none of the foregoing is applicable, by the Board or the Committee in good faith.

28.21. “Insider” means an officer or director of the Company or any other person whose transactions in the Company’s Common Stock are subject to Section 16 of the Exchange Act.

28.22. “IRS” means the United States Internal Revenue Service.

28.23. “Non-Employee Director” means a Director who is not an Employee of the Company or any Parent or Subsidiary.

28.24. “Option” means an award of an option to purchase Shares pursuant to Section 5.

28.25. “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

28.26. “Participant” means a person who holds an Award under this Plan.

28.27. “Performance Award” means cash or stock granted pursuant to Section 10 or Section 12 of this Plan.

28.28. “Performance Factors” means any of the factors selected by the Committee and specified in an Award Agreement, from among the following objective measures, either individually, alternatively or in any combination, applied to the Company as a whole or any business unit or Subsidiary, either individually, alternatively, or in any combination, on a GAAP or non-GAAP basis, and measured, to the extent applicable on an absolute basis or relative to a pre-established target, to determine whether the performance goals established by the Committee with respect to applicable Awards have been satisfied:

(a) Profit Before Tax;

(b) Billings;

(c) Revenue;

(d) Net revenue;

(e) Earnings (which may include earnings before interest and taxes, earnings before taxes, and net earnings, or as otherwise adjusted);

(f) Operating income;

(g) Operating margin;

(h) Operating profit;

(i) Controllable operating profit, or net operating profit;

(j) Net Profit;

(k) Gross margin;

(l) Operating expenses or operating expenses as a percentage of revenue;

(m) Net income;

(n) Earnings per share;

(o) Total stockholder return;

(p) Market share;

(q) Return on assets or net assets;

(r) The Company’s stock price;

(s) Growth in stockholder value relative to a pre-determined index;

(t) Return on equity;

(u) Return on invested capital;

(v) Cash Flow (including free cash flow or operating cash flows)

(w) Cash conversion cycle;

(x) Economic value added;

(y) Individual confidential business objectives;

(z) Contract awards or backlog;

(aa) Overhead or other expense reduction;

(bb) Credit rating;

(cc) Strategic plan development and implementation;

(dd) Succession plan development and implementation;

(ee) Improvement in workforce diversity;

(ff) Customer indicators;

(gg) New product invention or innovation;

(hh) Attainment of research and development milestones;

(ii) Improvements in productivity;

(jj) Bookings;

(kk) Attainment of objective operating goals and employee metrics; and

(ll) Any other metric that is capable of measurement as determined by the Committee.

28.29. “Performance Period” means the period of service determined by the Committee, not to exceed five (5) years, during which years of service or performance is to be measured for the Award.

28.30. “Performance Share” means an Award granted pursuant to Section 10 or Section 12 of this Plan.

28.31. “Permitted Transferee” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships) of the Employee, any person sharing the Employee’s household (other than a tenant or employee), a trust in which these persons (or the Employee) have more than 50% of the beneficial interest, a foundation in which these persons (or the Employee) control the management of assets, and any other entity in which these persons (or the Employee) own more than 50% of the voting interests.

28.32. “Person” shall have the meaning as such term is used in Sections 13(d) and 14(d) of the Exchange Act.

28.33. “Plan” means this Dexcom, Inc. 2015 Equity Incentive Plan.

28.34. “Purchase Price” means the price to be paid for Shares acquired under this Plan, other than Shares acquired upon exercise of an Option or SAR.

28.35. “Restricted Stock Award” means an award of Shares pursuant to Section 6 or Section 12 of this Plan, or issued pursuant to the early exercise of an Option.

28.36. “Restricted Stock Unit” means an Award granted pursuant to Section 9 or Section 12 of this Plan.

28.37. “SEC” means the United States Securities and Exchange Commission.

28.38. “Securities Act” means the United States Securities Act of 1933, as amended.

28.39. “Service” shall mean service as an Employee, Consultant, Director or Non-Employee Director, to the Company or a Parent, Subsidiary or Affiliate of the Company, subject to such further limitations as may be set forth in this Plan or the applicable Award Agreement. An Employee will not be deemed to have ceased to provide Service in the case of (i) medical leave, (ii) military leave, or (iii) any other leave of absence approved by the Company. In the case of any Employee on an approved leave of absence, Awards shall not vest during such leave of absence, except as may be required by applicable Law. At such time as such Employee returns to regular and continuous service with the Company following the leave of absence, the vesting schedule applicable to the Awards shall recommence, with the total period of the vesting schedule extended by a number of days equal to the total number of days of Employee’s leave of absence, except that in no event may an Award be exercised after the expiration term set forth in the Award Agreement. Similarly, if Employee’s schedule reduces to a less than a full-time service arrangement, Awards shall vest on a proportionately and commensurately slower schedule, except that in no event may an Award be exercised after the expiration term set forth in the Award Agreement. No fractional shares may be issued. In the event of military leave, if required by applicable laws, vesting shall continue for the longest period that vesting continues under any other statutory or Company approved leave of absence and, upon a Participant’s returning from military leave (under conditions that would entitle him or her to protection upon such return under the Uniform Services Employment and Reemployment Rights Act), he or she shall be given vesting credit with respect to Awards to the same extent as would have applied had the Participant continued to provide services to the Company throughout the leave on the same terms as he or she was providing services immediately prior to such leave. Except as set forth in this Section 28.39, an employee shall have terminated employment as of the date he or she ceases to provide Services (regardless of whether the termination is in breach of local employment laws or is later found to be invalid) and employment shall not be extended by any notice period or garden leave mandated by local law, provided however, that a change in status from an employee to a consultant or advisor shall not terminate the service provider’s Service, unless determined by the Committee, in its discretion. The Committee will have sole discretion to determine whether a Participant has ceased to provide Services and the effective date on which the Participant ceased to provide Services.

28.40. “Shares” means shares of the Company’s Common Stock and the common stock of any successor security.

28.41. “Stock Appreciation Right” means an Award granted pursuant to Section 8 or Section 12 of this Plan.

28.42. “Stock Bonus” means an Award granted pursuant to Section 7 or Section 12 of this Plan.

28.43. “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

28.44. “Treasury Regulations” means regulations promulgated by the United States Treasury Department.

28.45. “Unvested Shares” means Shares that have not yet vested or are subject to a right of repurchase in favor of the Company (or any successor thereto).

DEXCOM, INC.

2015 EMPLOYEE STOCK PURCHASE PLAN

1. PURPOSE. The purpose of this Plan is to provide eligible employees of the Company and the Participating Corporations with a means of acquiring an equity interest in the Company through payroll deductions, to enhance such employees’ sense of participation in the affairs of the Company. Capitalized terms not defined elsewhere in the text are defined in Section 28.

2. ESTABLISHMENT OF PLAN. The Company proposes to grant rights to purchase shares of Common Stock to eligible employees of the Company and its Participating Corporations pursuant to this Plan. The Company intends this Plan to qualify as an “employee stock purchase plan” under Section 423 of the Code (including any amendments to or replacements of such Section), and this Plan shall be so construed. Any term not expressly defined in this Plan but defined for purposes of Section 423 of the Code shall have the same definition herein. In addition, with regard to offers of options to purchase shares of the Common Stock under the Plan to employees working for a Subsidiary or an Affiliate outside the United States, the Board or Committee (as defined herein) may offer a subplan or an option that is not intended to meet the Code Section 423 requirements, provided, if necessary under Code Section 423, that the other terms and conditions of the Plan are met.

Subject to Section 14, a total of 1,500,000 Shares are reserved for issuance under this Plan. The number of shares initially reserved for issuance under this Plan and the maximum number of shares that may be issued under this Plan shall be subject to adjustments effected in accordance with Section 14.

3. ADMINISTRATION. The Plan will be administered by the Committee. Subject to the provisions of this Plan and the limitations of Section 423 of the Code or any successor provision in the Code, all questions of interpretation or application of this Plan shall be determined by the Committee and its decisions shall be final and binding upon all Participants. The Committee will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility, to designate the Participating Corporations, to determine when to grant options that are not intended to meet the Code Section 423 requirements and to decide upon any and all claims filed under the Plan. Every finding, decision and determination made by the Committee will, to the full extent permitted by law, be final and binding upon all parties. Notwithstanding any provision to the contrary in this Plan, the Committee may adopt rules, sub-plans, and/or procedures relating to the operation and administration of the Plan designed to comply with local laws, regulations or customs or to achieve tax, securities law or other objectives for eligible employees outside of the United States. The Committee will have the authority to determine the Fair Market Value of the Common Stock (which determination shall be final, binding and conclusive for all purposes) in accordance with Section 8 below and to interpret Section 8 of the Plan in connection with circumstances that impact the Fair Market Value. Members of the Committee shall receive no compensation for their services in connection with the administration of this Plan, other than standard fees as established from time to time by the Board for services rendered by Board members serving on Board committees. All expenses incurred in connection with the administration of this Plan shall be paid by the Company. For purposes of this Plan, the Committee may designate separate offerings under the Plan (the terms of which need not be identical) in which eligible employees of one or more Participating Corporations will participate, even if the dates of the applicable Offering Periods of each such offering are identical.

4. ELIGIBILITY.

(a) Any employee of the Company or the Participating Corporations is eligible to participate in an Offering Period under this Plan, except that one or more of the following categories of employees may be excluded from coverage under the Plan by the Committee (other than where prohibited by applicable law):

(i) Employees who are not employed by the Company or a Participating Corporation prior to the beginning of such Offering Period or prior to such other time period as specified by the Committee;

(ii) employees who are customarily employed for twenty (20) hours or less per week;

(iii) employees who are customarily employed for five (5) months or less in a calendar year; and

(iv) employees who have been an employee of the Company for less than three (3) months prior to the first day of an offering period;

(v) employees who do not meet any other eligibility requirements that the Committee may choose to impose (within the limits permitted by the Code).

The foregoing notwithstanding, an individual shall not be eligible if his or her participation in the Plan is prohibited by the law of any country that has jurisdiction over him or her, if complying with the laws of the applicable country would cause the Plan to violate Section 423 of the Code, or if he or she is subject to a collective bargaining agreement that does not provide for participation in the Plan.

(b) No employee who, together with any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the Code, owns stock or holds options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or its Parent or Subsidiary or who, as a result of being granted an option under this Plan with respect to such Offering Period, would own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or its Parent or Subsidiary shall be granted an option to purchase Common Stock under the Plan.

5. OFFERING DATES. The offering periods of this Plan (each, an “Offering Period”) shall be of twelve (12) months duration commencing on March 1 and September 1 of each year and respectively ending on February 28 (or the 29th if February has 29 days) and August 31 of each year. Each Offering Period shall consist of two (2) six month purchase periods (individually, a “Purchase Period”) during which payroll deductions of the participants are accumulated under this Plan. The first business day of each Offering Period is referred to as the “Offering Date.” The last business day of each Purchase Period is referred to as the “Purchase Date.” The Committee shall have the power to change the Offering Dates, the Purchase Dates and the duration of Offering Periods, provided that an Offering Period will in no event be longer than twenty-seven (27) months, or Purchase Periods without stockholder approval if such change is announced prior to the relevant Offering Period or prior to such other time period as specified by the Committee. The initial Offering Period will begin on September 1, 2015.

6. PARTICIPATION IN THIS PLAN.

(a) Any employee who is an eligible employee determined in accordance with Section 4 immediately prior to an Offering Period will be eligible to participate in this Plan, subject to the requirement of Section 6(b) hereof and the other terms and provisions of this Plan.

(b) With respect to each Offering Period, a Participant may elect to participate in this Plan by submitting an enrollment agreement (or any electronic or online enrollment form provided by the Company) prior to the commencement of the Offering Period (or such earlier date as the Committee may determine) to which such agreement (or any electronic or online enrollment form provided by the Company) relates.

(c) Once an employee becomes a Participant in an Offering Period, then such Participant will automatically participate in each subsequent Offering Period commencing immediately following the last day of the prior Offering Period unless the Participant withdraws or is deemed to withdraw from this Plan or terminates further participation in an Offering Period as set forth in Section 11 below. A Participant who is continuing participation pursuant to the preceding sentence is not required to file any additional enrollment agreement in order to continue participation in this Plan; a Participant who is not continuing participation pursuant to the preceding sentence is required to file an enrollment agreement (or any electronic or online enrollment form provided by the Company) prior to the commencement of the Offering Period (or such earlier date as the Committee may determine) to which such agreement (or any electronic or online enrollment form provided by the Company) relates.

7. GRANT OF OPTION ON ENROLLMENT. Becoming a Participant with respect to an Offering Period will constitute the grant (as of the Offering Date) by the Company to such Participant of an option to purchase on the Purchase Date up to that number of shares of Common Stock of the Company determined by a fraction, the numerator of which is the amount accumulated in such Participant’s payroll deduction account during such Purchase Period and the denominator of which is the lower of (i) eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Offering Date (but in no event less than the par value of a share of the Common Stock), or (ii) eighty-five percent (85%) of the Fair Market Value of a share of the Common Stock on the Purchase Date, provided, however, that the number of shares of Common Stock subject to any option granted pursuant to this Plan shall not exceed the lesser of (x) the maximum number of shares set by the Committee pursuant to Section 10(b) below with respect to the applicable Purchase Date, or (y) the maximum number of shares which may be purchased pursuant to Section 10(a) below with respect to the applicable Purchase Date.

8. PURCHASE PRICE. The Purchase Price per share at which a share of Common Stock will be sold in any Offering Period shall be eighty-five percent (85%) of the lesser of:

(a) The Fair Market Value on the Offering Date; or

(b) The Fair Market Value on the Purchase Date.

9. PAYMENT OF PURCHASE PRICE; PAYROLL DEDUCTION CHANGES; SHARE ISSUANCES.

(a) The Purchase Price shall be accumulated by regular payroll deductions made during each Offering Period, unless the Committee determines with respect to categories of Participants outside the United States that contributions may be made in another form due to local legal requirements. The deductions are made as a percentage of the Participant’s compensation in one percent (1%) increments not less than one percent (1%), nor greater than ten percent (10%) after taking into account any limitations with respect to an Offering Period in which the Participant is concurrently participating in under the Prior Plan (as defined below) or such lower limit set by the Committee. Compensation shall mean base salary (or in foreign jurisdictions, equivalent cash compensation); however, the Committee may at any time prior to the beginning of an Offering Period determine that for that and future Offering Periods, Compensation shall mean solely base salary or all W-2 cash compensation, including without limitation base salary or regular hourly wages, bonuses, incentive compensation, commissions, overtime, shift premiums, plus draws against commissions (or in foreign jurisdictions, equivalent cash compensation) but excluding any W-2 non-cash compensation which includes a disqualifying dispositions, equity grants, equity exercises or settlements. For purposes of determining a Participant’s Compensation, any election by such Participant to reduce his or her regular cash remuneration under Sections 125 (i.e. pre-tax cafeteria plan contributions) or 401(k) (i.e. pre-tax retirement contributions) of the Code (or in foreign jurisdictions, equivalent salary deductions) shall be treated as if the Participant did not make such election and as if such reductions were not made. Payroll deductions shall commence on the first payday following the last Purchase Date (with respect to the initial Offering Period, as soon as practicable following the Effective Date) and shall continue to the end of the Offering Period unless sooner altered or terminated as provided in this Plan. Notwithstanding the foregoing, the terms of any sub-plan may permit matching shares without the payment of any purchase price.

(b) A Participant who is enrolled in an Offering Period under the Company’s 2005 Employee Stock Purchase Plan (the “Prior Plan”) immediately prior to the initial Offering Period under this Plan will be automatically enrolled in this Plan at the same level and to the same extent specified in their enrollment under the Company’s Prior Plan. Any amounts remaining in a Participant’s account under the Prior Plan shall be applied to the Participant’s account under this Plan, without interest (except to the extent necessary to comply with local legal requirements outside the United States).

(c) A Participant may decrease (but not increase) the rate of payroll deductions during an Offering Period by filing with the Company a new authorization (or any electronic or online authorization form provided by the Company) for payroll deductions , with the new rate to become effective no later than the second payroll period commencing after the Company’s receipt of the authorization or once any trading restrictions are lifted and continuing for the remainder of the Offering Period unless changed as described below. A decrease in the rate of payroll deductions may be made once during a Purchase Period or more frequently under rules determined by the Committee. A Participant may increase or decrease the rate of payroll deductions for any subsequent Purchase Period by filing with the Company a new authorization for payroll deductions prior to the beginning of the Offering Period for such applicable Purchase Period, or such other time period as specified by the Committee.

(d) A Participant may reduce his or her payroll deduction percentage to zero during an Offering Period by filing with the Company a request (or any electronic or online request form provided by the Company) for cessation of payroll deductions. Such reduction shall be effective beginning no later than the second payroll period after the Company’s receipt of the request or once any trading restrictions are lifted and no further payroll deductions will be made for the duration of the Offering Period. Payroll deductions credited to the Participant’s account prior to the effective date of the request shall be used to purchase shares of Common Stock in accordance with Subsection (e) below. A reduction of the payroll deduction percentage to zero shall be treated as such Participant’s withdrawal from such Offering Period and the Plan, effective as of the day after the next Purchase Date following the filing date of such request with the Company.

(e) All payroll deductions made for a Participant are credited to his or her account under this Plan and are deposited with the general funds of the Company, except to the extent local legal restrictions outside the United States require segregation of such payroll deductions. No interest accrues on the payroll deductions, except to the extent required due to local legal requirements. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions, except to the extent necessary to comply with local legal requirements outside the United States.

(f) On each Purchase Date, so long as this Plan remains in effect and provided that the Participant has not submitted a signed and completed withdrawal form before that date which notifies the Company that the Participant wishes to withdraw from that Offering Period under this Plan and have all payroll deductions accumulated in the account maintained on behalf of the Participant as of that date returned to the Participant, the Company shall apply the funds then in the Participant’s account to the purchase of whole shares of Common Stock reserved under the option granted to such Participant with respect to the Offering Period to the extent that such option is exercisable on the Purchase Date. The Purchase Price per share shall be as specified in Section 8 of this Plan. Any fractional share, as calculated under this Subsection (e), shall be rounded down to the next lower whole share, unless the Committee determines with respect to all Participants that any fractional share shall be credited as a fractional share. Any amount remaining in a Participant’s account on a Purchase Date which is less than the amount necessary to purchase a full share of Common Stock shall be applied to the Participant’s account, without interest (except to the extent necessary to comply with local legal requirements outside the United States). In the event that this Plan has been oversubscribed, all funds not used to purchase shares on the Purchase Date shall be returned to the Participant, without interest (except to the extent required due to local legal requirements outside the United States). No Common Stock shall be purchased on a Purchase Date on behalf of any employee whose participation in this Plan has terminated prior to such Purchase Date, except to the extent required due to local legal requirements outside the United States.

(g) As promptly as practicable after the Purchase Date, the Company shall issue shares for the Participant’s benefit representing the shares purchased upon exercise of his or her option.

(h) During a Participant’s lifetime, his or her option to purchase shares hereunder is exercisable only by him or her. The Participant will have no interest or voting right in shares covered by his or her option until such option has been exercised.

(i) To the extent required by applicable federal, state, local or foreign law, a Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company or any Subsidiary or Affiliate, as applicable, may withhold, by any method permissible under the applicable law, the amount necessary for the Company or Subsidiary or Affiliate, as applicable, to meet applicable withholding obligations, including any withholding required to make available to the Company or Subsidiary or Affiliate, as applicable, any tax deductions or benefits attributable to the sale or early disposition of shares of Common Stock by a Participant. The Company shall not be required to issue any shares of Common Stock under the Plan until such obligations are satisfied.

10. LIMITATIONS ON SHARES TO BE PURCHASED.

(a) Any other provision of the Plan notwithstanding, no Participant shall purchase Common Stock with a Fair Market Value in excess of the following limit:

(i) In the case of Common Stock purchased during an Offering Period that commenced in the current calendar year, the limit shall be equal to (A) $25,000 minus (B) the Fair Market Value of the Common Stock that the Participant previously purchased in the current calendar year (under this Plan and all other employee stock purchase plans of the Company or any parent or Subsidiary of the Company).

(ii) In the case of Common Stock purchased during an Offering Period that commenced in the immediately preceding calendar year, the limit shall be equal to (A) $50,000 minus (B) the Fair Market Value of the Common Stock that the Participant previously purchased (under this Plan and all other employee stock purchase plans of the Company or any parent or Subsidiary of the Company) in the current calendar year and in the immediately preceding calendar year.

(iii) In the case of Common Stock purchased during an Offering Period that commenced two calendar years prior, the limit shall be equal to (A) $75,000 minus (B) the Fair Market Value of the Common Stock that the Participant previously purchased (under this Plan and all other employee stock purchase plans of the Company or any parent or Subsidiary of the Company) in the current calendar year and in the two immediately preceding calendar years.

(b) Initially, a Participant shall not be permitted to purchase more than 5,000 shares on any one Purchase Date. The Committee may, in its sole discretion, set a new maximum number of shares which may be purchased by any employee at any single Purchase Date, which shall then be the Maximum Share Amount for subsequent Offering Periods. If a lower limit is set under this Subsection (b), then all Participants will be notified of such limit prior to the commencement of the next Offering Period for which it is to be effective. If a new Maximum Share Amount is set, then all participants must be notified of such Maximum Share Amount prior to the commencement of the next Offering Period for which it is to be effective. The Maximum Share Amount shall continue to apply with respect to all succeeding Purchase Dates and Offering Periods unless revised by the Committee as set forth above.

(c) If the number of shares to be purchased on a Purchase Date by all employees participating in this Plan exceeds the number of shares then available for issuance under this Plan, then the Company will make a pro rata allocation of the remaining shares in as uniform a manner as shall be reasonably practicable and as the Committee shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares to be purchased under a participant’s option to each participant affected.

(d) Any payroll deductions accumulated in a participant’s account which are not used to purchase stock due to the limitations in this Section 10 shall be returned to the participant as soon as practicable after the end of the applicable Purchase Period, without interest.

(e) If a Participant is precluded by this Subsection (a) from purchasing additional Common Stock under the Plan, then his or her employee contributions may be automatically discontinued by the Company and shall automatically resume at the beginning of the earliest Purchase Period that will end in the next calendar year (if he or she then is an eligible employee), provided that when the Company automatically resumes such payroll deductions, the Company must apply the rate in effect immediately prior to such suspension.

(f) If the number of shares to be purchased on a Purchase Date by all Participants exceeds the number of shares then available for issuance under this Plan, then the Company will make a pro rata allocation of the remaining shares in as uniform a manner as shall be reasonably practicable and as the Committee shall determine to be equitable. In such event, the Company will give notice of such reduction of the number of shares to be purchased under a Participant’s option to each Participant affected.

(g) Any payroll deductions accumulated in a Participant’s account which are not used to purchase stock due to the limitations in this Section 10, and not covered by Section 9(e), shall be returned to the Participant as soon as practicable after the end of the applicable Purchase Period, without interest (except to the extent required due to local legal requirements outside the United States).

11. WITHDRAWAL.

(a) Each Participant may withdraw from an Offering Period under this Plan pursuant to a method specified for such purpose by the Company. Such withdrawal may be elected at any time prior to the end of an Offering Period, or such other time period as specified by the Committee.

(b) Upon withdrawal from this Plan, the accumulated payroll deductions shall be returned to the withdrawn Participant, without interest (except to the extent required due to local legal requirements outside the United States), and his or her interest in this Plan shall terminate. In the event a Participant voluntarily elects to withdraw from this Plan, he or she may not resume his or her participation in this Plan during the same Offering Period, but he or she may participate in any Offering Period under this Plan which commences on a date subsequent to such withdrawal by filing a new authorization for payroll deductions in the same manner as set forth in Section 6 above for initial participation in this Plan.

(c) If the Fair Market Value on the first day of the February 1, 2015 Offering Period under the Company’s Prior Plan in which a participant is enrolled is higher than the Fair Market Value on September 1, 2015, the Company will automatically withdraw such participant from the February 1, 2015 Offering Period under the Company’s Prior Plan in which a participant is enrolled and enroll such participant in the September 1, 2015 Offering Period under this Plan pursuant to Section 9(b) above. Any funds accumulated in the Participant’s account prior to September 1, 2015 will be transferred and applied to the purchase of shares on the first Purchase Date under the September 1, 2015 Offering Period under the Plan.

(d) If the Fair Market Value on the first day of the current Offering Period under the Plan in which a participant is enrolled is higher than the Fair Market Value on the first day of any subsequent Offering Period, the Company will automatically withdraw Participant from such current Offering Period and will automatically enroll such participant in the subsequent Offering Period. Any funds accumulated in a Participant’s account prior to the first day of such subsequent Offering Period will be applied to the purchase of shares on the Purchase Date immediately prior to the first day of such subsequent Offering Period.

12. TERMINATION OF EMPLOYMENT. Termination of a Participant’s employment for any reason, including retirement, death, disability, or the failure of a Participant to remain an eligible employee of the Company or of a Participating Corporation, immediately terminates his or her participation in this Plan. In such event, accumulated payroll deductions credited to the Participant’s account will be returned to him or her or, in the case of his or her death, to his or her legal representative, without interest (except to the extent required due to local legal requirements outside the United States). For purposes of this Section 12, an employee will not be deemed to have terminated employment or failed to remain in the continuous employ of the Company or of a Participating Corporation in the case of sick leave, military leave, or any other leave of absence approved by the Company; provided that such leave is for a period of not more than ninety (90) days or reemployment upon the expiration of such leave is guaranteed by contract or statute. The Company will have sole discretion to determine whether a Participant has terminated employment and the effective date on which the Participant terminated employment, regardless of any notice period or garden leave required under local law.

13. RETURN OF PAYROLL DEDUCTIONS. In the event a Participant’s interest in this Plan is terminated by withdrawal, termination of employment or otherwise, or in the event this Plan is terminated by the Board, the Company shall deliver to the Participant all accumulated payroll deductions credited to such Participant’s account. No interest shall accrue on the payroll deductions of a Participant in this Plan (except to the extent required due to local legal requirements outside the United States).

14. CAPITAL CHANGES. If the number of outstanding shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company, without consideration, then the Committee shall adjust the number and class of Common Stock that may be delivered under the Plan, the Purchase Price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised, and the numerical limits of Sections 2 and 10 shall be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and in compliance with the applicable securities laws; provided that fractions of a share will not be issued.

15. NONASSIGNABILITY. Neither payroll deductions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares under this Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 22 below) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be void and without effect.

16. USE OF PARTICIPANT FUNDS AND REPORTS. The Company may use all payroll deductions received or held by it under the Plan for any corporate purpose, and the Company will not be required to segregate Participant payroll deductions (except to the extent required due to local legal requirements outside the United States). Until shares are issued, a Participant will only have the rights of an unsecured creditor unless otherwise required under local law. Each Participant shall receive promptly after the end of each Purchase Period a report of his or her account setting forth the total payroll deductions accumulated, the number of shares purchased, the per share price thereof and the remaining cash balance, if any, carried forward to the next Purchase Period or Offering Period, as the case may be.

17. NOTICE OF DISPOSITION. Each U.S. taxpayer Participant shall notify the Company in writing if the Participant disposes of any of the shares purchased in any Offering Period pursuant to this Plan if such disposition occurs within the Notice Period. The Company may, at any time during the Notice Period, place a legend or legends on any certificate representing shares acquired pursuant to this Plan requesting the Company’s transfer agent to notify the Company of any transfer of the shares. The obligation of the Participant to provide such notice shall continue notwithstanding the placement of any such legend on the certificates.

18. NO RIGHTS TO CONTINUED EMPLOYMENT. Neither this Plan nor the grant of any option hereunder shall confer any right on any employee to remain in the employ of the Company or any Participating Corporation, or restrict the right of the Company or any Participating Corporation to terminate such employee’s employment.

19. EQUAL RIGHTS AND PRIVILEGES. All eligible employees granted an option under this Plan that is intended to meet the Code Section 423 requirements shall have equal rights and privileges with respect to this Plan or within any separate offering under the Plan so that this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 or any successor provision of the Code and the related regulations. Any provision of this Plan which is inconsistent with Section 423 or any successor provision of the Code, without further act or amendment by the Company, the Committee or the Board, shall be reformed to comply with the requirements of Section 423. This Section 19 shall take precedence over all other provisions in this Plan.

20. NOTICES. All notices or other communications by a Participant to the Company under or in connection with this Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21. TERM; STOCKHOLDER APPROVAL. This Plan will become effective on the Effective Date. This Plan shall be approved by the stockholders of the Company, in any manner permitted by applicable corporate law, within twelve (12) months before or after the date this Plan is adopted by the Board. No purchase of shares that are subject to such stockholder approval before becoming available under this Plan shall occur prior to stockholder approval of such shares and the Board or Committee may delay any Purchase Date and postpone the commencement of any Offering Period subsequent to such Purchase Date as deemed necessary or desirable to obtain such approval (provided that if a Purchase Date would occur more than twelve (12) months after commencement of the Offering Period to which it relates, then such Purchase Date shall not occur and instead such Offering Period shall terminate without the purchase of such shares and Participants in such Offering Period shall be refunded their contributions without interest). This Plan shall continue until the earlier to occur of (a) termination of this Plan by the Board (which termination may be effected by the Board at any time pursuant to Section 25 below), (b) issuance of all of the shares of Common Stock reserved for issuance under this Plan, or (c) the tenth anniversary of the Effective Date under the Plan.

22. DESIGNATION OF BENEFICIARY.

(a) Unless otherwise determined by the Committee, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s account under this Plan in the event of such Participant’s death prior to a Purchase Date. Such form shall be valid only if it was filed with the Company at the prescribed location before the Participant’s death.

(b) Such designation of beneficiary may be changed by the Participant at any time by written notice filed with the Company at the prescribed location before the Participant’s death. In the event of the death of a Participant and in the absence of a beneficiary validly designated under this Plan who is living at the time of such Participant’s death, the Company shall deliver such cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such cash to the spouse or, if no spouse is known to the Company, then to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

23. CONDITIONS UPON ISSUANCE OF SHARES; LIMITATION ON SALE OF SHARES. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or automated quotation system upon which the shares may then be listed, exchange control restrictions and/or securities law restrictions outside the United States, and shall be further subject to the approval of counsel for the Company with respect to such compliance. Shares may be held in trust or subject to further restrictions as permitted by any subplan.

24. APPLICABLE LAW. The Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of Delaware.

25. AMENDMENT OR TERMINATION. The Committee, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Committee, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Purchase Date (which may be sooner than originally scheduled, if determined by the Committee in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 14). If an Offering Period is terminated prior to its previously-scheduled expiration, all amounts then credited to Participants’ accounts for such Offering Period, which have not been used to purchase shares of Common Stock, shall be returned to those Participants (without interest thereon, except as otherwise required under local laws) as soon as administratively practicable. Further, the Committee will be entitled to change the Purchase Periods and Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld or contributed in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the administration of the Plan, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s base salary and other eligible compensation, and establish such other limitations or procedures as the Committee determines in its sole discretion advisable which are consistent with the Plan. Such actions will not require stockholder approval or the consent of any Participants. However, no amendment shall be made without approval of the stockholders of the Company (obtained in accordance with Section 21 above) within twelve (12) months of the adoption of such amendment (or earlier if required by Section 21) if such amendment would: (a) increase the number of shares that may be issued under this Plan; or (b) change the designation of the employees (or class of employees) eligible for participation in this Plan. In addition, in the event the Board or Committee determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board or Committee may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequences including, but not limited to: (i) amending the definition of compensation, including with respect to an Offering Period underway at the time; (ii) altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price; (iii) shortening any Offering Period by setting a Purchase Date, including an Offering Period underway at the time of the Committee’s action; (iv) reducing the maximum percentage of compensation a participant may elect to set aside as payroll deductions; and (v) reducing the maximum number of shares a Participant may purchase during any Offering Period. Such modifications or amendments will not require approval of the stockholders of the Company or the consent of any Participants.

26. CORPORATE TRANSACTIONS. In the event of a Corporate Transaction, the Offering Period for each outstanding right to purchase Common Stock will be shortened by setting a new Purchase Date and will end on the new Purchase Date (unless otherwise specified in the agreement effecting the applicable Corporate Transaction). The new Purchase Date shall occur on or prior to the consummation of the Corporate Transaction, as determined by the Board or Committee, and the Plan shall terminate on the consummation of the Corporate Transaction (unless otherwise specified in the agreement effecting the applicable Corporate Transaction).

27. CODE SECTION 409A; TAX QUALIFICATION.

(a) Options granted under the Plan generally are exempt from the application of Section 409A of the Code. However, options granted to U.S. taxpayers which are not intended to meet the Code Section 423 requirements are intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. Subject to Subsection (b), options granted to U.S. taxpayers outside of the Code Section 423 requirements shall be subject to such terms and conditions that will permit such options to satisfy the requirements of the short-term deferral exception available under Section 409A of the Code, including the requirement that the shares of Common Stock subject to an option be delivered within the short-term deferral period. Subject to Subsection (b), in the case of a Participant who would otherwise be subject to Section 409A of the Code, to the extent the

Committee determines that an option or the exercise, payment, settlement or deferral thereof is subject to Section 409A of the Code, the option shall be granted, exercised, paid, settled or deferred in a manner that will comply with Section 409A of the Code, including Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding the foregoing, the Company shall have no liability to a Participant or any other party if the option that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto.

(b) Although the Company may endeavor to (i) qualify an option for favorable tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan, including Subsection (a). The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants under the Plan.

28. DEFINITIONS.

(a) “Affiliate” means (i) any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company and (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Committee, whether now or hereafter existing.

(b) “Board” shall mean the Board of Directors of the Company.

(c) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(d) “Committee” shall mean the Compensation Committee of the Board that consists exclusively of one or more members of the Board appointed by the Board.

(e) “Common Stock” shall mean the common stock of the Company.

(f) “Company” shall mean Dexcom, Inc..

(g) “Corporate Transaction” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(h) “Effective Date” shall mean the date on which the Company obtains the stockholder approval pursuant to Section 21.

(i) “Fair Market Value” shall mean, as of any date, the value of a share of Common Stock determined as follows:

(1) if such Common Stock is then quoted on the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market (collectively, the “Nasdaq Market”), its closing price on the Nasdaq Market on the date of determination, or if there are no sales for such date, then the last preceding business day on which there were sales, as reported in The Wall Street Journal or such other source as the Board or the Committee deems reliable; or

(2) if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal or such other source as the Board or the Committee deems reliable; or

(3) if such Common Stock is publicly traded but is neither quoted on the Nasdaq Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal or such other source as the Board or the Committee deems reliable; and

(4) if none of the foregoing is applicable, by the Board or the Committee in good faith.

(j) “Notice Period” shall mean within two (2) years from the Offering Date or within one (1) year from the Purchase Date on which such shares were purchased.

(k) “Offering Date” shall mean the first business day of each Offering Period. However, for the initial Offering Period the Offering Date shall be the Effective Date.

(l) “Offering Period” shall mean a period with respect to which the right to purchase Common Stock may be granted under the Plan, as determined by the Committee pursuant to Section 5(a).

(m) “Parent” shall have the same meaning as “parent corporation” in Sections 424(e) and 424(f) of the Code.

(n) “Participant” shall mean an eligible employee who meets the eligibility requirements set forth in Section 4 and who is either automatically enrolled in the initial Offer Period or who elects to participate in this Plan pursuant to Section 6(b).

(o) “Participating Corporation” shall mean any Parent, Subsidiary or Affiliate that the Committee designates from time to time as eligible to participate in this Plan, provided, however, that employees of Affiliates that are designated for participation may be granted only options that do not intend to comply with the Code Section 423 requirements.

(p) “Plan” shall mean this Dexcom, Inc. 2015 Employee Stock Purchase Plan.

(q) “Purchase Date” shall mean the last business day of each Purchase Period.

(r) “Purchase Period” shall mean a period during which contributions may be made toward the purchase of Common Stock under the Plan, as determined by the Committee pursuant to Section 5(b).

(s) “Purchase Price” shall mean the price at which Participants may purchase shares of Common Stock under the Plan, as determined pursuant to Section 8.

(t) “Subsidiary” shall have the same meaning as “subsidiary corporation” in Sections 424(e) and 424(f) of the Code.

DEXCOM, INC 6340 Sequence Drive SAN DIEGO, CA 92121

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KEEP THIS PORTION FOR YOUR RECORDS

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THIS    PROXY    CARD    IS    VALID     ONLY    WHEN    SIGNED    AND    DATED.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors	For	Against	Abstain
	1a. Terrance H. Gregg	☐	☐	☐
	1b. Kevin Sayer	☐	☐	☐
	1c. Nicholas Augustinos	☐	☐	☐
The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.		For	Against	Abstain
2.	To ratify the selection by the audit committee of our Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.	☐	☐	☐
3.	Advisory resolution to approve executive compensation.	☐	☐	☐
4.	To approve our 2015 Equity Incentive Plan.	☐	☐	☐
5.	To approve our 2015 Employee Stock Purchase Plan.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here.				☐
(see reverse for instructions)		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000238566_1       R1.0.0.51160

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DEXCOM, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 28, 2015 AT 2:00 P.M.

The undersigned hereby appoints Kevin Sayer and Jess Roper, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of DEXCOM, INC. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 2:00 P.M., PDT on May 28, 2015, at DexCom’s facilities at 6310 Sequence Drive, San Diego, California, and any adjournment or postponement thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. WHERE NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ON THE REVERSE SIDE OF THIS PROXY, “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015, “FOR” APPROVAL ON A NON-BINDING ADVISORY BASIS OF THE COMPENSATION OF OUR EXECUTIVE OFFICERS, “FOR” APPROVAL OF OUR 2015 EQUITY INCENTIVE PLAN, AND “FOR” APPROVAL OF OUR 2015 EMPLOYEE STOCK PURCHASE PLAN AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENT OR ADJOURNMENT OF THE ANNUAL MEETING. THE UNDERSIGNED HEREBY REVOKES ANY OTHER PROXY OR PROXIES HERETOFORE GIVEN TO VOTE OR ACT WITH RESPECT TO THE SHARES OF COMMON STOCK OF THE COMPANY HELD BY THE UNDERSIGNED.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side

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